As filed with the Securities and Exchange Commission on March 21, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEXCORE COMPANIES LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	6500	80-0898808
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Code Classification Number)	(I.R.S. Employer Identification Number)

1621 18th Street, Suite 250

Denver, Colorado 80202

(303) 244-0700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert E. Lawless

Chief Financial Officer

NexCore Healthcare Capital Corp

1621 18th Street, Suite 250

Denver, Colorado 80202

Telephone: (303) 244-0700

Fax: (303) 244-0720

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James C. Creigh

Kutak Rock LLP

The Omaha Building

1650 Farnam Street

Omaha, Nebraska 68102

Telephone: (402) 346-6000

Fax: (402) 346-1148

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and the share exchange is consummated.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Units	5,055,000	$3.60	$18,198,000	$2482.21

(1)	Represents the estimated aggregate number of Common Units to be issued in connection with the proposed share exchange described herein.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the bid and asked price for the common stock, par value $0.001 per share, of NexCore Healthcare Capital Corp on March 15, 2013, as reported on the OTC Bulletin Board.
(3)	Computed in accordance with Rule 457 and Section 6(b) under the Securities Act by multiplying (a) the proposed maximum aggregate offering price for all securities to be registered calculated as described in note (2) by (b) 0.00013640.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

NEXCORE COMPANIES LLC

PROSPECTUS

Exchange of outstanding Common Stock of NexCore Healthcare Capital Corp and

outstanding Class B Units of NexCore Real Estate LLC

for

Common Units of NexCore Companies LLC

As used herein any reference to “we,” “our” and “us” refers to NexCore Companies LLC, NexCore Healthcare Capital Corp, NexCore Real Estate LLC and their subsidiaries on a consolidated basis except where the context otherwise requires.

NexCore Companies LLC (“HoldCo” or the “Company”) is a newly-formed company that will serve as the parent holding company of NexCore Healthcare Capital Corp (“NexCore Healthcare”) and NexCore Real Estate LLC (“NexCore Real Estate”) after the completion of the reorganization of NexCore Healthcare and its subsidiaries (the “Reorganization”). The first step of the Reorganization was completed in December 2012 when NexCore Healthcare formed NexCore Real Estate as a 90% owned subsidiary of NexCore Healthcare, and the real estate interests then held by NexCore Healthcare were contributed to NexCore Real Estate in exchange for 90% of the outstanding Class A Units and 90% of the outstanding Class B Units of NexCore Real Estate. Shortly thereafter, the Class B Units of NexCore Real Estate held by NexCore Healthcare (the “Companion Units”) were distributed pro rata to all of the then existing stockholders of NexCore Healthcare. This prospectus relates to the next step of the Reorganization which involves the issuance of HoldCo Common Units (the “HoldCo Units” or the “Common Units”) in exchange for the contribution to HoldCo (i) of the shares of NexCore Healthcare common stock (the “NexCore Stock” or the “Common Stock”) held by the stockholders of NexCore Healthcare and (ii) the Companion Units held by the members of NexCore Real Estate.

In connection with the Reorganization, we expect that the holders of approximately 98% of the outstanding shares of NexCore Stock (the “Participating Holders”) will contribute all of their shares of NexCore Stock and their Companion Units to HoldCo in exchange for HoldCo Units on the basis described below and pursuant to a contribution agreement (the “Contribution Agreement”). The Companion Units are subject to a “drag-along” provision under the Operating Agreement of NexCore Real Estate (the “Subsidiary Operating Agreement”) which provides that if the members of NexCore Real Estate who own more than 70% of the Companion Units approve certain transactions, then such members may require all other members of NexCore Real Estate to also contribute their Companion Units for the same consideration per Companion Unit and on the same terms and conditions applicable to the Participating Holders. The Participating Holders collectively own more than 70% of the Companion Units and we expect them to exercise their right to require all of the other members of NexCore Real Estate to also contribute their Companion Units on the terms and conditions provided in this prospectus. We use the term “Securities Exchange” to refer to the contributions pursuant to the drag along provisions described above and pursuant to the Contribution Agreement.

Although the Companion Units were originally issued to all of the holders of NexCore Stock, the NexCore Stock has traded independently of the Companion Units since the time of issuance of the Companion Units. As a result, some holders involved in the exchange will hold NexCore Stock and Companion Units, some will only hold NexCore Stock, and some will only hold Companion Units. Investors will exchange their NexCore Stock and Companion Units for HoldCo Units. For those investors owning both NexCore Stock and Companion Units, due to an implied 1-to-10 reverse split, every ten (10) shares of NexCore Stock combined with ten (10) Companion Units will be exchanged for one (1) HoldCo Unit. For those investors owning only NexCore Stock, the exchange ratio will be based upon the average closing price of the NexCore Stock as indicated on the Over-The-Counter (“OTC”) Bulletin Board for the 30-day period prior to the closing date of the Securities Exchange. Based upon this calculation as of March 1, 2013 and an implied 1-to-10 reserve stock split, we estimate the exchange ratio will be one (1) HoldCo Unit for every ten and sixty-eight one-hundredths (10.68) shares of NexCore Stock exchanged (the “Stock Conversion Ratio”). For those investors owning only Companion Units, the exchange ratio will be based upon a value of $0.02 per Companion Unit. Based upon this calculation as of March 1, 2013 and an implied 1-to-10 reverse split, we estimate the exchange ratio will be one (1) HoldCo Unit for every one hundred fifty-six and fifty-eight one-hundredths (156.58) Companion Units exchanged (the “Unit Conversion Ratio”).

i

As of March 1, 2013 and based upon the calculations and exchange ratios above, we anticipate an aggregate of approximately 5,055,000 HoldCo Units to be issued in exchange for the NexCore Stock and the Companion Units that are expected to be outstanding at closing.

For each NexCore Healthcare stock option outstanding (which also provides for the purchase of a corresponding number of Companion Units) immediately prior to the closing of the Securities Exchange, HoldCo will issue a replacement HoldCo option (subject to a 1-to-10 reverse split) to purchase a corresponding number of HoldCo Units with an exercise price and an exercise period per HoldCo Unit identical to that in the applicable NexCore Healthcare stock option.

After the closing of the Securities Exchange, the HoldCo Board intends to complete the Reorganization by effecting a merger of HoldCo Merger Sub LLC, a to-be-formed wholly-owned subsidiary of HoldCo (the “Merger Sub”), with and into NexCore Healthcare with NexCore Healthcare remaining as the surviving entity (the “Merger”). As a result of the Merger, NexCore Healthcare will become a 100% owned subsidiary of HoldCo and the former stockholders of NexCore Healthcare will receive the same consideration in the Merger they would have received if they had contributed their shares pursuant to the Contribution Agreement.

NexCore Stock is quoted on the OTC Bulletin Board under the symbol “NXCR.” On March 7, 2013, the last reported sale price of the NexCore Stock on the OTC Bulletin Board was $0.28 per share. The Companion Units are not quoted and do not trade.

This prospectus constitutes a written notice from NexCore Healthcare to the current and former stockholders of NexCore Healthcare that the Participating Holders have agreed to exchange their shares of NexCore Stock and Companion Units for HoldCo Units and have triggered the “drag-along” provision in the Subsidiary Operating Agreement.

We are not asking you for a proxy or consent, and you are requested not to send us a proxy.

Please see “Risk Factors” beginning on page 10 for a discussion of matters relating to holding Common Units of HoldCo.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Common Units to be issued by

HoldCo under this prospectus or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March     , 2013.

IMPORTANT

This document constitutes a prospectus of HoldCo for the HoldCo Units that HoldCo will issue to NexCore Healthcare stockholders and NexCore Real Estate members in the exchange of securities. As permitted under SEC rules, this prospectus incorporates important business and financial information about NexCore Healthcare that is contained in documents filed with the SEC and that is not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the SEC website at www.sec.gov, as well as other sources. See “Where You Can Find More Information” beginning on page 57. You may also obtain copies of these documents, without charge, from NexCore Healthcare by writing, calling or emailing:

Investor Relations

NexCore Healthcare Capital Corp

1621 18th Street, Suite 250

Denver, Colorado 80202

Telephone: (303) 244-0700

info@nexcoregroup.com

In order to obtain delivery of these documents prior to completion of the Securities Exchange, you should request such documents no later than                         , 2013.

Except as the context otherwise requires, references to “us,” “we” or “our” refer collectively to both HoldCo and NexCore Healthcare and each company’s subsidiaries and parent companies.

In “Questions and Answers About the Securities Exchange” below and in the “Summary” beginning on page 3, we highlight selected information from this prospectus, but we have not included all of the information that may be important to you. To better understand the Securities Exchange, you should carefully read this entire prospectus, including the annexes, as well as the documents that NexCore Healthcare has incorporated by reference into this prospectus that are on file with the SEC. See “Where You Can Find More Information” on page 57.

This prospectus is dated March     , 2013. You should assume that the information contained herein is accurate only as of such date. You also should assume that the annexes or other documents filed by NexCore Healthcare with the SEC are accurate as of the date of each such document. Neither the mailing of this prospectus to the NexCore stockholders and NexCore Real Estate members, nor the issuance of HoldCo Units in connection with the Securities Exchange will create any implication that there has been no change in the affairs of NexCore Healthcare or HoldCo since the date of this prospectus or that the information in this prospectus or in the documents incorporated herein by reference is correct as of any time subsequent to the date hereof or the dates thereof.

Annex A	Operating Agreement of NexCore Companies LLC
Annex B	Consolidated Financial Statements of NexCore Healthcare Capital Corp for the years ended December 31, 2011 and 2010
Annex C	Consolidated Financial Statements of NexCore Healthcare Capital Corp for the nine months ended September, 30, 2012 and 2011

You should rely only on the information contained in this document. We have not authorized anyone to provide you with additional or different information from that contained in this prospectus. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, any securities, in any jurisdiction to or from any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

v

QUESTIONS AND ANSWERS ABOUT THE SECURITIES EXCHANGE

Q:	WHAT IS THE PROPOSED TRANSACTION?

A:	HoldCo is a newly-formed company that will serve as the parent holding company of NexCore Healthcare and NexCore Real Estate after the Reorganization. The proposed transaction relates to the next step of the Reorganization which involves the issuance of HoldCo Units in exchange for the contribution to HoldCo of (i) the shares of NexCore Stock held by the stockholders of NexCore Healthcare, and (ii) the Companion Units held by the members of NexCore Real Estate. For those investors owning both NexCore Stock and Companion Units, due to an implied 1-to-10 reverse split, every ten (10) shares of NexCore Stock combined with ten (10) Companion Units will be exchanged for one (1) HoldCo Unit. For investors owning only NexCore Stock or only Companion Units, as of March 1, 2013, we estimate the Stock Conversion Ratio will be one (1) HoldCo Unit for every ten and sixty-eight one-hundredths (10.68) shares of NexCore Stock exchanged and the Unit Conversion Ratio will be one (1) HoldCo Unit for every one hundred fifty-six and fifty-eight one-hundredths (156.58) Companion Units exchanged. Fractional shares and units will be cashed out based upon the Stock Conversation Ratio and the Unit Conversion Ratio, which as of March 1, 2013, would result in an estimated price of $0.34 per share of NexCore Stock and $0.02 per Companion Unit.

Q:	WHY ARE THE THREE COMPANIES PROPOSING THE SECURITIES EXCHANGE?

A:	The board of directors of NexCore Healthcare determined that the Reorganization would improve our structural flexibility and access to capital because many real estate investors are accustomed to investing in tax partnerships and are often unwilling to invest in corporate entities. By moving toward a tax partnership structure, we expect that additional real estate investors may be willing to invest in HoldCo and its subsidiaries. In addition, the holding company structure will provide a more focused approach to management with a separation of the services business conducted by NexCore Healthcare, which is expected to facilitate healthcare consulting, advisory and development services, property and asset management and leasing activities, from the real property ownership business conducted by NexCore Real Estate, which is expected to acquire, develop and own healthcare real estate. Potential investors and capital partners could choose to invest solely in the services business, the real estate business, or the combined holding company. In addition, we expect the holding company structure resulting from the Securities Exchange will improve our tax position because our net rental revenues will no longer be subject to entity level tax when at the NexCore Real Estate level.

To review the reasons for the Securities Exchange, please see “The Securities Exchange—Reasons for the Securities Exchange” beginning on page 22.

Q:	DO I NEED TO APPROVE THE SECURITIES EXCHANGE?

A:	No. No stockholder or member vote is required.

Q:	DO I HAVE DISSENTER’S RIGHTS OR APPRAISAL RIGHTS?

A:	In connection with the Securities Exchange contemplated in this prospectus, neither the stockholders of NexCore Healthcare nor the members of NexCore Real Estate are entitled to dissenter’s or appraisal rights under Delaware law.

Q:	WILL NEXCORE HEALTHCARE STOCKHOLDERS AND NEXCORE REAL ESTATE MEMBERS BE ABLE TO TRADE THE HOLDCO UNITS THAT THEY RECEIVE PURSUANT TO THE SECURITIES EXCHANGE?

A:	Yes. The HoldCo Common Units issued pursuant to the Securities Exchange will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and are expected to be listed on the Over-the-Counter Bulletin Board under the symbol “NXCR.” All HoldCo Common Units that you receive in the Securities Exchange will be freely transferable (other than those owned by HoldCo affiliates and not subject to the Lock-Up Agreement). For more information on HoldCo members’ ability to trade HoldCo Common Units received in the Securities Exchange see “Units Eligible for Future Sale” on page 56.

Q:	SHOULD I SEND MY STOCK CERTIFICATE TO HOLDCO NOW?

A:	No. After the Securities Exchange is completed, you will receive written instructions and a letter of transmittal for exchanging your NexCore Stock and Companion Units for HoldCo Units.

Q:	WHAT WILL HAPPEN TO MY NEXCORE HEALTHCARE OPTIONS IN THE SECURITIES EXCHANGE?

A:	For each NexCore Healthcare stock option outstanding immediately prior to the closing of the Securities Exchange, HoldCo will issue a replacement HoldCo option to purchase a corresponding number of HoldCo Units (subject to a 1-to-10 reverse split) with an exercise price and an exercise period per HoldCo Unit identical to that in the applicable NexCore Healthcare stock option. See “The Securities Exchange—NexCore Healthcare Stock Options” on page 22.

Q:	WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE SECURITIES EXCHANGE?

A:	The Securities Exchange generally will not be a taxable transaction for U.S. federal income tax purposes to U.S. holders of NexCore Stock and Companion Units. You should consult your tax advisor for a full understanding of the particular tax consequences of the Securities Exchange. For a more detailed description of the tax consequences of the exchange of NexCore Stock and Companion Units for HoldCo Common Units in the Securities Exchange, see “Material U.S. Federal Income Tax Consequences of the Securities Exchange and the Merger” beginning on page 43.

Q:	WHEN DO YOU EXPECT THE SECURITIES EXCHANGE TO BE COMPLETED?

A:	Subject to the satisfaction of a number of conditions, we will complete the Securities Exchange following the date on which the last of the conditions to closing set forth in the Contribution Agreement are fulfilled or waived. We currently anticipate the closing of the Securities Exchange to occur in the second quarter of 2013.

Q:	WHERE CAN I FIND MORE INFORMATION ABOUT HOLDCO AND NEXCORE HEALTHCARE?

A:	More information about HoldCo and NexCore Healthcare is available from the sources described under “Where You Can Find More Information” on page 57 of this prospectus. Additional information about NexCore Healthcare may be obtained from its Internet website at www.nexcoregroup.com. Information on the NexCore Healthcare website is not a part of this prospectus.

Q:	WHOM SHOULD I CONTACT IF I HAVE ADDITIONAL QUESTIONS?

A:	If you have additional questions, please contact Investor Relations at NexCore Companies LLC, 1621 18th Street, Suite 250, Denver, Colorado, 80202, telephone number (303) 244-0700.

Q:	ARE THERE RISKS ASSOCIATED WITH THE SECURITIES EXCHANGE?

A:	Yes. You should read the section entitled “Risk Factors” beginning on page 10.

SUMMARY

The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To better understand the Securities Exchange, you should carefully read this entire document and the other documents to which this document refers you. See “Where You Can Find More Information” on page 57.

The Companies (See Page 33)

NexCore Companies LLC

1621 18th Street, Suite 250

Denver, Colorado 80202

Telephone: (303) 244-0700

NexCore Companies LLC, or HoldCo, is a newly-formed Delaware limited liability company that will serve as the parent holding company of NexCore Healthcare Capital Corp, or NexCore Healthcare, and NexCore Real Estate LLC, or NexCore Real Estate, after the completion of the Reorganization. To date HoldCo has not had any operations. After the closing of the Securities Exchange, HoldCo is expected to conduct its operations primarily through NexCore Healthcare and NexCore Real Estate.

NexCore Healthcare Capital Corp

1621 18th Street, Suite 250

Denver, Colorado 80202

Telephone: (303) 244-0700

NexCore Healthcare Capital Corp, or NexCore Healthcare, a Delaware corporation, has been the primary operating company for the business conducted by the companies involved in the Reorganization. NexCore Healthcare provides, directly and indirectly, comprehensive healthcare solutions to hospitals, healthcare systems and physician partners across the United States by providing a full spectrum of strategic and operational consulting, development, acquisition, financing, leasing and asset and property management services within the healthcare industry. NexCore Healthcare primarily focuses on serving and advising its clients with planning and developing outpatient service facilities that target operational efficiencies and lower the cost of delivering healthcare services. NexCore Healthcare has historically been active in a wide range of healthcare project types, including medical office buildings, medical services buildings, outpatient centers of excellence, freestanding emergency departments, wellness centers and multi-specialty and single-specialty physician group facilities.

For the twelve months ended December 31, 2011, NexCore Healthcare generated revenues of approximately $10.6 million and operating income of $990,189. For the nine months ended September 30, 2012, NexCore Healthcare generated revenues of approximately $6.0 million and operating income of $52,461.

NexCore Real Estate LLC

1621 18th Street, Suite 250

Denver, Colorado 80202

Telephone: (303) 244-0700

NexCore Real Estate LLC, or NexCore Real Estate, is a Delaware limited liability company that was formed in December 2012 as a 90% owned subsidiary of NexCore Healthcare. After the formation of NexCore Real Estate, NexCore Healthcare contributed all of its real estate interests to NexCore Real Estate in exchange for Class A Units and Class B Units of NexCore Real Estate. Shortly thereafter the Class B Units, or the Companion Units, of NexCore Real Estate that were held by NexCore Healthcare were distributed pro rata to all of the then existing stockholders of NexCore Healthcare. To date NexCore Real Estate has not had any operations other than holding the real estate interests contributed by NexCore Healthcare.

The Securities Exchange (See Page 22)

At the closing of the Securities Exchange, those investors owning both NexCore Stock and Companion Units, due to an implied 1-to 10 reverse split, will receive one (1) HoldCo Unit for every ten (10) shares of NexCore Stock combined with ten (10) Companion Units. For those investors owning only NexCore Stock, the exchange ratio will be based upon the average closing price of the NexCore Stock as indicated on the Over-The-Counter (“OTC”) Bulletin Board for the 30-day period prior to the closing date of the Securities Exchange. Based upon this calculation as of March 1, 2013 and an implied 1-

to-10 reserve stock split, we estimate the exchange ratio will be one (1) HoldCo Unit for every ten and sixty-eight one-hundredths (10.68) shares of NexCore Stock exchanged (the “Stock Conversion Ratio”). For those investors owning only Companion Units, the exchange ratio will be based upon a value of $0.02 per Companion Unit (prior to the reverse split). Based upon this calculation as of March 1, 2013 and an implied 1-to-10 reverse unit split, we estimate the exchange ratio will be one (1) HoldCo Unit for every one hundred fifty-six and fifty-eight one-hundredths (156.58) Companion Units exchanged (the “Unit Conversion Ratio”). Fractional shares and units will be cashed out based upon the Stock Conversation Ratio and the Unit Conversion Ratio, which as of March 1, 2013, would result in an estimated price of $0.34 per share of NexCore Stock and $0.02 per Companion Unit.

Following the completion of the Securities Exchange, our structure will be as follows:

(1) NexCore Partners Inc is owned by the Company’s Chief Executive Officer, Chief Investment Officer and Chief Operating Officer.

(2) The Company’s Chief Executive Officer and Chief Investment Officer own 3.0% of NH Development Holdings LLC.

(3) Based upon initial investment dollars.

(4) Equity Participation LLC’s 16.2% represents only an interest in future profits of NexCore Development LLC.

The Operating Agreement of HoldCo (See Page 53)

A copy of the HoldCo Operating Agreement is attached to this prospectus as Annex A. We encourage you to read the Operating Agreement of HoldCo in its entirety.

Beneficial Ownership (See Page 24)

As of February 1, 2013, our directors, executive officers and largest shareholders beneficially owned an aggregate of 49,772,447 shares of NexCore Healthcare Common Stock, totaling approximately 98.4% of the total number of outstanding shares.

For additional details about these financial interests, please see “Beneficial Ownership” on page 24.

Interests of Certain Persons in the Securities Exchange (See Page 23)

Some of our directors and executive officers may have financial interests in the Securities Exchange that are different from, or in addition to, the interests of NexCore Healthcare stockholders generally.

For additional details about this beneficial ownership, please see “The Securities Exchange—Interests of Certain Persons in the Securities Exchange” beginning on page 23.

Material United States Federal Income Tax Consequences of the Securities Exchange and the Merger (See Page 43)

The Securities Exchange generally will not be a taxable transaction for U.S. federal income tax purposes to U.S. holders of NexCore Healthcare Common Stock and NexCore Real Estate Companion Units. For a more detailed description of the tax consequences of the Securities Exchange, see “Material U.S. Federal Income Tax Consequences of the Securities Exchange and the Merger” beginning on page 43.

Tax matters are very complicated. The tax consequences of the Securities Exchange to you will depend on your own situation. We urge you to consult your own tax advisor for a full understanding of the U.S. federal, state, local and foreign tax consequences of the Securities Exchange to you.

HoldCo Market Listing

HoldCo Units are expected to trade under the symbol NXCR.OB on the Over-the-Counter (“OTC”) Bulletin Board. A unitholder may find it difficult to dispose of or obtain accurate quotations about the HoldCo Units. Trading in our Common Units on the OTC Bulletin Board is expected to be limited and sporadic and the quotations may not be indicative of actual market conditions or the value of our Common Units. In addition, such quotations, in all likelihood, will not be based upon any recognized criteria of securities valuation as used within the investment banking community.

Regulatory Approvals Required for the Securities Exchange

Except with respect to the SEC’s review of the registration statement that incorporates this prospectus, HoldCo is not aware of any regulatory approvals that must be obtained with respect to the Securities Exchange.

Accounting Treatment of the Securities Exchange (See Page 23)

The exchange of NexCore Stock and Companion Units for HoldCo Common Units will be treated as an exchange between entities under common control for accounting purposes. As such, the assets and liabilities of the Company will continue to be recorded at their historical carrying amounts.

Dividend Practices (See Page 9)

NexCore HealthCare does not have a history of paying regular dividends on its Common Stock. It paid a special dividend of $0.01 per share on February 18, 2013 to stockholders of record on February 4, 2013. In accordance with its Operating Agreement and subject to Cash Available for Distribution as therein defined, HoldCo anticipates making periodic distributions on its Common Units in an amount that will allow its members to pay income taxes attributable to the income that will be allocated to them.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The summary below sets forth selected historical financial data for NexCore Healthcare. This data should be read in conjunction with NexCore Healthcare’s consolidated historical financial statements and related notes included in NexCore Healthcare’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the period ended September 30, 2012. See “Where You Can Find More Information.”

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2012	2011	2011	2010
	(unaudited)
Statement of operations data:
Total revenue	$6,028,758	$4,175,187	$10,579,351	$6,507,171
Income (loss) from operations	52,461	(1,684,258)	990,189	50,351
Consolidated net income (loss)	516,859	(1,695,957)	1,001,605	52,243
Net (income) loss attributable to noncontrolling interests	(61,906)	160,084	(112,994)	116,570
Net income (loss) attributable to common stockholders	454,953	(1,535,873)	888,611	168,813
Earnings per common share:
Basic income (loss) per common share	$0.01	$(0.03)	$0.02	$0.01
Diluted income (loss) per common share	$0.01	$(0.03)	$0.02	$0.01
Cash dividends declared per common share	$—	$—	$—	$—
Weighted average common shares outstanding:
Basic	49,455,841	49,455,841	49,455,841	31,169,768

Diluted	51,822,884	49,455,841	50,776,890	31,273,197

Balance sheet data:
Total assets	$9,992,915	$7,005,805	$10,974,288	$15,600,198
Total liabilities	794,750	657,021	1,895,008	7,624,761
Total stockholders’ equity	8,738,646	6,214,275	8,671,693	7,680,844
Noncontrolling interests	459,519	134,509	407,587	294,593

COMPARATIVE STOCK PRICES AND DIVIDENDS

NexCore Healthcare Common Stock trades under the symbol NXCR.OB on the Over-the-Counter (“OTC”) Bulletin Board. Because we trade on the OTC Bulletin Board, a stockholder may find it difficult to dispose of or obtain accurate quotations as to the price of our securities. Trading in our Common Stock on the OTC Bulletin Board has been limited and sporadic and the quotations set forth below are not necessarily indicative of actual market conditions. Further, these quotations reflect inter-dealer prices without retail mark-up, mark-down, or commission, and may not necessarily reflect actual transactions. Such quotes are not necessarily representative of actual transactions or of the value of NexCore Healthcare Common Stock, and are in all likelihood not based upon any recognized criteria of securities valuation as used in the investment banking community. In addition, The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure related to the market for penny stocks and for trades in any stock defined as a penny stock.

The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share of NexCore Healthcare Common Stock.

Quarter Ended in 2012:	High	Low
December 31	$0.60	$0.40
September 30	$0.45	$0.40
June 30	$0.69	$0.45
March 31	$0.68	$0.03

Quarter Ended in 2011:	High	Low
December 31	$0.70	$0.03
September 30	$0.70	$0.51
June 30	$1.01	$0.70
March 31	$1.49	$1.01

On March 7, 2013, the closing price of our Common Stock in the OTC Bulletin Board was $0.28 per share. As of March 15, 2013, 50,571,674 shares of our Common Stock were outstanding and the number of holders of record of our Common Stock at that date was 128. The number of holders does not include individuals or entities who beneficially own shares but whose shares are held of record by a broker or clearing agency, but does include each such broker or clearing agency as one recordholder.

NexCore HealthCare does not have a history of paying regular dividends on its Common Stock. It paid a special dividend of $0.01 per share on February 18, 2013 to stockholders of record on February 4, 2013. Going forward, in accordance with its Operating Agreement and subject to Cash Available for Distribution as therein defined, HoldCo anticipates making periodic distributions on its Common Units in an amount that will allow its members to pay income taxes attributable to the income that will be allocated to them.

RISK FACTORS

As a result of the Securities Exchange contemplated in this prospectus, HoldCo will become the parent company of NexCore Healthcare and NexCore Real Estate and will be subject to the following risks related to the businesses of NexCore Healthcare and NexCore Real Estate. In addition to the risks described below, HoldCo, NexCore Healthcare and/or NexCore Real Estate will continue to be subject to the risks described in the documents that NexCore Healthcare has filed with the SEC that are incorporated by reference into this prospectus. If any of the risks described below or in the documents incorporated by reference into this prospectus actually occur, the business, financial condition, results of operations or cash flows of HoldCo, NexCore Healthcare and/or NexCore Real Estate could be materially adversely affected. The risks below should be considered along with the other information included or incorporated by reference into this prospectus.

Risks Related to the Securities Exchange

The participating companies may not realize any benefits from the Reorganization.

NexCore Healthcare entered into the Reorganization with the expectation that it will result in benefits to HoldCo and its subsidiaries and affiliates, including NexCore Healthcare and NexCore Real Estate, as described in “The Securities Exchange” beginning on page 22. Achieving the benefits of the Securities Exchange will depend in part on the successful separation of management of the services and real estate ownership operations in a timely and efficient manner. Such separation could be a complex and time-consuming process. The Securities Exchange and resulting separation of operations is likely to require significant time and attention of management for each company that would otherwise be focused on ongoing operations and could negatively affect the companies’ ability to operate after the Securities Exchange. HoldCo cannot assure its members that any of the anticipated benefits of the Securities Exchange will be realized, and the failure to do so could have a material adverse effect on HoldCo’s business.

The market price of HoldCo Units may decline as a result of the Securities Exchange.

The market price of HoldCo Units may decline as a result of the Securities Exchange if the separation of management of the services and real estate ownership operations is unsuccessful or takes longer than expected, the perceived benefits of the Securities Exchange are not achieved as rapidly or to the extent anticipated by financial analysts or investors, or the effect of the Securities Exchange on HoldCo’s financial results is not consistent with the expectations of financial analysts or investors.

HoldCo’s management may be required to dedicate significant time and effort to the Reorganization which could divert their attention from other business concerns.

It is possible that the Reorganization could result in the diversion of HoldCo’s management’s attention, the disruption or interruption of, or the loss of momentum in, HoldCo’s ongoing business or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect HoldCo’s ability to achieve the anticipated benefits of the Reorganization, or could reduce the earnings or otherwise adversely affect HoldCo’s business and financial results.

NexCore Healthcare stockholders and NexCore Real Estate members will have different rights with respect to their stockholdings and unitholdings, respectively, following the Securities Exchange.

Upon consummation of the Securities Exchange, the NexCore Healthcare stockholders, who presently hold stock in a public Delaware corporation, will become members of HoldCo, a public Delaware limited liability company, and the NexCore Real Estate members, who presently hold Companion Units in a private Delaware limited liability company, will become members of HoldCo, a public Delaware limited liability company. There are differences between the rights of stockholders of public corporations and the rights of members of private limited liability companies as compared to the rights of members of public limited liability companies. There are also differences between the rights of NexCore Healthcare stockholders under the NexCore Healthcare governing documents and the rights of NexCore Real Estate members under the NexCore Real Estate governing documents as compared to the rights of HoldCo members under the HoldCo governing documents.

Risks Related to HoldCo

We may not be profitable in the future.

The healthcare advisory and development business is cyclical, so it is difficult for us to accurately forecast our quarterly and annual revenue. Most of our expenses are fixed in the short term or incurred in advance of anticipated revenue. As a result, we may not be able to decrease our expenses in a timely manner to offset any revenue shortfall.

We will need additional capital in the future, but it may not be available to us on acceptable terms or at all.

In order to continue adding new healthcare projects, we will need additional debt and equity capital. Additional capital may not be available to us on acceptable terms or at all. We expect to rely principally upon our ability to raise capital (debt and equity) from third party lenders and investors, the success of which cannot be guaranteed.

We may not be able to manage our growth.

We hope to experience growth which, if achieved, may stretch our managerial, operational and financial systems. To accommodate our current size and manage growth, we intend to continue to improve our financial and operational systems.

Our quarterly operating results may fluctuate.

Our quarterly operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control, including without limitation: the demand for our services and properties; the amount and timing of capital expenditures and other costs relating to our healthcare projects; price competition or pricing changes in the industry; technical or regulatory difficulties; general economic conditions; and economic conditions specific to the healthcare industry. Our quarterly results may also be significantly impacted by the accounting treatment of our service contracts, development projects, acquisitions, financing transactions or other matters. At our current size, such accounting treatment can have a material impact on the results for any quarter.

Recent adverse macroeconomic and business conditions may continue.

The United States has undergone and may continue to experience a prolonged recession that has been marked by pervasive and fundamental disruptions in the financial markets. Continued concerns regarding the uncertainty of whether the U.S. economy will be adversely affected by inflation, deflation or stagflation and the systemic impact of increased unemployment, volatile energy costs, geopolitical issues, sovereign debt, currency fluctuations, the availability and cost of credit, the U.S. mortgage market and a severely distressed real estate market have contributed to increased market volatility and weakened business activity. The United States may not experience a sustained recovery and could suffer pronounced instability and decreased economic activity for an extended period of time. Our operations are sensitive to changes in overall economic conditions that impact our clients and tenants, including, among other things, increased bad debts due to such recessionary pressures.

We may face adverse economic or other conditions in the geographic markets in which we conduct business.

Our operating results depend upon our ability to pre-lease and lease our projects. Adverse economic or other conditions in the geographic markets in which we operate, including without limitation periods of economic slowdown or recession, industry slowdowns, periods of deflation, relocation of businesses, changing demographics, earthquakes and other natural disasters, fires, terrorist acts, civil disturbances or acts of war and other man-made disasters which may result in uninsured or underinsured losses, and changes in tax, real estate, zoning and other laws and regulations, may lower our occupancy levels and limit our ability to increase rents or require us to offer rental concessions.

Our investments are concentrated in healthcare facilities and development projects.

We are subject to risks inherent in concentrated investments in real estate, and the risks resulting from a lack of diversification become even greater as a result of our business strategy to concentrate our investments in the healthcare sector. Any adverse effects that result from these risks could be more pronounced than if we diversified our investments outside of healthcare real estate. Given our concentration in this sector, our tenant base is especially concentrated and dependent upon the healthcare industry generally, and any industry downturn could harm the ability of our tenants to make lease payments and our ability to maintain current rental and occupancy rates.

Our healthcare real estate, the associated healthcare delivery systems with which our healthcare real estate projects are strategically aligned, and our tenants may be unable to compete successfully.

Our healthcare real estate and the associated healthcare delivery systems with which our healthcare real estate projects are strategically aligned often face competition from nearby hospitals and other healthcare real estate projects that provide comparable services. Any of our properties may be adversely affected if the healthcare delivery system with which it is strategically aligned is unable to compete successfully. There are numerous factors that determine the ability of a healthcare delivery system to compete successfully, most of which are outside of our control.

Our tenants face competition from other medical practices and service providers at nearby hospitals and other healthcare facilities. From time to time and for reasons beyond our control, managed care organizations may change their lists of preferred hospitals or in-network physicians. Physicians also may change hospital affiliations. Our tenants may not be able to successfully compete if their competitors, or competitors of the associated healthcare delivery systems with which our healthcare projects are strategically aligned, have greater geographic coverage, improve access and convenience to physicians and patients, provide or are perceived to provide higher quality services, recruit physicians to provide competing services at their facilities, expand or improve their services or obtain more favorable managed care contracts.

A material aspect of our business is investment in healthcare projects that can be highly illiquid.

Our activities are primarily focused in healthcare advisory and consulting, and real estate investment. Our operations will depend, among other things, upon our ability to finance or monetize our projects with additional or new equity partnerships. In the interim, such projects can be expected to be highly illiquid.

Our use of debt financing could decrease our cash flow and expose us to risk of default under our credit agreements.

The joint ventures we invest in borrow to finance the construction and acquisition of our properties. In addition, we may choose to invest directly in properties and borrow to finance these assets. In addition, we may choose to guarantee the repayment of some or all of the borrowings of our joint ventures and/or the Company. Our joint venture debt and any incurrence and increases in our debt may be detrimental to our business and financial results by:

•	requiring us to use a substantial portion of our cash flow from operations to pay interest, which reduces the amount available for the operation of our properties or the payment of dividends;

•	violating restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations and foreclose on our properties;

•	placing us at a competitive disadvantage compared to our competitors that have less debt;

•	making us more vulnerable to economic and industry downturns and reducing our flexibility in responding to changing business and economic conditions;

•	requiring us to sell one or more properties, possibly on unfavorable terms; and

•

limiting our ability to borrow funds for operations or to finance acquisitions in the future or to refinance our indebtedness at maturity on terms as or more favorable than the terms of our original indebtedness.

We may not realize the benefits that we anticipate from focusing on healthcare projects.

As part of our business strategy, we focus on healthcare projects that are strategically aligned with healthcare delivery systems. We may not realize the benefits that we anticipate as a result of these strategic relationships. In particular, we may not obtain or realize increased rents, long-term tenants, or reduced tenant turnover rates as compared to healthcare projects with which we are not strategically aligned. Moreover, building a portfolio of healthcare facilities that are strategically aligned does not assure the success of any given property. The associated healthcare delivery system may not be successful and the strategic alignment that we seek for our healthcare projects could dissolve, and we may not succeed in replacing them.

Our investments in development and re-development projects may not yield anticipated returns.

A key component of our business plan is new-asset development and re-development opportunities. Our investment in these projects will be subject to the following risks:

•	we may be unable to obtain financing for these projects on reasonable terms or at all;

•

we may not complete development or re-development projects on schedule or within budgeted amounts due to a variety of factors, including without limitation material availability, labor shortages and price increases;

•	we may encounter delays or refusals in obtaining all necessary zoning, land use, building, occupancy and other required governmental permits and authorizations; and

•	we may be unable to achieve planned occupancy levels as quickly as expected or at all.

We may not be successful in identifying and consummating suitable acquisitions or development opportunities in our existing or new geographic markets.

Our ability to expand through acquisitions and development opportunities is integral to our business strategy and requires that we identify suitable acquisition or development opportunities that meet our criteria and are compatible with our growth strategy. We may not be successful in identifying suitable properties or other assets that meet our acquisition or development criteria or in consummating acquisitions or developments on satisfactory terms or at all for a number of reasons, including, among other things, unsatisfactory results of our due diligence investigations, a failure to obtain financing for the acquisition or development on favorable terms or at all, or a failure to accurately assess the value of an opportunity.

We may face increasing competition for the acquisition and development of healthcare projects.

We compete with many other entities engaged in real estate investment activities for acquisitions and development of healthcare projects, including without limitation national, regional and local operators, acquirers and developers of healthcare-related real estate properties. The competition for healthcare-related real estate properties may significantly increase the price that we must pay for healthcare real estate or other assets that we seek to acquire or the yield we can obtain on new development projects, and our competitors may succeed in acquiring or developing those properties or assets themselves.

We may not be successful in integrating and operating acquired or newly-developed healthcare projects in the future.

If we acquire or develop healthcare facilities, we will be required to operate and integrate them into our existing operations. Our systems and processes may not be able to efficiently handle the anticipated growth in our operations. We may not have the requisite resources and personnel necessary to successfully operate and integrate acquired or newly developed healthcare facilities into any existing portfolio of ours in the future, and we may need to incur substantial unanticipated costs to meet our operating needs.

In addition, any healthcare facilities that we acquire or develop in the future may be less compatible with our growth strategy than we originally anticipated, may cause disruptions in our operations or may divert management’s attention away from daily operations.

We are exposed to risks associated with real estate partnerships and joint ventures.

We anticipate that we will co-invest with third parties through real estate partnerships. Such third parties may acquire noncontrolling interests in, or share responsibility for, the management of such entities. We are not, and generally do not expect to be, in a position to exercise sole decision-making authority regarding each real estate partnership. Consequently, our real estate partnership investments may involve risks not otherwise present with other methods of investment in real estate. For example, our co-member, co-venturer or partner may have economic or business interests or goals that are or become inconsistent with our business interests or goals, and we and our partner may not agree on all proposed actions to certain aspects of the real estate partnership. Our partners might fail to fund their share of required capital contributions which may delay construction or development of a healthcare project or increase our financial commitment to the real estate partnership. In addition, relationships with venture partners are contractual in nature. These agreements may restrict our ability to sell our interest when we desire or on advantageous terms and, on the other hand, may be terminated or dissolved under the terms of the agreements and, in each event, we may not continue to own or operate the interests or assets underlying the relationship or may need to purchase these interests or assets to continue ownership.

We may develop and acquire healthcare facilities subject to ground or air space leases that will expose us to the loss of such buildings upon a breach or termination of the ground or air space leases.

We intend to develop and acquire healthcare facilities through leasehold interests in the land underlying the buildings or the air space above the buildings. Our ground or air space leases do, and in the future are expected to contain restrictions on use and transfer, such as limiting the subletting of the healthcare facilities only to practicing physicians or physicians in good standing with an affiliated hospital. The use and transfer restrictions in our ground and air space leases may delay or impede our ability to sell our buildings which, in turn, could harm the price realized from any such sale. Additionally, our ground and air space leases generally grant the lessor rights of purchase and rights of first offer and refusal in the event that we elect to sell the healthcare facility associated with the ground lease. As lessee under a ground or air space lease, we are also exposed to the possibility of losing the healthcare building upon termination, or an earlier breach by us, of the lease.

We are exposed to risks associated with real estate development that could adversely impact our results of operations, cash flows and financial condition.

Our real estate development activities entail risks that could adversely impact our results of operations, cash flows and financial condition, including:

•	construction delays or cost overruns, which may increase project development costs;

•	claims for construction defects after property has been developed, including claims by purchasers and property owners’ associations;

•	an inability to obtain required governmental permits and authorizations;

•	an inability to secure tenants necessary to support commercial projects, and

•	compliance with building codes and other local regulations.

The success of our business is dependent upon our management.

The success of our business is dependent upon the decision making of our directors and executive officers, particularly Gregory C. Venn, and Peter K. Kloepfer who not only are executives of HoldCo but also are on our board of directors, referred to as our Board, and have a controlling interest in our Board through a voting trust. These individuals intend to commit as much time as necessary to our business, but this commitment is no assurance of success. The loss of one or both of these individuals could have a material, adverse impact on our operations. We have not obtained key man life insurance on the lives of any of these individuals.

We may experience uninsured losses or losses in excess of our insurance coverage.

We intend to maintain comprehensive liability, fire, flood, earthquake, wind (as deemed necessary or as required by our lenders), extended coverage and rental loss insurance with respect to our properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots, acts of war or terrorism. Should an uninsured loss occur, we could lose both our investment in and anticipated profits and cash flows from a healthcare project. If any such loss is insured, we may be required to pay a significant deductible on any claim for recovery of such a loss prior to our insurer being obligated to reimburse us for the loss, or the amount of the loss may exceed our coverage for the loss. In addition, future lenders may require such insurance, and our failure to obtain such insurance could constitute a default under loan agreements. We may determine not to insure some or all of our properties at levels considered customary in our industry, which would expose us to an increased risk of loss.

If any of our insurance carriers become insolvent, we could be adversely impacted.

We carry several different lines of insurance which are placed with several reputable insurance carriers. If any one of these insurance carriers were to become insolvent, we would be forced to replace the existing insurance coverage with another suitable carrier, and any outstanding claims would be at risk for collection. In such an event, we may not be able to realize proceeds from our insurance policies with respect to any claims that we have or replace the coverage at similar or otherwise favorable terms. Replacing insurance coverage at unfavorable rates and the potential for uncollectible claims due to carrier insolvency could be harmful.

We face environmental compliance costs and liabilities associated with owning, leasing, developing and operating our healthcare facilities.

Under various U.S. federal, state and local laws, ordinances and regulations, current and prior owners and operators of real estate may be jointly and severally liable for the costs of investigating, remediating and monitoring certain hazardous substances or other regulated materials on or in such property. In addition to these costs, the past or present owner or operator of a property from which a release emanates could be liable for any personal injury or property damage that results from such releases, including without limitation for the unauthorized release of asbestos-containing materials and other hazardous substances into the air, as well as any damages to natural resources or the environment that arise from such releases. These environmental laws often impose such liability without regard to whether the current or prior owner or operator knew of, or was responsible for, the presence or release of such substances or materials. Moreover, the release of hazardous substances or materials, or the failure to properly remediate such substances or materials, may adversely affect the owner’s or operator’s ability to lease, sell, develop or rent such property or to borrow by using such property as collateral. Persons who transport or arrange for the disposal or treatment of hazardous substances or other regulated materials may be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, regardless of whether or not the property involved is owned or operated by such person.

Certain environmental laws impose compliance obligations on owners and operators of real property with respect to the management of hazardous substances and other regulated materials. For example, environmental laws govern the management and removal of asbestos-containing materials and lead-based paint. Failure to comply with these laws can result in penalties or other sanctions.

Risks Related to the Healthcare Industry

Healthcare reform legislation may affect our business in ways that are difficult to predict.

In March 2010, the President signed into law the Patient Protection and Affordable Care Act (“PPACA,”) which will change how healthcare services are covered, delivered and reimbursed through expanded coverage of uninsured individuals and reduced Medicare program spending. In addition, the new law reforms certain aspects of health insurance, expands existing efforts to tie Medicare and Medicaid payments to performance and quality and contains provisions intended to strengthen fraud and abuse enforcement. The complexities and ramifications of PPACA are significant and have been implemented in a phased approach since 2010. At this time, it is difficult to predict the full effects of PPACA and its impact on our business, our revenues and financial condition and those of our tenants due to the law’s complexity, lack of implementing regulations or interpretive guidance, gradual implementation and possible amendment. Further, we are unable to foresee how individuals and businesses will respond to the choices afforded them by PPACA. PPACA could adversely affect the reimbursement rates received by our tenants, the financial success of our tenants and strategic partners and consequently us.

We may be impacted by adverse trends in healthcare provider operations.

The healthcare industry is currently experiencing, among other things:

•	changes in the demand for and methods of delivering healthcare services;

•	changes in third party reimbursement methods and policies;

•	consolidation and pressure to integrate within the healthcare industry through acquisitions, partnerships and joint venture agreements; and

•	increased scrutiny of billing, referral and other practices by U.S. federal and state authorities.

These factors may adversely affect the economic performance of some or all of our tenants and, in turn, our revenues.

Reductions in reimbursement from third-party payors, including Medicare and Medicaid, could adversely affect the profitability of our tenants and hinder their ability to make rent payments to us or renew their leases.

Sources of revenue for our clients and tenants typically include without limitation the U.S. federal Medicare program, state Medicaid programs, private insurance payors and health maintenance organizations. Healthcare providers continue to face increased government and private payor pressure to control or reduce healthcare costs and significant reductions in healthcare reimbursement, including without limitation reduced reimbursements and changes to payment methodologies under PPACA. In some cases, private insurers rely upon all or portions of the Medicare payment systems to determine payment rates which may result in decreased reimbursement from private insurers. PPACA will likely increase enrollment in plans offered by private insurers who choose to participate in state-run exchanges, but PPACA also imposes new requirements for the health insurance industry, including without limitation prohibitions upon excluding individuals based upon pre-existing conditions which may increase private insurer costs and, thereby, cause private insurers to reduce their payment rates to providers.

The slowdown in the United States economy has negatively affected state budgets, thereby putting pressure on states to decrease spending on state programs including Medicaid. The need to control Medicaid expenditures may be exacerbated by the potential for increased enrollment in state Medicaid programs due to unemployment and declines in family incomes. Historically, states have often attempted to reduce Medicaid spending by limiting benefits and tightening Medicaid eligibility requirements. Many states have adopted, or are considering the adoption of, legislation designed to enroll Medicaid recipients in managed care programs and/or impose additional taxes on hospitals to help finance or expand the states’ Medicaid systems. Potential reductions to Medicaid program spending in response to state budgetary pressures could adversely affect the ability of our tenants to successfully operate their businesses.

Efforts by payors to reduce healthcare costs will likely continue which may result in reductions or slower growth in reimbursement for certain services provided by some of our tenants. A reduction in reimbursements to our tenants from third-party payors for any reason could adversely affect our tenants’ ability to make rent payments to us.

The healthcare industry is heavily regulated, and new laws or regulations, changes to existing laws or regulations, loss of licensure or failure to obtain licensure could harm HoldCo and result in the inability of our tenants to make rent payments to us.

The healthcare industry is heavily regulated by U.S. federal, state and local governmental authorities. Our tenants generally will be subject to laws and regulations covering, among other things, licensure, certification for participation in government programs, billing for services, privacy and security of health information and relationships with physicians and other referral sources. In addition, new laws and regulations, changes in existing laws and regulations or changes in the interpretation of such laws or regulations could harm our financial condition and the financial condition of our tenants. These changes, in some cases, could apply retroactively. The enactment, timing or effect of legislative or regulatory changes cannot be predicted.

Many states also regulate the construction of healthcare facilities, the expansion of healthcare facilities, the construction or expansion of certain services, including by way of example specific bed types and medical equipment, as well as certain capital expenditures through certificate of need, or CON laws. Under such laws, the applicable state regulatory body must determine a need exists for a project before the project can be undertaken. If one of our tenants seeks to undertake a CON-regulated project, but is not authorized by the applicable regulatory body to proceed with the project, the tenant would be prevented from operating in its intended manner. Failure to comply with these laws and regulations could harm us directly and our tenants’ ability to make rent payments to us.

Our tenants and HoldCo are subject to fraud and abuse laws, the violation of which by a tenant may jeopardize the tenant’s ability to make rent payments to us.

There are various federal and state laws prohibiting fraudulent and abusive business practices by healthcare providers who participate in, receive payments from or are in a position to make referrals in connection with government-sponsored healthcare programs, including the Medicare and Medicaid programs. Our lease arrangements with certain tenants may also be subject to these fraud and abuse laws.

These laws include without limitation:

•

the Federal Anti-Kickback Statute, which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, the referral of any federal or state healthcare program patients;

•

the Federal Physician Self-Referral Prohibition (commonly called the “Stark Law,”) which, subject to specific exceptions, restricts physicians who have financial relationships with healthcare providers from making referrals for designated health services for which payment may be made under Medicare or Medicaid programs to an entity with which the physician, or an immediate family member, has a financial relationship;

•	the False Claims Act, which prohibits any person from knowingly presenting false or fraudulent claims for payment to the federal government, including under the Medicare and Medicaid programs;

•	the Civil Monetary Penalties Law, which authorizes the Department of Health and Human Services to impose monetary penalties for certain fraudulent acts; and

•	state anti-kickback, anti-inducement, anti-referral and insurance fraud laws which may be generally similar to, and potentially more expansive than, the federal laws set forth above.

Violations of these laws may result in criminal and/or civil penalties that range from punitive sanctions, damage assessments, penalties, imprisonment, denial of Medicare and Medicaid payments and/or exclusion from the Medicare and Medicaid programs. In addition, PPACA clarifies that the submission of claims for items or services generated in violation of the Anti-Kickback Statute constitutes a false or fraudulent claim under the False Claims Act. The federal government has taken the position, and some courts have held, that violations of other laws, such as the Stark Law, can also be a violation of the False Claims Act. Additionally, certain laws, such as the False Claims Act, allow for individuals to bring whistleblower actions on behalf of the government for violations thereof. Imposition of any of these penalties upon one of our tenants or strategic partners could jeopardize that tenant’s ability to operate or to make rent payments or affect the level of occupancy in our healthcare facilities. Further, we enter into leases and other financial relationships with healthcare delivery systems that are subject to or impacted by these laws. We also have other investors who are healthcare providers in certain of our subsidiaries that own our healthcare facilities. If any of our relationships, including those related to the other investors in our subsidiaries, are found not to comply with these laws, we and our physician investors may be subject to civil and/or criminal penalties.

Our healthcare-related tenants may be subject to significant legal actions that could subject them to increased operating costs and substantial uninsured liabilities, which may harm their ability to pay their rent payments to us, and we could be subject to healthcare industry violations.

As is typical in the healthcare industry, our tenants may become subject to claims that their services have resulted in patient injury or other adverse effects. Many of these tenants may have experienced an increasing trend in the frequency and severity of professional liability and general liability insurance claims and litigation asserted against them. The insurance coverage maintained by these tenants may not cover all claims made against them nor continue to be available at a reasonable cost, if at all. In some states, insurance coverage for the risk of punitive damages arising from professional liability and general liability claims and/or litigation may not, in certain cases, be available to these tenants due to state law prohibitions or limitations of availability. As a result, these types of tenants of our healthcare facilities operating in these states may be liable for punitive damage awards that are either not covered or are in excess of their insurance policy limits.

We also believe that there has been, and will continue to be, an increase in governmental investigations of certain healthcare providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Insurance is not available to cover such losses. Any adverse determination in a legal proceeding or governmental investigation, any settlements of such proceedings or investigations in excess of insurance coverage, whether currently asserted or arising in the future, could have a material adverse effect on a tenant’s financial condition. If a tenant is unable to obtain or maintain insurance coverage, if judgments are obtained or settlements reached in excess of the insurance coverage, if a tenant is required to pay uninsured punitive damages, or if a tenant is subject to an uninsurable government enforcement action or investigation, the tenant could be exposed to substantial additional liabilities, which may affect the tenant’s ability to pay rent. We could also be subject to costly government investigations or other enforcement actions.

Risks Related to HoldCo Common Units

The market for our Common Units will be limited, which means that persons who acquire our Common Units may not be able to resell them at or above the purchase price paid by them.

Our Common Units are expected to be listed for trading on the Over-the-Counter Bulletin Board which is not a liquid market. There is currently no public market for our Common Units. We cannot assure you that an active public market for our Common Units will develop or be sustained in the future. If an active market for our Common Units does not develop or is not sustained, the price may decline.

We may be required to issue 800,000 additional Common Units for no additional consideration if we do not have sufficient net operating losses available for use during the period from September 29, 2010 through January 1, 2014.

In connection with the NexCore Healthcare business combination with NexCore Group LP, which closed on September 29, 2010, we are required to issue an additional 800,000 Common Units for no additional consideration if we do not have a specified amount of net operating loss carry forwards (“NOLs”) for State and Federal income tax purposes available for use during the period from the closing of the combination, September 29, 2010, to January 1, 2014. We refer to these Common Units as the “NOL Units.” If issued, the NOL Units will be issued to each former partner of NexCore Group LP in proportion to the amount of shares such partner received in the combination. The determination of our NOLs will be based on our Federal income tax return for the year ended December 31, 2013. If we do not have the specified amount of NOLs available for use through January 1, 2014 and, as a result, the NOL Units are issued, the ownership interests of our members in the Company (other than the former partners of NexCore Group LP who are members), will be significantly diluted.

A voting trust has the ability to significantly influence any matters to be decided by the stockholders.

A voting trust controlled by Messrs. Venn and Kloepfer will initially own 1,959,066 Common Units out of approximately 5,055,000 Common Units issued and outstanding, or approximately a 39% interest. While this does not represent majority control, the number of units subject to the voting trust gives the voting trust the ability to significantly influence any matters to be decided by the unitholders. As a result, if the voting trust chooses to vote, it would be able to significantly influence the outcome of any company matters submitted to our unitholders for approval, including without limitation the election and removal of directors or any transaction that might cause a change in control, such as a merger or acquisition. It would be difficult for unitholders in favor of a matter which is opposed by the voting trust to obtain the number of votes necessary to overrule the vote of the voting trust. Further, the significant influence by the voting trust means that unaffiliated unitholders will have a limited ability to meaningfully influence company matters and the Company may take actions with which you may disagree or that you may feel are not in the Company’s best interests. This arrangement could particularly create a conflict of interest with respect to our operations if the voting trust were to vote its units in its own best interests and not in the interests of all unitholders.

If we become subject to the “penny stock” rules, brokers will not be able to generally solicit the purchase of our Common Units which would adversely affect their liquidity and market price.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. If the market price of our Common Units on the Over-the-Counter Bulletin Board becomes less than $5.00 per Common Unit, we would be considered a “penny stock” according to SEC rules. This designation requires any broker-dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.

We may not be able to attract the attention of major brokerage firms, which could have a material adverse impact upon the price of our Common Units.

Securities analysts of major brokerage firms may be unwilling to provide research coverage for our Common Units if our Common Units are considered penny stock since such firms cannot recommend such purchases under the penny stock rules referenced in the above risk factor. The absence of such coverage could limit the likelihood that a market, active or otherwise, will develop for our Common Units. It may also make it more difficult for us to attract new investors at times when we need additional capital.

Due to factors beyond our control, the price of our Common Units may be volatile.

The market price for our Common Units is expected to be highly volatile at times. As long as the future market for our Common Units is limited, investors who purchase our Common Units may only be able to sell such Common Units at a loss.

Risks Related to Taxation

All of the Company’s income could be subject to a corporate entity-level tax in the United States, which could result in a material reduction in cash flow available for distribution to members and thus could result in a substantial reduction in the value of the Units.

We expect the Company will be treated as a publicly traded partnership exempt from taxation as a corporation and thus the Company will not be subject to a corporate entity-level tax in the United States. See “Material U.S. Federal Income Tax Considerations.” If the Company fails to satisfy the “qualifying income” tests or any other requirements to be treated as a publicly traded partnership exempt from taxation as a corporation, it will be treated as a corporation for U.S. federal (and certain state and local) income tax purposes, and would be required to pay income tax at regular corporate rates on its income. Under the qualifying income tests, the Company would be treated as a corporation unless each year more than 90% of the gross income of the Company will consist of dividends, interest (other than interest derived in the conduct of a financial or insurance business or interest the determination of which depends in whole or in part on the income or profits of any person) and gains from the sale of real estate, stock or debt instruments which are held as capital assets. Taxation of the Company as a corporation could result in a material reduction in distributions to our members and, thus, would likely result in a reduction in the value of, or materially adversely affect the market price of, the HoldCo Units.

Our members will be subject to tax on their share of the Company’s taxable income, which taxes or taxable income could exceed the cash distributions they receive.

For so long as the Company qualifies to be treated as a publicly traded partnership exempt from taxation as a corporation, members will be allocated their share of the Company’s taxable income, whether or not the shareholders receive distributions from the Company. See the discussion in “Material U.S. Federal Income Tax Considerations.” In that case our members will be subject to U.S. federal income tax and, possibly, state, local and foreign income tax, on their share of the Company’s taxable income, which taxes or taxable income could exceed the cash distributions they receive from the Company. There is, accordingly, a risk that our members may not receive cash distributions equal to their portion of our taxable income or sufficient in amount even to satisfy their personal tax liability that results from that income. This may result from gains on the sale or exchange of stock or debt of subsidiaries that will be allocated to members who hold (or are deemed to hold) Common Units on the day such gains were realized if there is no corresponding distribution of the proceeds from such sales, or where a member disposes of Common Units after an allocation of gain but before proceeds (if any) are distributed by the Company. Members may also realize income in excess of distributions due to the Company’s use of cash from operations or sales proceeds for uses other than to make distributions to members, including to fund acquisitions, satisfy short- and long-term working capital needs of our businesses, or satisfy known or unknown liabilities. In addition, certain financial covenants with the Company’s lenders may limit or prohibit the distribution of cash to members. The Company’s board of directors is also free to change the Company’s distribution policy. The Company is under no obligation to make distributions to shareholders equal to or in excess of their portion of our taxable income or sufficient in amount even to satisfy the tax liability that results from that income.

A member may recognize a greater taxable gain (or a smaller tax loss) on a disposition of Common Units than expected because of the treatment of debt under the partnership tax accounting rules.

We may incur debt for a variety of reasons, including for acquisitions as well as other purposes. Under partnership tax accounting principles, debt of the Company generally will be allocable to our members, who will realize the benefit of including their allocable share of the debt in the tax basis of their investment in Common Units. At the time a member later sells Common Units, the selling member’s amount realized on the sale will include not only the sales price of the Common Units but also the member’s portion of the Company’s debt allocable to his Common Units (which is treated as proceeds from the sale of those Common Units). Depending on the nature of the Company’s activities after having incurred the debt, and the utilization of the borrowed funds, a later sale of Common Units could result in a larger taxable gain (or a smaller tax loss) than anticipated.

Our structure is subject to potential legislative, judicial or administrative change and differing interpretations, possibly on a retroactive basis.

The U.S. federal income tax treatment of holders of our Common Units depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. You should be aware that the U.S. federal income tax rules are constantly under review by persons involved in the legislative process, the IRS, and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. The present

U.S. federal income tax treatment of an investment in our Common Units may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. For example, changes to the U.S. federal tax laws and interpretations thereof could make it more difficult or impossible to meet the qualifying income exception for us to be treated as a publicly traded partnership exempt from taxation as a corporation, affect or cause us to change our investments and commitments, affect the tax considerations of an investment in us and adversely affect an investment in our shares. Our organizational documents and agreements permit our board to modify our operating agreement from time to time, without the consent of the holders of our Common Units, in order to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of the holders of our Common Units. Moreover, we will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to holders in a manner that reflects such holders’ beneficial ownership of partnership items, taking into account variation in ownership interests during each taxable year because of trading activity. However, these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. It is possible that the IRS will assert successfully that the conventions and assumptions used by us do not satisfy the technical requirements of the Internal Revenue Code and/or Treasury regulations and could require that items of income, gain, deductions, loss or credit, including deductions, be adjusted, reallocated, or disallowed, in a manner that adversely affects holders of our Common Units.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the use of terms such as “will,” “may,” “should,” “continue,” “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions identify forward-looking statements; and any statements regarding the benefits of the Securities Exchange, or HoldCo’s expected financial condition, results of operations and business are also forward-looking statements. Without limiting the generality of the preceding sentence, the statements contained in the sections “Questions and Answers about the Securities Exchange,” “Risk Factors,” “The Securities Exchange—Background of the Securities Exchange,” “The Securities Exchange—HoldCo’s Reasons for the Securities Exchange” and “The Securities Exchange—NexCore Healthcare’s Reasons for the Securities Exchange” including, without limitation, any statements as to the expected impact of the Securities Exchange on HoldCo, and certain statements incorporated by reference from documents filed with the SEC by NexCore Healthcare including, without limitation, any statements contained herein or therein regarding the possible or assumed future results of operations of HoldCo, the markets for the services and products of HoldCo, anticipated capital expenditures, regulatory developments, competition or the effects of the Securities Exchange, and other statements contained or incorporated by reference herein regarding matters that are not historical facts constitute forward-looking statements.

These forward-looking statements involve known and unknown risks and uncertainties that are difficult to predict. Actual results could differ materially from those contemplated by the forward-looking statements as a result of the risks set forth under the heading “Risk Factors.”

In addition to these factors, actual future performance, outcomes and results may differ materially because of other, more general, factors including (without limitation) general industry and market conditions and growth rates, economic conditions and governmental and public policy changes. Forward-looking statements, therefore, should be considered in light of all of the information included or referred to in this prospectus, including the cautionary information set forth under the heading “Risk Factors” beginning on page 10.

We caution you not to place significant reliance on these forward-looking statements, which speak only as of the date of this prospectus or the date of the incorporated documents, as applicable, and we undertake no obligation and disclaim any duty to update or revise any forward-looking statements, all of which are expressly qualified by the statements in this section. See also “Where You Can Find More Information.”

THE SECURITIES EXCHANGE

General

The HoldCo board of directors unanimously approved the Contribution Agreement that is expected to provide for the exchange of HoldCo Units for approximately 98% of the outstanding shares of NexCore Stock and 100% of the Companion Units of NexCore Real Estate. At the closing of the Securities Exchange and the subsequent Merger, the shares of NexCore Stock and the Companion Units will be exchanged for HoldCo Units on the terms and conditions set forth below, and NexCore Healthcare will become a wholly-owned subsidiary of HoldCo.

Exchange Ratios

As of March 1, 2013, the aggregate number of HoldCo Units that will be issued by HoldCo to NexCore Healthcare stockholders and NexCore Real Estate members in the Securities Exchange is expected to be approximately 5,055,000 and there are expected to be approximately 5,340,500 HoldCo Units outstanding on a fully diluted basis when all outstanding stock options are considered.

NexCore Stock and Companion Units

At the closing of the Securities Exchange, investors will exchange their NexCore Stock and Companion Units for HoldCo Units. For those investors owning both NexCore Stock and Companion Units, due to an implied 1-to-10 reverse split, every ten (10) shares of NexCore Stock combined with ten (10) Companion Units will be exchanged for one (1) HoldCo Unit. For those investors owning only NexCore Stock, the exchange ratio will be based upon the average closing price of the NexCore Stock as indicated on the Over-The-Counter (OTC) Bulletin Board for the 30-day period prior to the closing date of the Securities Exchange. Based upon this calculation as of March 1, 2013 and an implied 1-to-10 reserve stock split, we estimate the exchange ratio will be one (1) HoldCo Unit for every ten and sixty-eight one-hundredths (10.68) shares of NexCore Stock exchanged (the “Stock Conversion Ratio”). For those investors owning only Companion Units, the exchange ratio will be based upon a value of $0.02 per Companion Unit (prior to the reverse split). Based upon this calculation as of March 1, 2013 and an implied 1-to-10 reverse unit split, we estimate the exchange ratio will be one (1) HoldCo Unit for every one hundred fifty-six and fifty-eight one-hundredths (156.58) Companion Units exchanged (the “Unit Conversion Ratio”). Fractional shares and units will be cashed out based upon the Stock Conversation Ratio and the Unit Conversion Ratio, which as of March 1, 2013, would result in an estimated price of $0.34 per share of NexCore Stock and $0.02 per Companion Unit.

NexCore Healthcare Stock Options

For each NexCore Healthcare stock option outstanding (which also provides for the purchase of a corresponding number of Companion Units) immediately prior to the closing of the Securities Exchange, HoldCo will issue a replacement HoldCo option to purchase a corresponding number of HoldCo Units with an exercise price and an exercise period per HoldCo Unit identical to that in the applicable NexCore Healthcare stock option. Based on the exchange ratios for the NexCore Stock and Companion Units set forth above (and subject to a 1-for-10 reverse split), every ten (10) shares of NexCore Stock and ten (10) Companion Units underlying a NexCore Healthcare stock option will entitle the holder thereof to receive an option to purchase one (1) HoldCo Unit.

Fluctuations in Exchange Ratios

The number of HoldCo Units to be received by NexCore Healthcare stockholders and NexCore Real Estate members, and the number of HoldCo Units underlying replacement options to be received by NexCore Healthcare stock option holders, may fluctuate between the date of this prospectus and the closing of the Securities Exchange as a result of changes in the value of NexCore Stock, the total number of shares of NexCore Stock or Companion Units, respectively, outstanding at the closing, and the total number of NexCore Healthcare stock options outstanding at the closing.

Reasons for the Securities Exchange

The NexCore Healthcare board of directors determined that the Reorganization would improve our structural flexibility and access to capital because many real estate investors are accustomed to investing in tax partnerships and are often unwilling to invest in corporate entities. By moving toward a tax partnership structure through the formation of HoldCo and NexCore Real Estate and the subsequent Securities Exchange, we expect that additional real estate investors may be willing to invest in HoldCo and its subsidiaries. In addition, the holding company structure will provide a more focused approach to management with a separation of the services business conducted by NexCore Healthcare, which is expected to facilitate healthcare consulting, advisory and development services, property and asset management and leasing activities, from the real property ownership business conducted by NexCore Real Estate, which is expected to acquire, develop and own healthcare real estate. Potential investors could choose to invest solely in the services business, the real estate business, or the combined holding company. In addition, we expect the holding company structure resulting from the Securities Exchange will improve our tax position because our net rental revenues will no longer be subject to entity level tax at the NexCore Healthcare level.

NexCore Healthcare’s board of directors considered these reasons together with various other reasons for approving the Reorganization. NexCore Healthcare’s board of directors did not assign relative weights to the above reasons or the other reasons considered by it. Further, individual members of NexCore Healthcare’s board of directors may have given different weight to different reasons. The foregoing discussion of the factors considered by the NexCore Healthcare board of directors is not intended to be exhaustive, but rather, includes the material factors considered by the NexCore Healthcare board of directors.

This explanation of NexCore Healthcare’s reasons for the Securities Exchange and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Concerning Forward-Looking Statements” on page 21.

Accounting Treatment of the Securities Exchange

The transaction and exchange of NexCore Stock and Companion Units for HoldCo Common Units will be treated as an exchange between entities under common control for accounting purposes. As such, the assets and liabilities of the Company will continue to be recorded at their historical carrying amounts.

Interests of Certain Persons in the Securities Exchange

Our board of directors and executive officers may have interests in the Reorganization that are different from, or are in addition to, the interests of NexCore Healthcare stockholders generally. The NexCore Healthcare board of directors was aware of these interests and considered them, among other matters, in approving the Contribution Agreement and the other transactions contemplated thereby.

Indemnification; Directors’ and Officers’ Insurance

NexCore Healthcare currently maintains a directors and officers liability insurance policy. At the closing of the Securities Exchange, this policy is expected to be assigned or transferred to HoldCo. In addition, there are currently indemnification agreements in place between NexCore Healthcare and its officers and Board members. At the closing of the Securities Exchange, such indemnification agreements are expected to be assigned or re-executed with HoldCo under similar terms.

Treatment of Stock Options

At the closing of the Securities Exchange, each ten (10) outstanding NexCore Healthcare stock options (which also include the right to purchase ten (10) Companion Units), whether or not then exercisable, will be exchanged for an option to purchase one Holdco Unit (based upon an implied 1-to-10 reverse split), as described above under the heading “The Securities Exchange—Exchange Ratios—NexCore Healthcare Stock Options.” As of March 1, 2013, there were 2,855,745 stock options outstanding to purchase shares of NexCore Stock and Companion Units, which under the exchange ratios would result in 285,575 stock options outstanding to purchase HoldCo Units.

BENEFICIAL OWNERSHIP

The following table sets forth, as of February 1, 2013, beneficial ownership information with respect to our Common Stock for (i) each director, (ii) each of our named executive officers, (iii) all of our executive officers and directors as a group, and (iv) each person we know to be the beneficial owner of 5% or more of our outstanding Common Stock. We have determined beneficial ownership in accordance with the rules promulgated by the SEC. Unless otherwise indicated in the footnotes to the table, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under community property laws. Unless otherwise listed, the address for each of the stockholders is c/o NexCore Healthcare Capital Corp, 1621 18th Street, Suite 250, Denver, Colorado, 80202.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Common Stock (1)
Directors and Executive Officers
Gregory C. Venn	19,593,668	(2)	39.3%
Peter K. Kloepfer	19,592,668	(3)	39.3%
Robert D. Gross	—	(4)	—%
Robert E. Lawless	166,667	(5)	0.3%
Brian L. Klemsz	2,542,625	(6)	5.1%
Richard A. Bloom	150,000	(7)	0.3%
Loren E. Snyder	160,000	(8)	0.3%
All directors and executive officers as a group (7 persons)	49,772,447	(9)	98.4%

Five Percent Stockholders
G. Brent Backman	11,899,710	(10)	23.8%

BOCO Investments, LLC 103 West Mountain Ave. Fort Collins, Colorado, 80524	15,137,385		30.3%

GDBA Investments LLLP 1440 Blake Street, Suite 310 Denver, Colorado 80202	11,948,102		23.9%

(1)

As of February 1, 2013, 49,895,841 shares of Common Stock were outstanding. To compute the percentage of outstanding shares of Common Stock held by each person and unless otherwise noted, any share of Common Stock which such person has the right to acquire pursuant to the exercise of stock options exercisable vested or vesting within 60 days of February 1, 2013 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Messrs. Venn and Kloepfer have the right to vote 19,590,668 shares pursuant to the terms of a Voting Trust, of which they are trustees. Messrs. Venn and Kloepfer disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. Mr. Venn holds 5,667,345 of the shares included in the Voting Trust, which includes 133,333 shares of restricted stock granted during the year ended December 31, 2012, and directly owns 3,000 shares of Common Stock.

(3)

Messrs. Venn and Kloepfer have the right to vote 19,590,668 shares pursuant to the terms of a Voting Trust, of which they are trustees. Messrs. Venn and Kloepfer disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. Mr. Kloepfer holds 4,798,542 of the shares included in the Voting Trust, which includes 113,333 shares of restricted stock granted during the year ended December 31, 2012, and directly owns 2,000 shares of Common Stock.

(4)

Mr. Gross has a pecuniary interest in 2,904,401 shares, all of which have been deposited into the Voting Trust of which Messrs. Venn and Kloepfer are trustees, and includes 66,667 shares of restricted stock granted during the year ended December 31, 2012.

(5)

Mr. Lawless was granted a stock option to purchase up to 500,000 shares of Common Stock, 166,667 of which were exercisable within 60 days of February 1, 2013. Mr. Lawless holds 40,000 shares of restricted stock granted during the year ended December 31, 2012, all of which have been deposited into the Voting Trust of which Messrs. Venn and Kloepfer are trustees.

(6)

Includes 225,000 shares owned by Mr. Klemsz’ spouse and minor child, and 1,645,000 shares held by WestMountain Asset Management, a company controlled by BOCO Investments, LLC, of which Mr. Klemsz is chief executive officer. Also includes 150,000 shares of Common Stock underlying currently exercisable stock options, or which will become exercisable within 60 days after February 1, 2013.

(7)	Consists of 150,000 shares of Common Stock underlying currently exercisable stock options, or which will become exercisable within 60 days after February 1, 2013.
(8)

Mr. Snyder directly owns 10,000 shares and has a pecuniary interest in 364,794 shares, all of which have been deposited into the Voting Trust of which Messrs. Venn and Kloepfer are trustees. Also includes 150,000 shares of Common Stock underlying currently exercisable stock options, or which will become exercisable within 60 days after February 1, 2013.

(9)

Includes an aggregate of 49,083,780 shares of Common Stock, and 688,667 shares of Common Stock underlying currently exercisable stock options, or which will become exercisable within 60 days after February 1, 2013. Also includes shares owned by BOCO Investments and GDBA Investments that are subject to the member agreement. See “Description of Securites—Member Agreement” for more information.

(10)

Consists of 11,782,710 shares of Common Stock owned by GDBA Investments LLLP, which is controlled by Mr. Backman, and 45,000 shares of Common Stock that are owned by Mr. Backman’s adult children. Mr. Backman disclaims beneficial ownership of the shares of Common Stock owned by his adult children. Also includes 72,000 shares of Common Stock underlying currently exercisable stock options, or which will become exercisable within 60 days after February 1, 2013.

MANAGEMENT

The following table sets forth the name, age and position held by each of our executive officers and directors:

Name	Age	Position Held
Gregory C. Venn	52	Chief Executive Officer and Director
Peter K. Kloepfer	54	Chief Investment Officer and Director
Robert D. Gross	48	Chief Operating Officer and Treasurer
Robert E. Lawless	46	Chief Financial Officer
Richard A. Bloom	45	Director
Brian L. Klemsz	53	Director
Loren E. Snyder	63	Director

Each director will serve until the next annual meeting of the members of the Company or until his successor is elected and qualified.

Biographical Information

Gregory C. Venn has been our Chief Executive Officer and a director since the Acquisition on September 29, 2010. Prior to the Acquisition, he served as Chief Executive Officer of NexCore Group LP from its inception in May 2004 until the Acquisition. He was Senior Vice President of The Neenan Company from August 1990 to May 2004. He has developed and/or managed projects ranging in size from 30,000 to 300,000 square feet and from $10 million to $100 million. His background includes architecture and planning, finance, real estate brokerage, business administration, and construction management. Mr. Venn holds a Bachelor of Environmental Design degree from the College of Architecture & Planning at the University of Colorado Boulder, and commenced MBA studies with a Real Estate Finance & Construction Management emphasis at the University of Denver.

Peter K. Kloepfer has served as our Chief Investment Officer since the Acquisition. Mr. Kloepfer served as Senior Managing Director of NexCore Group LP for six years prior to the Acquisition. Prior to that time, he was a founding partner of the law firm of Kloepfer and Gorrell from August 2003 to January 2005, where among other things he served as outside counsel to NexCore Group LP. Mr. Kloepfer received his Juris Doctorate from the University of Colorado and a Master of Law, specializing in taxation from the University of Denver. He holds a Certified Public Accountant license and his ongoing industry involvement includes the American Bar Association, American Society of CPAs, Colorado Bar Association and Colorado Society of CPAs. He also serves as a director of the Ecological Building Network, a non-profit organization.

Robert D. Gross has been our Chief Operating Officer and Treasurer since the Acquisition. Prior to the Acquisition, he served as the Chief Financial Officer of NexCore Group LP from its inception in May 2004 until the Acquisition. He served as Chief Financial Officer of The Neenan Company from August 2000 to May 2004. Mr. Gross earned a Bachelor of Science degree in Finance and Accounting from Minnesota State University and holds a Certified Public Accountant License and is a member of the American Institute of Certified Public Accountants, and the North Dakota Society of CPAs.

Robert E. Lawless has served as our Chief Financial Officer since August 2011. He previously served from August 2007 to August 2009 as Executive Vice President and Chief Financial Officer for HDG Mansur Capital Group, LLC, a fund management and development company managing over $ 2 billion of international real estate investments. Prior to this and from August 2005 to July 2009, he served as Chief Financial Officer and Treasurer for Specialty Financial Corp., Specialty Mortgage Corp., and Specialty Trust, Inc., which were affiliated entities that focused on real estate advisory services, development and mortgage lending within a private real estate investment trust, or REIT, and other organizational structures. During a portion of this period, Mr. Lawless also served as Managing Director and Chief Compliance Officer for Specialty Capital, LLC, a FINRA-registered broker-dealer focused on raising capital for affiliated entities. From June 1998 to August 2005, Mr. Lawless served various financial and operational roles for Trustreet Properties, Inc., a NYSE-traded REIT with approximately $2.5 billion of assets before leaving the company as Senior Vice President and Treasurer. Mr. Lawless earned Bachelor of Science degrees in Finance and Accounting from Sacred Heart University and St. Leo’s University and an MBA from Vanderbilt University. He is a Certified Public Accountant, Chartered Financial Analyst, and Certified Treasury Professional.

Richard A. Bloom has served as a Director of the Company since December 31, 2010. Additionally, he served as Executive Chairman of Arcata LLC, (formerly Myprint LLC), a marketing execution services company, from 2009 through October 2011. He served as President and Chief Operating Officer of Renaissance Acquisition Corporation from the date of its initial public offering in 2007 until 2009. Mr. Bloom served as the Chief Executive Officer of Caswell Massey, a personal care consumer product company, from 2006 to 2007, and as a director and Vice Chairman of Caswell Massey from 2003 to 2007. From 1999 to 2006, Mr. Bloom served in various positions at Marietta Corporation, a maker and marketer of personal care and household products, most recently as its Chief Executive Officer and President. Mr. Bloom also served as a director of Marietta Holding Corporation, the successor entity to Marietta Corporation, from 2004 to 2007, and as a director and President of BFMA Holding Corporation, which owned and operated Marietta Corporation, from 1996 to 2004. Mr. Bloom also served as a director of AmeriQual Group, LLC, the largest producer and supplier of meals ready-to-eat to the United States military, from 2005 to 2007.

Brian L. Klemsz has served as a Director of the Company since December 31, 2010. Additionally, he has served as the Chief Investment Officer of BOCO Investments, LLC since 2007. Prior to that time, he served as President and Chief Investment Officer of GDBA Investments LLLP, or GDBA, for seven years. He currently serves as President, Treasurer and the sole director of WestMountain Distressed Debt, Inc., WestMountain Alternative Energy, Inc. and WestMountain Asset Management, Inc.

Loren E. Snyder has served as a Director of the Company since December 31, 2010. Additionally, he has served as an “advisory director” to NexCore Group LP from the time of its formation until the Acquisition. Mr. Snyder also serves as President, Treasurer and as a director of Snyder Realty Group, Inc., which he founded in 1989. Mr. Snyder co-founded Integrated Property Management, Inc. and has served as its Executive Vice President of Operations since 1990. Mr. Snyder also serves as Secretary and as a director of Integrated Property Management, Inc. Mr. Snyder assisted in organizing Grand Mountain Bank in Grand County, Colorado in 2004 and served as a director from 2004 to 2009.

Family Relationships

There are no family relationships among any of the executive officers and directors.

Board Committee Assignments

The Board has established an Audit Committee, Compensation Committee, Governance Committee and Capital Committee. The composition of each committee is as follows:

	Audit	Compensation	Governance	Capital
Chair	Klemsz	Snyder	Klemsz	Bloom
Members	Bloom	Klemsz	Bloom Snyder	Klemsz

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics, or the Code, which applies to all of the Company’s Directors, officers and employees, including its executive officers. The Code is posted in the Company’s internal policies and procedures manual and is available upon request to stockholders.

Transactions With Management And Others

Except for the Acquisition, there were no transactions during our current or last fiscal years, or any currently proposed transaction that, to our knowledge, any director, executive officer, nominee, future director, five percent shareholder, or any member of the immediate family of the foregoing persons, have or will have a direct or indirect material interest in which the amount involved exceeds $120,000. In addition, none of the foregoing persons have been indebted to us during such periods in an amount exceeding $120,000.

NexCore Group LP had a revolving line of credit with BOCO. The line of credit was in the amount of up to $2,000,000 with an annual interest rate of 8% and was secured by substantially all of our assets. This line was never drawn upon, matured in July 2012 and was not renewed.

Additionally, affiliates of Messrs. Klemsz and Snyder formed an entity which executed limited payment guaranties with various banks related to construction loans and the completion guaranties for which they received fees upon completion of the projects. Messrs. Venn, Kloepfer and Gross agreed, subject to certain limitations, to indemnify the related party entity had it been required to make payments under these limited payment guaranties. As of December 31, 2012, all projects were completed and the associated guaranties were released.

NexCore Group LP has a contract with WestMountain Asset Management, Inc. to provide marketing consulting services for approximately $6,000 per month.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information concerning the compensation for services rendered to us in all capacities for the fiscal years ended December 31, 2012, 2011 and 2010, of (i) our principal executive officer, (ii) our principal financial officer, and (iii) the two other most highly compensated executive officers, each of whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2012. The officers described in (i) — (iii) are collectively referred to as our “named executive officers.”

Name and Principal Position	Fiscal Year Ended 12/31	Salary Paid or Accrued	Bonus Paid or Accrued	Stock Awards	Option Awards	All Other Compensation	Total
Gregory C. Venn	2012	$425,227	$475,000	$53,333	$—	$—	$953,560
President and Chief	2011	425,000	384,062	—	—	—	809,062
Executive Officer	2010	323,333	55,000	—	—	—	378,333

Peter K. Kloepfer	2012	350,227	415,000	45,333	—	—	810,560
Chief Investment	2011	350,000	338,156	—	—	—	688,156
Officer	2010	273,333	55,000	—	—	—	328,333

Robert D. Gross	2012	225,159	250,000	26,667	—	—	501,826
Chief Operating	2011	225,000	203,437	—	—	—	428,437
Officer	2010	190,000	55,000	—	—	—	245,000

Robert E. Lawless(1)	2012	250,030	150,000	16,000	2,529	—	418,559
Chief Financial	2011	94,712	40,000	—	127,992	18,400	281,104
Officer

(1)

Mr. Lawless has served as our Chief Financial Officer from August 15, 2011. Under his employment agreement, he was granted an option to purchase up to 500,000 shares of Common Stock. Mr. Lawless was reimbursed for approximately $18,400 related to moving expenses pursuant to his employment agreement during the year ended December 31, 2011.

Employment Agreement

On August 15, 2011, we entered into an employment agreement (the “Employment Agreement”) with Robert E. Lawless. The Employment Agreement provides for Mr. Lawless to serve as our Chief Financial Officer for a two-year term, commencing August 15, 2011, unless his employment is earlier terminated as provided in the Employment Agreement. The Employment Agreement may be extended for successive one-year periods by an amendment executed by the parties.

The Employment Agreement provides for an annual salary of $250,000 and target bonus of up to 0.75 times his base salary, prorated for partial years. Mr. Lawless was granted an option to purchase up to 500,000 shares of Common Stock upon his first day of employment. The exercise price for the option was the fair market value of the Common Stock on the grant date. During January 2012, these options were cancelled and Mr. Lawless was granted an option to purchase up to 500,000 shares of Common Stock. One-third of the shares of Common Stock subject to the option vested on the first anniversary of his employment date and the remaining two-thirds will vest on each of the successive anniversaries of his employment date.

Pursuant to the Employment Agreement, Mr. Lawless was reimbursed for reasonable moving and relocation expenses related to his relocation to the Denver, Colorado area. If Mr. Lawless’s employment is terminated by us other than as a “Termination for Cause” (including expiration of the Employment Agreement) or by him as a “Voluntary Termination for Good Reason,” each as defined in the Employment Agreement, he will be entitled to severance generally equal to one year’s salary, subject to Mr. Lawless entering into a prescribed waiver of claims with the Company.

Under the Employment Agreement, Mr. Lawless is subject to certain restrictive covenants, including a non-competition provision for up to one year that becomes applicable following certain terminations, and non-solicitation, non-interference and confidentiality provisions.

Executive Compensation

The Company’s board of directors (the “Board”) has adopted Incentive Compensation Guidelines (the “Plan”), which will be used for determining annual cash bonuses and long-term equity compensation for the Company’s senior management team. Participants in the Plan include the Company’s Chief Executive Officer, Chief Investment Officer, Chief Operating Officer and Chief Financial Officer.

The components of the Plan shall consist of five (5) elements:

1.	Base Salary

2.	Annual Base Bonuses

3.	Equity Grants

4.	Extraordinary Event Cash Bonuses

5.	Employment Agreements

Each Participant’s Employment Agreement will contain the minimum Base Salary for the duration of the Agreement. On an annual basis, senior management may recommend to the Board increases in Base Salary based upon Participant and Company performance as well as market-based salaries for comparable positions.

Each Participant will be eligible for an Annual Base Bonus which may be paid through a combination of cash and/or equity grants. The total Annual Base Bonus will be equal to a Base Target Multiplier on Base Salary. The Maximum Base Target Multiplier for each Participant shall be as follows:

	Maximum Base Target Multiplier	Targeted Cash Bonus %	Targeted Equity Grant
President/CEO	1.50	70%	30%
CIO	1.50	70%	30%
CFO	0.75	70%	30%
COO	1.25	70%	30%

Any equity grants will be based upon fair market value on the date such grants are approved by the Board and shall vest one-third on the grant date and one-third over each of the following two years. The grants shall fully vest upon retirement, change of control as defined in the Participant Employment Agreement and not-for-cause termination. For purposes of calculating the number of equity grants, the value of the common shares shall be agreed upon by senior management and the Board and shall be adjusted for any stock splits.

In the event of extraordinary circumstances the Board may approve Annual Base Bonuses to senior management even if the target financial metrics are not achieved, but other performance measures are achieved which the Board determines justify the bonuses. In such event, Annual Base Bonuses will be more heavily weighted toward equity grants versus cash bonuses.

A portion of the Base Target Multiplier will be earned by achieving certain annual financial goals established by the management team and approved annually by the Board such as increases in Adjusted EBITDA, net asset value and revenue. A portion of the Base Target Multiplier will be earned by achieving certain annual Company and Participant goals related to activities such as new product and business development, capital raising and restructuring, and other events and accomplishments that enhance the value of the Company.

In recognition of past, current and future services performed on behalf of the Company and its subsidiaries, the Board approved the creation of Equity Participation LLC, a limited liability company owned by various officers and employees of the Company, which holds a 16.2% interest in any future profits that may be realized from the appreciation of existing and future real estate assets owned by a company subsidiary, NexCore Development LLC. Participating officers and employees will be entitled to pre-determined profit interests on a project-by-project basis as determined by the Board and subject to forfeiture if an employee voluntarily resigns (other than if due to retirement) or is terminated by the Company for cause.

For any future profit received by Equity Participation LLC from the Company’s existing three development projects, which are owned through a joint venture structure, 35.0% of such profits interests is held by our Chief Executive Officer, 31.7% is held by our Chief Investment Officer, 16.7% is held by our Chief Operating Officer, and 1.0% to 2.5%, dependent upon the specific project, is held by our Chief Financial Officer. The remaining portion of any such future profits interests is owned by other employees of the Company.

Director Compensation

The Board adopted a compensation policy for our non-employee directors. Directors who are employees do not receive any additional compensation for their Board service. Under the policy, each non-employee director will receive an annual retainer of $20,000 and a fee of $1,500 for each meeting of the full Board they attend. Additionally, each non-employee director will receive a fee of $1,000 for each committee meeting and annual retainers as follows in the table below:

	Audit Committee	Compensation Committee	Governance Committee	Capital Committee
Chair	$9,000	$8,000	$6,000	$15,000
Member	6,000	5,000	3,000	6,000

Each non-employee director was also granted an option to purchase up to 225,000 shares of our Common Stock at an exercise price of $0.15 per share at the time they were initially elected to the Board, which was December 31, 2010. The shares subject to these options vest 33% on each of the first three anniversaries of the date of grant.

We will reimburse our directors for their reasonable out-of-pocket costs in connection with their Board service. Upon completion of our reincorporation into Delaware during 2011, we entered into indemnification agreements with each of our directors and executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

On September 29, 2010, we completed a business combination with NexCore Group LP by acquiring 90% of the partnership interests in NexCore Group LP, which we refer to as the Acquisition. NexCore Group LP was originally created in 2004 to provide solutions to hospitals and healthcare systems through a national platform focused on strategic and operational consulting, development, acquisitions, financing, leasing, and asset and property management services. In connection with the Acquisition, our former operations were discontinued and we continued NexCore Group LP’s existing business activities. In April 2011, we changed our state of incorporation from Colorado to Delaware and changed our name from CapTerra Financial Group, Inc. to NexCore Healthcare Capital Corp.

Except as set forth below, there were no transactions during 2012 or 2011, or any currently proposed transaction that, to our knowledge, any director, executive officer, nominee, future director, five percent stockholder, or any member of the immediate family of the foregoing persons, have or will have a direct or indirect material interest in which the amount involved exceeds $120,000. In addition, none of the foregoing persons have been indebted to us during such periods in an amount exceeding $120,000.

Revenue, Direct Costs of Revenue and Accounts Receivable

Our main sources of income are fees and commissions related to client consulting and advisory services, property development, management and leasing. Revenue, direct costs of revenue and receivables associated with transactions with properties where certain of our officers have, or we have, an ownership interest in, or can significantly influence decision-making on behalf of the property, are considered related-party transactions. The amounts and balances related to these transactions for the periods presented are as follows:

	For the Nine Months Ended September 30,
Related party:	2012	2011
Revenue	$3,824,844	$2,390,883
Direct costs of revenue	294,921	377,967

Related party:	As of September 30, 2012	As of December 31, 2011
Accounts receivable	$2,142,346	$3,355,171

GDBA Investments LLLP

GDBA, a private investment company, provided financing to our predecessor company, CapTerra. Upon completion of the Acquisition on September 29, 2010, one senior subordinated note with GDBA was outstanding. These notes were repaid in full during the year ended December 31, 2011.

BOCO Investments, LLC

BOCO, a private investment company, provided financing to our predecessor company, CapTerra, and continued to provide various financial services to us up until July 29, 2012. Upon completion of the Acquisition on September 29, 2010, one senior subordinated note with BOCO was outstanding with an annual interest rate of 0.46%. This note was repaid in full during the year ended December 31, 2011.

NexCore Group LP had a revolving line of credit with BOCO which matured on July 29, 2012. The line of credit in the amount of up to $2,000,000 had an annual interest rate of 8% and was secured by substantially all of our assets. There was no outstanding balance on this line of credit as of December 31, 2011.

Transfer of Assets

As discussed in Note 3 to our Consolidated Financial Statements, on March 25, 2011, we transferred our interests in nine subsidiaries holding real estate assets to CDA, a subsidiary of BOCO, in exchange for CDA assuming our related party debt with BOCO and GDBA, and the credit facility with First Citizens Bank. The related party debt that was assumed by CDA was no longer an obligation of ours as of March 25, 2011.

Guaranties

We executed project completion guaranties with US Bank and Wells Fargo on behalf of subsidiaries owned by our unconsolidated affiliate in connection with construction loans for three development projects during 2010 and 2011. The guaranty agreements unconditionally guaranteed the banks that the projects would be completed, all costs would be paid, and that each property would be free and clear of all liens prior to the release of its specific guaranty. Additionally, an entity owned by related parties executed limited payment guaranties with US Bank and Wells Fargo related to those construction loans and the completion guaranties for which it received fees upon completion of the projects. Gregory C. Venn, Peter K. Kloepfer and Robert D. Gross (our Chief Executive Officer, Chief Investment Officer and Chief Operating Officer, respectively) agreed, subject to certain limitations, to indemnify the related party entity if it had been required to make payment under these limited payment guaranties. As of December 31, 2012, the three projects were completed and the associated guaranties were released.

WestMountain Asset Management

We have a contract with WestMountain Asset Management under which WestMountain provides marketing consulting services to us for approximately $6,000 per month.

THE COMPANIES

NexCore Companies LLC

NexCore Companies LLC, or HoldCo, is a newly-formed Delaware limited liability company that will serve as the parent holding company of NexCore Healthcare Capital Corp, or NexCore Healthcare, and NexCore Real Estate LLC, or NexCore Real Estate, after the completion of the Reorganization of NexCore Healthcare and its subsidiaries. To date HoldCo has not had any operations. After the closing of the Securities Exchange, HoldCo is expected to conduct its operations primarily through NexCore Healthcare and NexCore Real Estate and their subsidiaries and affiliates.

NexCore Real Estate LLC

NexCore Real Estate LLC, or NexCore Real Estate, is a Delaware limited liability company that was formed in December 2012 as a 90% owned subsidiary of NexCore Healthcare. After the formation of NexCore Real Estate, NexCore Healthcare contributed all of its real estate interests to NexCore Real Estate in exchange for Class A Units and Class B Units of NexCore Real Estate. Shortly thereafter the Class B Units, or the Companion Units, of NexCore Real Estate that were held by NexCore Healthcare were distributed pro rata to all of the then existing stockholders of NexCore Healthcare. To date NexCore Real Estate has not had any operations other than holding the real estate interests contributed by NexCore Healthcare.

NexCore Healthcare Capital Corp

Company Overview

We provide comprehensive healthcare solutions to hospitals, healthcare systems and physician partners across the United States by providing a full spectrum of strategic and operational consulting, development, acquisition, financing, leasing and asset and property management services within the healthcare industry. We primarily focus on serving and advising our clients with planning and developing outpatient service facilities that target operational efficiencies and lower the cost of delivering healthcare services. We have historically been active in a wide range of healthcare project types, including medical office buildings, medical services buildings, outpatient centers of excellence, freestanding emergency departments, wellness centers and multi-specialty and single-specialty physician group facilities.

We have been recognized by Modern Healthcare as one of the top healthcare real estate developers, and we have become one of the nation’s most active and respected healthcare advisors. We and our principals have developed and acquired nearly 5.5 million square feet of commercial real estate. As of the time of this filing, we managed 23 healthcare facilities comprised of approximately 1.8 million square feet and had one project under development comprised of approximately 43,000 square feet. We and our principals have completed over $880 million of healthcare related real estate transactions on behalf of our high net worth and institutional investors. We are headquartered in Denver, Colorado and have regional offices in Bethesda, Maryland, Vancouver, Washington and Chicago, Illinois.

For the twelve months ended December 31, 2011, NexCore Healthcare generated revenues of approximately $10.6 million and operating income of $990,189. For the nine months ended September 30, 2012, NexCore Healthcare generated revenues of approximately $6.0 million and operating income of $52,461.

Business Strategy

Our business strategy is focused on anticipating the needs of our clients by providing innovative and flexible strategic planning solutions, targeting operational efficiencies and creating optimal financing and real estate structures often in partnership with nationally-competitive, institutional capital sources. Such services assist healthcare providers by lowering healthcare delivery costs and by providing efficient outpatient facilities. The majority of our revenue is derived from investor and project advisory, consultancy and management fees, investment and co-investment returns and profit sharing interests. Any such profit sharing interests are usually recognized upon the occurrence of a monetization event for the development projects in which we are invested or co-invested, such as when a stabilized development project is recapitalized with an institutional investor. We plan to continue our strategy of selectively investing and co-investing our capital with institutional partners and targeting profit sharing interests when appropriate investment opportunities arise.

Operating Strategy

Strong Hospital and Physician Relationships

Our extensive network of healthcare service providers and industry professionals has evolved over two decades and serves as a key asset for us. We continue to develop long-term, favorable relationships with hospital executives, physician practitioners and other healthcare service providers based upon high professional and ethical standards, creativity, reliability and trust. We are able to leverage these relationships along with our reputation, expertise and fully integrated national operating platform to generate new business opportunities with both existing and new clients.

Institutional Capital Sources

We have a successful history of partnering with reputable financial institutions that are often willing to commit relatively low cost capital to the healthcare sector. Having access to such capital sources allows us to effectively compete with much larger firms and pursue healthcare projects of considerable scale. In addition, these joint venture relationships allow us to selectively invest our own capital in conjunction with much greater amounts of institutional capital and target favorable, risk-adjusted investment returns.

Extensive and Differentiated Product and Service Offerings

Our advisory and consulting services assist our clients with strategic, operational and logistical decision making including site location, facility design and the creation of synergetic practitioner mixes. We also provide creative real estate and financing structures so that clients can deploy their own capital more productively. This process begins with detailed attention to hospital and physician goals and business objectives, and by creating mutually beneficial referral networks and relationships between healthcare service providers to support the targeted long-term success of each project. Our broad product and service offerings allow us to add significant value during each phase of the healthcare delivery spectrum, which enhances our ability to generate additional business opportunities and revenue sources.

Experienced Property Management and Leasing

We manage healthcare projects through a continual focus on tenant satisfaction, retention and referrals. Healthcare real estate is integral to the mission and strategies of healthcare businesses and provides unique characteristics that often add complexities when compared to more generic real estate asset classes. Our experienced leasing team understands the business of healthcare delivery. As such, every effort is made to design each space to promote staffing and operational efficiency and increased throughput. In addition, our property and asset managers are dedicated to promoting long-term relationships and maintaining our reputation, as such attributes are critical assets needed to generate future investment opportunities.

Investment and Client Diversity

We pursue the development of business opportunities in most geographic regions of the country with hospitals, physicians and healthcare systems that operate throughout the United States, while focusing on maintaining and growing a portfolio of managed healthcare investments and projects diversified by characteristics such as geographic location, tenant, medical practice and lease term.

Investment Criteria

Our investment criteria are weighted towards projects that are likely to be successful over the long term, and as such, we focus on how each project or acquisition fits within a hospital and healthcare provider’s strategic business plan. To properly invest our capital, the long-term viability of the operations and business model of each project must be clearly understood. Equally important are industry trends such as regulatory influences and the ongoing focus to treat patients in lower costing offsite care facilities. Other factors influencing our underwriting and structuring decisions are competitive and demographic analysis, strength of clinical programs, alignment with physicians and hospitals, market share and the credit worthiness of the hospital and physician participants.

The healthcare facilities in which we invest are the tangible results of implementing the operational and logistical solutions that we develop to assist our clients in achieving their business objectives. We strive to plan, design and develop centers of excellence to promote staffing and operational efficiency and to reduce costs for our healthcare clients and their patients. This emphasis on operational efficiency and low cost delivery is expected to increase in importance as clinical integration and payment reform advance.

Acquisition and Development Activity

During the years ended December 31, 2011 and 2012, we assisted our institutional partners in the acquisition and disposition of an assortment of medical office buildings across the country. We normally earn advisory fees upon the closing of such acquisitions and dispositions and begin earning management fees on the applicable acquisition dates.

In December of 2012, the Company invested approximately $1.1 million for a noncontrolling interest in a portfolio of seven medical office buildings with one of its institutional capital partners.

As part of our healthcare advisory services and development business, we are co-invested in and managing the following healthcare projects through our development joint venture, Venture I:

•

Silver Cross Hospital Medical Services Building — Construction commenced during October 2010 on this medical services building comprised of approximately 182,000 square feet referred to as Silver Cross. Construction was completed during the fourth quarter of 2011. In association with this project, we have also successfully completed and leased our first two timeshare programs that focus on attracting additional physicians to the facility on a part-time basis to generate additional revenue and to serve as a potential source of longer-term tenants. The construction loan on this project was refinanced with longer-term debt during the second quarter of 2012. As of March 1, 2013, this building was approximately 88% leased.

•

Saint Anthony North Medical Pavilion — Construction commenced during June 2011 on this medical office building and freestanding emergency department comprised of approximately 48,000 square feet. Construction was completed as of September 30, 2012 and building operation commence during the third quarter of 2012. The construction loan on this project was refinanced with longer-term debt during the fourth quarter of 2012. As of March 1, 2013, this building was approximately 97% leased.

•

Saint Agnes Hospital Medical Office Building — Construction commenced during November 2011 on this medical office building comprised of approximately 85,000 square feet. Construction was completed during the fourth quarter of 2012. The construction loan on this project was refinanced with longer-term debt during the fourth quarter of 2012. As of March 1, 2013, this building was approximately 83% leased.

During the year ended December 31, 2012, we commenced the following projects:

•

Three projects at one medical complex for which we provide project management services for the construction of a new catheterization laboratory and surgery room, and for electrical service upgrades. Construction is expected to be completed during the first half of 2013.

•

We are providing client consulting services, including strategic planning, feasibility analysis, site selection, and development and project management services, on a medical office building comprised of approximately 42,000 square feet. Construction commenced during the fourth quarter of 2012 and is expected to be completed during the first quarter of 2014.

We have also successfully managed and completed the following development projects:

•

Rex Healthcare of Knightdale Wellness Center — We completed the original construction of the 63,000 square foot medical office building during the 2008-2009 timeframe. We later worked with the hospital to strategically locate an adjacent wellness center to complement the client’s orthopedic and cardiology programs, while developing mutually beneficial relationships between the various healthcare tenants to expand and fully lease the facility. Construction for this wellness center expansion at the medical office building commenced during September 2011 and includes the addition of 14,500 square feet. Construction of the wellness center was completed during the second quarter of 2012.

•

United Health Services Outpatient Medical Facility — Construction commenced during December 2010 on this medical facility comprised of 85,000 square feet for which we provided client consulting services including strategic planning, feasibility analysis, site selection and project management services. Construction was completed during the third quarter of 2012.

Outlook for the Healthcare Industry

An increasing demand for healthcare services is being driven by the aging baby boomer generation. The first baby boomers turned 65 in 2011, beginning a prolonged increase of the senior population. This increase will create a significant pipeline of customers for medical providers, increasing the demand for hospital stays, outpatient treatments and doctor visits, as well as a greater need for the development of new outpatient facilities. In addition to the rising baby boomer population, other factors that contribute to the increasing demand for healthcare services include inadequate hospital infrastructures, advancements in outpatient medical technology, the rising cost of inpatient procedures, higher procedure reimbursement rates for outpatient services and the decentralization of hospitals and their need to preserve capital.

Healthcare real estate has continued to be a desirable asset class because of its attractive returns and its inherently stabilizing forces including high barrier to entry markets, strong credit hospital sponsorship, stable rental growth rates, relatively long-term leases, low vacancy rates, and high tenant retention rates, all of which contribute to long-term stable property cash flows. In addition, outpatient medical facilities are driven by need, rather than by speculation and while the industry is not recession-proof, it has shown to be relatively recession-resistant because of its sound fundamentals and the non-cyclical nature of demand for healthcare services.

Competition

When pursuing business opportunities, we compete with regional and national private and public companies and investors. The market remains competitive for these types of assets due to the perceived attractiveness of the healthcare industry and healthcare real estate. Although some of our competitors have substantially greater financial and operational resources than we do, we feel we can effectively compete. We believe that significant growth opportunities will continue to be available for us within our targeted markets and healthcare sectors based upon our long-term relationships, access to institutional capital, level of expertise, the size of the healthcare industry and its fragmentation of facility ownership. When compared to more generic asset classes, healthcare real estate tends to be owned more by smaller private investors and less by public real estate investment trusts, or REITs, and other institutional investors.

We believe that we are well positioned to effectively compete within our targeted markets based upon the following factors:

•	We maintain a fully integrated advisory, development, investment and management platform focused solely on the healthcare sector;

•	We focus on maintaining robust new business pipelines sourced through a network of healthcare system relationships, property owners, developers, brokerage houses and other industry professionals;

•	Our employees concentrate on employing a pro-active approach to achieving creative healthcare solutions, while balancing the needs and objectives of clients and investors;

•	We have experience structuring investments and investing and managing capital for both high net worth individuals and institutional investors;

•	We maintain a detailed underwriting process focused on mitigating risks and maximizing opportunities under varying scenarios;

•	We employ strong risk management functions targeting on-time and on-budget project completion while minimizing risk exposures; and

•	We maintain dedicated, hands-on property management and leasing teams working within a “high touch” industry.

Regulatory Matters

The healthcare industry is heavily regulated by U.S. federal, state and local governmental authorities. Our clients generally will be subject to laws and regulations covering, among other things, licensure, certification for participation in government programs, billing for services, privacy and security of health information and relationships with physicians and other referral sources. In addition, there could be new laws and regulations, changes in existing laws and regulations or changes in the interpretation of such laws or regulations. These changes, in some cases, could apply retroactively. The enactment, timing or effect of legislative or regulatory changes cannot be predicted.

Many states also regulate the construction of healthcare facilities, the expansion of healthcare facilities, the construction or expansion of certain services, including by way of example specific bed types and medical equipment, as well as certain capital expenditures through certificate of need, or CON, laws. Under such laws, the applicable state regulatory body must determine a need exists for a project before the project can be undertaken. If one of our clients seeks to undertake a CON-regulated project, but is not authorized by the applicable regulatory body to proceed with the project, the client would be prevented from operating in its intended manner.

Employees

As of February 28, 2013, we had 39 employees, 38 of whom are full-time employees. None of our employees are covered by a collective bargaining agreement, and we consider relations with our employees to be good.

Properties

Our headquarters are currently located at 1621 18th Street, Suite 250, Denver, Colorado 80202. As of December 31, 2011, we lease office space in Denver, Colorado, Bethesda, Maryland and Chicago, Illinois. We believe that these facilities are suitable for our current requirements and foreseeable contemplated operations.

Legal Proceedings

No material legal proceedings to which we are a party were pending during the reporting period. We know of no legal proceedings of a material nature pending or threatened or judgments entered against any of our directors or officers in their capacity as such.

Corporate History

We are a Delaware corporation. Our principal offices are located at 1621 18th Street, Suite 250, Denver, Colorado 80202, and our telephone number is (303) 244-0700. We are headquartered in Denver, Colorado and have regional offices in Bethesda, Maryland, Vancouver, Washington and Chicago, Illinois.

We were originally organized in April 2003 as a Colorado corporation under the name Across America Real Estate Development Corp. to provide financing for built-to-suit real estate projects for certain retailers. Our name was changed to Across America Real Estate Corp. in July 2005, and then changed again to CapTerra Financial Group, Inc., referred to as CapTerra, in July 2008, at which time we began to act as a co-developer, principally as a financier, for built-to-suit real estate development projects for certain retailers. On September 29, 2010, we completed a business combination with NexCore Group LP by acquiring 90% of the partnership interests in NexCore Group LP. NexCore Group LP was originally created in 2004 to provide solutions to hospitals and healthcare systems through a national platform focused on strategic and operational consulting, development, acquisitions, financing, leasing, and asset and property management services within the healthcare real industry. In connection with the business combination, our former operations were discontinued and we continued NexCore Group LP’s existing business as a national leader in the field of healthcare advisory and project development and management. In April 2011, we changed our state of incorporation from Colorado to Delaware and changed our name from CapTerra Financial Group, Inc. to NexCore Healthcare Capital Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

NexCore Healthcare Capital Corp provides comprehensive healthcare facility solutions to hospitals, healthcare systems and physician partners across the United States by providing a full spectrum of strategic and operational consulting, development, acquisition, financing, leasing and asset and property management services within the healthcare industry. As of September 30, 2012, we managed 22 healthcare facilities and one retail facility comprised of approximately 1.7 million square feet, and had two construction projects under development comprised of approximately 0.1 million square feet. As of September 30, 2011, we managed 19 healthcare facilities and one retail facility comprised of approximately 1.3 million square feet and had four projects under development comprised of approximately 0.3 million square feet.

Results of Operations

Summary of the Three Months Ended September 30, 2012 Compared to the Three Months Ended September 30, 2011

	For the Three Months Ended September 30,		$ Change	% Change
	2012	2011
REVENUE:
Development, facilities consulting and construction management fees	$2,141,640	$618,259	$1,523,381	246.4%
Leasing commissions and tenant consulting fees	194,134	129,818	64,316	49.5%
Property and asset management fees	591,608	426,976	164,632	38.6%
Investor advisory and other fees	131,724	292,125	(160,401)	(54.9)%

Total revenue	3,059,106	1,467,178	1,591,928	108.5%

OPERATING EXPENSES:
Direct costs of revenue	324,635	249,560	75,075	30.1%
Depreciation and amortization	43,561	39,149	4,412	11.3%
Selling, general and administrative	1,627,792	1,688,395	(60,603)	(3.6)%

Total operating expenses	1,995,988	1,977,104	18,884	1.0%

Income (loss) from operations	$1,063,118	$(509,926)	$1,573,044	308.5%

Revenue

Development, facilities consulting and construction management fees for the three months ended September 30, 2012 increased compared to the same period in 2011 primarily due to revenue earned upon the completion of one of our construction projects, management fees earned from three small remodel projects and the commencement of one larger development project during the three months ended September 30, 2012. During the three months ended September 30, 2011, three development projects were ongoing, and no projects were completed or begun.

Leasing commissions and tenant consulting fees for the three months ended September 30, 2012 increased compared to the same period in 2011 primarily as a result of steady leasing activities related to our development projects and our managed properties. We typically recognize 50% of contractual leasing commissions upon execution of the lease and 50% upon lease commencement. However, for commissions related to development projects, no such commissions are recognized until commencement of the development project.

Property and asset management fees include asset management fees, property management fees and maintenance revenue. Such fees increased for the three months ended September 30, 2012 compared to the same period in 2011 primarily due to our management of three additional properties. As of September 30, 2012, we managed 22 healthcare properties with average occupancy of 94.1% compared to 19 properties with average occupancy of 94.4% as of September 30, 2011.

Investor advisory and other fees decreased for the three months ended September 30, 2012 compared to the same period in 2011 primarily due to an acquisition fee recognized during the three months ended September 30, 2011, as we assisted one of our institutional partners in acquiring a medical office building. No such acquisition fees were received during the three months ended September 30, 2012. We earned an advisory fee upon the closing of this acquisition and began earning management fees for this asset commencing on the acquisition date.

The recognition of certain fees and other revenue is dependent on specific performance milestones associated with our projects and as a result will tend to fluctuate significantly from period to period.

Operating Expenses

Direct costs of revenue represent expenses paid to third parties for services related to predevelopment, property management, tenant leasing and due diligence, and incremental internal costs as they are incurred for projects that have commenced. We capitalize all third-party predevelopment costs related to future projects until a project is no longer probable or construction commences, at which time we are either reimbursed by the owners of the project or the capitalized costs are expensed.

Direct costs of revenue increased for the three months ended September 30, 2012 compared to the same period in 2011 primarily due to incrementally higher internal costs related to the ongoing development projects and increased third-party property management fees.

Expenses related to depreciation and amortization increased for the three months ended September 30, 2012 compared to the three months ended September 30, 2011 primarily as a result of additional computer equipment and software purchased subsequent to September 30, 2011.

Selling, general and administrative expenses remained relatively consistent for the three months ended September 30, 2012 compared to the three months ended September 30, 2011. The slight decrease was primarily related to lower expenses incurred for professional fees partially offset by higher employee costs.

Summary of the Nine Months Ended September 30, 2012 Compared to the Nine Months Ended September 30, 2011

	For the Nine Months Ended September 30,		$ Change	% Change
	2012	2011
REVENUE:
Development, facilities consulting and construction management fees	$3,061,238	$1,747,931	$1,313,307	75.1%
Leasing commissions and tenant consulting fees	759,099	620,485	138,614	22.3%
Property and asset management fees	1,702,584	1,170,669	531,915	45.4%
Investor advisory and other fees	505,837	636,102	(130,265)	(20.5)%

Total revenue	6,028,758	4,175,187	1,853,571	44.4%

OPERATING EXPENSES:
Direct costs of revenue	818,202	596,642	221,560	37.1%
Depreciation and amortization	127,325	80,601	46,724	58.0%
Selling, general and administrative	5,030,770	5,182,202	(151,432)	(2.9)%

Total operating expenses	5,976,297	5,859,445	116,852	2.0%

Income (loss) from operations	$52,461	$(1,684,258)	$1,736,719	103.1%

Revenue

Development, facilities consulting and construction management fees for the nine months ended September 30, 2012 increased compared to the same period in 2011 primarily due to revenue earned upon the completion of two of our construction projects, management fees earned from three small remodel projects and the commencement of one large development project during the nine months ended September 30, 2012. During the nine months ended September 30, 2011, only one large development project commenced.

Leasing commissions and tenant consulting fees for the nine months ended September 30, 2012 increased compared to the same period in 2011 primarily as a result of steady leasing activities related to our development projects and our managed properties. We typically recognize 50% of contractual leasing commissions upon execution of the lease and 50% upon lease commencement. However, for commissions related to development projects, no such commissions are recognized until commencement of the development project.

Property and asset management fees include asset management fees, property management fees and maintenance revenue. Such fees increased for the nine months ended September 30, 2012 compared to the same period in 2011 primarily due to our management of three additional properties. As of September 30, 2012, we managed 22 healthcare properties with average occupancy of 94.1% compared to 19 properties with average occupancy of 94.4% as of September 30, 2011.

Investor advisory and other fees decreased for the nine months ended September 30, 2012 compared to the same period in 2011 primarily due to lower acquisition fees recognized during the nine months ended September 30, 2012. During the nine months ended September 30, 2012, we assisted one of our institutional partners in acquiring one medical office building. During the nine months ended September 30, 2011, we assisted one of our institutional partners in acquiring two medical office buildings. We earned an advisory fee upon the closing of each of these acquisitions and began earning management fees for these assets commencing on each applicable acquisition date.

The recognition of certain fees and other revenue is dependent on specific performance milestones associated with our projects and as a result will also tend to fluctuate significantly from period to period.

Operating Expenses

Direct costs of revenue represent expenses paid to third parties for services related to predevelopment, property management, tenant leasing and due diligence, and incremental internal costs as they are incurred for projects that have commenced. We capitalize all third-party predevelopment costs related to future projects until a project is no longer probable or construction commences, at which time we are either reimbursed by the owners of the project or the capitalized costs are expensed.

Direct costs of revenue increased for the nine months ended September 30, 2012 compared to the same period in 2011 primarily due to incrementally higher internal costs related to the ongoing development projects and increased third-party property management fees.

Expenses related to depreciation and amortization increased for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011 primarily as a result of additional tenant improvements completed at our main office and additional computer equipment and software purchased subsequent to September 30, 2011.

Selling, general and administrative expenses remained relatively consistent for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011. The slight decrease was primarily related to lower expenses incurred for professional fees partially offset by higher employee costs.

Liquidity and Capital Resources

Cash and cash equivalents were $3,172,077 on September 30, 2012 compared to $1,930,441 on December 31, 2011. The increase in cash and cash equivalents is primarily related to the receipt of payments from ongoing and completed development projects. Our primary source of liquidity is cash provided by operations.

Cash provided by operating activities improved to $566,061 during the nine months ended September 30, 2012 compared to $2,124,049 used by operations during the nine months ended September 30, 2011, primarily due to operating cash distributions from our development joint venture which we began receiving during the nine months ended September 30, 2012. Additional operating cash flows during the nine months ended September 30, 2012 resulted from the decrease in the accounts receivable balance from December 31, 2011 due to collections. These cash inflows were partially offset by the reduction of current payables from December 31, 2011.

During the nine months ended September 30, 2012, cash provided by investing activities primarily related to cash distributions from our development joint venture, partially offset by the purchase of additional office equipment. During the nine months ended September 30, 2011, we used $754,524 to invest in our development joint venture and $285,373 for improvements to our Denver office space and the purchase of additional office equipment. These uses were partially offset by a decrease in our restricted cash.

During the nine months ended September 30, 2012, we made a distribution to our noncontrolling interest of $9,974. For the nine months ended September 30, 2011, we had no financing activities.

We intend to meet our liquidity needs from our available cash and funds provided by operations. We believe that these resources are sufficient to meet our reasonably foreseeable cash requirements. However, management continues to assess our capital resources in relation to our ability to fund operations and new investments on an ongoing basis. As such, management may seek to access the capital markets to raise additional capital through the issuance of additional equity, debt or a combination of both in order to fund our operations and future growth.

Adjusted EBITDA

To supplement our Consolidated Financial Statements, we use EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. We define EBITDA as consolidated net income before interest expense, income tax expense and depreciation and amortization. Our EBITDA includes noncontrolling interests and may not be comparable to EBITDA reported by other companies. We define Adjusted EBITDA as EBITDA before noncash equity based compensation expense.

We provide this information as a supplement to GAAP information to help us and our investors understand the impact of various items on our Consolidated Financial Statements. We use Adjusted EBITDA as one of several metrics when assessing our performance. In addition, we use Adjusted EBITDA to define certain performance targets under our compensation programs. Because Adjusted EBITDA excludes items that are included in our Consolidated Financial Statements, it does not provide a complete measure of our operating performance and should not be used as a substitute for GAAP measures. Therefore, investors are encouraged to use our Consolidated Financial Statements when evaluating our financial performance.

The reconciliation of EBITDA and Adjusted EBITDA to consolidated net income (loss) is set forth in the table below for the three and nine months ended September 30, 2012 and 2011.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Consolidated net income (loss)	$1,399,135	$(509,959)	$516,859	$(1,695,957)
Exclude: Interest income	(414)	(151)	(910)	(796)
Exclude: Depreciation and amortization	43,561	39,149	127,325	80,601
Exclude: Income tax provision	—	—	—	—

EBITDA	1,442,282	(470,961)	643,274	(1,616,152)
Exclude: Equity-based compensation expense	33,849	26,032	101,477	69,304

Adjusted EBITDA	$1,476,131	$(444,929)	$744,751	$(1,546,848)

In addition to Adjusted EBITDA referenced in the table above, we received $572,510 and $1,221,099 of cash distributions from our development joint venture during the three and nine months ended September 30, 2012, respectively, versus equity earnings from this unconsolidated joint venture recognized on a GAAP basis of $335,603 and $463,488 for the three and nine months ended September 30, 2012, respectively, which is included in consolidated net income (loss). There were no such cash distributions during 2011. We anticipate the receipt of additional cash distributions from our development joint venture on a monthly basis until the three development assets in which we have co-invested are sold.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations/consequences associated with the Securities Exchange and Merger, Holdco’s status as an entity exempt from taxation as a corporation and the ownership and disposition of Holdco Units by certain holders. The following summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), currently applicable United States Treasury Regulations (“Regulations”) and judicial and administrative rulings as of the date hereof. This summary is not binding upon the Internal Revenue Service (“IRS”), and no rulings have been or will be sought from the IRS regarding any matters discussed in this summary. In that regard, there can be no assurance that positions taken with respect to, for example, the status of Holdco as a publicly traded partnership exempt from taxation as a corporation will not be challenged by the IRS. In addition, legislative, judicial or administrative changes may be forthcoming that could alter or modify the tax consequences, possibly on a retroactive basis.

This summary deals only with HoldCo Units after the Securities Exchange and Merger that are held as capital assets by members who acquire the units upon original issuance and does not address (except to the limited extent described below) special situations, such as those of:

•	brokers and dealers in securities or currencies;

•	financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations (except as described in “Tax-Exempt Organizations” below);

•	insurance companies;

•	persons holding units as a part of a hedging, integrated or conversion transaction or a straddle, or as part of any other risk reduction transaction;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons liable for alternative minimum tax; or

•	persons whose functional currency is not the U.S. dollar.

A “U.S. holder” means a beneficial owner of HoldCo Units that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•

a partnership (or other entity treated as a partnership for tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, the interests in which are owned only by U.S. persons;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a federal, state or local court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Regulations to be treated as a U.S. person.

A “non-U.S. holder” means a beneficial owner of HoldCo Units that is not a U.S. holder.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds HoldCo Units, the tax treatment of any non-U.S. partner in such partnership (or other entity) will generally depend upon the status of the partner and the activities of the partnership. If you are a non-U.S. partner of a partnership (or similarly treated entity) that acquires and holds HoldCo Units, we urge you to consult your own tax advisor.

No statutory, administrative or judicial authority directly addresses many of the U.S. federal income tax issues pertaining to the treatment of HoldCo Units or instruments similar to the units. As a result, we cannot assure you that the IRS or the courts will agree with the positions described in this summary. A different treatment of the HoldCo Units or HoldCo from that described below could adversely affect the amount, timing, character, and manner for reporting of income, gain or loss in respect of an investment in the units. All holders of NexCore Stock, Companion Units and HoldCo Units acquired in connection with the Securities Exchange and the Merger should consult their own tax advisor concerning the particular U.S. federal income tax consequences to them of the Securities Exchange, the Merger, and the ownership and disposition of HoldCo Units, as well as any consequences to them arising under the laws of any other taxing jurisdiction.

Material U.S. Federal Tax Consequences of the Securities Exchange and the Merger

We believe that, for U.S. federal income tax purposes, the exchange of NexCore Stock and/or Companion Units for HoldCo Units in connection with the Securities Exchange, and the exchange of NexCore Stock for HoldCo Units pursuant to the Merger, should in each case qualify as an exchange to which Section 721(a) of the Internal Revenue Code applies.

Accordingly, a U.S. holder of NexCore Stock and/or Companion Units who receives solely HoldCo Units in exchange for such shares/units in connection with the Securities Exchange or pursuant to the Merger will be treated as having exchanged its NexCore Stock and/or Companion B Units, as the case may be, for HoldCo Units in a non-recognition event.

A U.S. holder of NexCore Stock or Companion Units who receives cash (including cash received in lieu of a fractional HoldCo Unit) in exchange for its NexCore Stock and/or Companion Units in connection with the Securities Exchange or pursuant to the Merger will be treated as having sold such shares/units for cash, and generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the shareholder’s adjusted basis in such shares/units treated as sold for cash in the applicable transaction. Generally, any such gain or loss will be long-term capital gain or loss if the holder’s holding period for the shares/units is greater than one year as of the closing of the merger. The deductibility of capital losses is subject to limitations.

While the Securities Exchange and the Merger should be treated for U.S. federal income tax purposes as contributions of NexCore Stock and/or Companion Units to HoldCo that qualify under Section 721(a) of the Code to the extent HoldCo Units are received as consideration by applicable contributees, in order for the contribution to qualify under Section 721(a) of the Code, among other things, HoldCo must not be treated as an investment company for purposes of Section 721(b) of the Code.

Code Section 721(b) provides that non-recognition treatment afforded under Code Section 721(a) will not apply to gain realized on a transfer of property to a partnership which would be treated as an investment company (within the meaning of Section 351 of the Code) if the partnership were incorporated. Generally, this exception to non-recognition is designed to prevent tax-free diversification of an investment portfolio through a non-recognition transfer of concentrated holdings in a particular security or small number of securities to a pooled ownership of different investment securities. In general, Code Section 351(e) and the Treasury Regulations promulgated thereunder define an investment company to mean any corporation more than 80% of the value of whose assets are held for investment and are stocks or securities as defined by the statute. The Treasury regulations generally provide that a partnership is an investment company if immediately after the receipt of property, more than 80% of the value of its assets (i) are held for investment purposes, and (ii) consist of readily marketable stocks or securities. The Treasury Regulations also provide that the determination of whether an entity is an investment company will ordinarily be made by reference to the circumstances in existence immediately after the transfer in question. However, where circumstances change thereafter pursuant to a plan in existence at the time of the transfer, this determination will be made by reference to the later circumstances.

We have no reason to believe that HoldCo will be treated as an investment company for purposes of Code Section 721(b). However, if the IRS were to prevail with the assertion, or a court were to conclude, that HoldCo was an investment company immediately following the Merger, then Section 721(a) of the Internal Revenue Code would not apply with respect to a holder of NexCore Stock and/or Companion Units that receives HoldCo Units as exchange consideration and such holder would be treated as having sold in a taxable transaction his shares/units to HoldCo for cash in an amount equal to the value of the HoldCo Units he receives. The discussion below assumes that HoldCo will not be treated as an investment company for purposes of Section 721(b) of the Internal Revenue Code immediately following the Merger.

Status of HoldCo as a Publicly Traded Partnership

HoldCo intends to be treated as a publicly traded partnership exempt from taxation as a corporation for U.S. federal income tax purposes, and, accordingly, no federal income tax will be payable by it as an entity. Instead, each member will be required to take into account its distributive share of the items of income, gain, loss, deduction and credit of HoldCo.

If HoldCo were not treated as a publicly traded partnership exempt from taxation as a corporation and, instead, were to be classified as an association taxable as a corporation, HoldCo would be subject to federal income tax on any taxable income at regular corporate tax rates, thereby reducing the amount of cash available for distribution to the members. In that event, the members would not be entitled to take into account their distributive units of HoldCo’s deductions in computing their taxable income, nor would they be subject to tax on their respective units of HoldCo’s income. Distributions to a member would be treated as (i) dividends to the extent of HoldCo’s current or accumulated earnings and profits, (ii) a return of basis to the extent of each member’s basis in its units, and (iii) gain from the sale or exchange of property to the extent that any remaining distribution exceeds the member’s basis in its units. Overall, treatment of HoldCo as an association taxable as a corporation may substantially reduce the anticipated benefits of an investment in HoldCo.

A “publicly traded partnership” (as defined in Section 7704 of the Code) is any partnership the interests in which are traded on an established securities market or which are readily tradable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership is treated as a corporation unless 90% or more of its gross income each year is “qualifying income” (generally, passive-type income) and the partnership is not required to register as an investment company under the Investment Company Act of 1940.

Qualifying income includes dividends, interest, real property rents, gain from the sale or disposition of real property, gain from the sale or other disposition of a capital asset, income that qualifies as taxable income of a regulated investment company; and income that qualifies as real estate investment company income. We intend to restrict the sources of our income so that more than 90% of our gross income for each taxable year will constitute qualifying income within the meaning of Section 7704(d) of the Code.

Under current law and assuming full compliance with the terms of the operating agreement (and other relevant documents) and based upon factual representations made by us, in the opinion of Kutak Rock LLP, HoldCo will be classified as a publicly traded partnership exempt from taxation as a corporation for U.S. federal income tax purposes. The factual representations made by us upon which Kutak Rock LLP has relied include: (a) HoldCo has not elected and will not elect to be treated as a corporation for U.S. federal income tax purposes; (b) HoldCo is not required to register as an investment company under the Investment Company Act of 1940, and (c) for each taxable year, more than 90% of the gross income of HoldCo will consist of “qualifying income” within the meaning of Section 7704 of the Code.

Kutak Rock LLP will have no obligation to advise us of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in, or differing IRS interpretation of, the applicable law. Our taxation as a publicly traded partnership exempt from taxation as a corporation will depend on our ability to meet, on a continuing basis, through actual operating results, the “qualifying income exception” (as described above), the compliance with which will not be reviewed by Kutak Rock LLP on an ongoing basis. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the qualifying income exception. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

There can be no assurance that the IRS will not successfully assert that HoldCo should be treated as a publicly traded partnership taxable as a corporation. No ruling has been or will be sought from the IRS, and the IRS has made no determination, as to the status of the company for U.S. federal income tax purposes or whether HoldCo will have sufficient qualifying income under Section 7704(d) of the Code. Whether HoldCo will continue to meet the qualifying income exception is dependent on HoldCo’s continuing activities and the nature of the income generated by those activities. In any event, HoldCo’s board of directors will use its best efforts to cause HoldCo to conduct its activities in such a manner that it continues to meet the qualifying income exception.

If HoldCo fails to satisfy the qualifying income exception described above (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable period of time after the discovery of such failure and with respect to which certain adjustments are made), HoldCo will be treated as if it had (i) transferred all of its assets, subject to its liabilities, to a newly-formed corporation on the first day of the year in which it fails to satisfy the exception, in return for stock in that corporation, and (ii) then distributed that stock to the members in liquidation of their beneficial interests in HoldCo. This contribution and liquidation should be tax-free to members and HoldCo so long as HoldCo, at that time, does not have liabilities in excess of its tax basis in its assets. Thereafter, HoldCo would be treated as a corporation for U.S. federal income tax purposes.

The discussion below assumes that HoldCo will be classified as a publicly traded partnership exempt from taxation as a corporation for U.S. federal income tax purposes.

Tax Considerations for U.S. Holders

Tax Treatment of HoldCo

As a publicly traded partnership exempt from taxation as a corporation, HoldCo itself will not be subject to U.S. federal income tax, although it will file an annual partnership information return with the IRS, which information return will report the results of its activities. That information return also will contain schedules reflecting allocations of profits or losses (and items thereof) to HoldCo members.

Tax Treatment of HoldCo Income to Members

Each partner of a partnership is required to take into account its share of items of income, gain, loss, deduction and other items of the partnership. Each member will be required to include on its tax return its allocable share of HoldCo income, gain, loss, deduction and other items without regard to whether the member receives corresponding cash distributions. Thus, members may be required to report taxable income without a corresponding current receipt of cash if HoldCo were to recognize taxable income and not make cash distributions.

Allocation of Company Profits and Losses

Under Section 704 of the Code, the determination of a partner’s distributive share of any item of income, gain, loss, deduction, or credit of a partnership shall be governed by the operating agreement unless the allocation so provided lacks “substantial economic effect” and is not otherwise in accordance with the partner’s interests in the partnership. Accordingly, a member’s share of HoldCo’s items of income, gain, loss, deduction, and credit will be determined by the operating agreement, unless the allocations under the operating agreement are determined not to have “substantial economic effect” and is not otherwise in accordance with the partner’s interests in the partnership. Subject to the discussion below in this section and under “— Tax Considerations for U.S. Holders — Allocations Among Members” and “Section 754 Election,” we believe that the allocations under the operating agreement should be considered to have substantial economic effect. If the allocations were found to lack substantial economic effect, the allocations nonetheless should be deemed to be made in accordance with the “partners’ interests in the partnership,” a facts and circumstances analysis of the underlying economic arrangement of the company’s members. If the allocations provided by the operating agreement were successfully challenged by the IRS, the amount of income or loss allocated to members for U.S. federal income tax purposes could be increased or reduced or the character of the income or loss could be modified.

As required by the rules and regulations under Sections 704(b) and 704(c) of the Code (as appropriate), specified items of income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to HoldCo and our property that has been revalued and reflected in the partners’ capital accounts upon the issuance of units in connection with this offering. An allocation of HoldCo items of income, gain, loss and deduction, other than an allocation required by the Code to eliminate the difference between a member’s “book” capital account, credited with the fair market value of contributed or adjusted property, and “tax” capital account, credited with the tax basis of contributed or adjusted property, the “book-tax disparity,” will generally be given effect for federal income tax purposes in determining a member’s distributive share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect” under the Treasury Regulations. In any other case, a member’s distributive share of an item will be determined on the basis of the member’s interest in HoldCo, which will be determined by taking into account all the facts and circumstances, including the member’s relative contributions to HoldCo, the interests of all the members in profits and losses, the interest of all the members in cash flow and other nonliquidating distributions and rights of all the members to distributions of capital upon liquidation.

The U.S. federal income tax rules that apply to partnership allocations are complex, and their application, particularly to publicly traded partnerships, is not always clear. We will apply certain conventions and assumptions intended to achieve general compliance with the intent of these rules, and to report items of income and loss in a manner that generally reflects a member’s economic gains and losses; however, these conventions and assumptions may not be considered to comply with all aspects of the Regulations. It is, therefore, possible the IRS will successfully assert that certain of the conventions or assumptions are not acceptable, and may require items of HoldCo income, gain, loss or deduction to be reallocated in a manner that could be adverse to members.

Treatment of Distributions

Distributions of cash by a partnership generally are not taxable to the distributee-partner to the extent the amount of cash distributed does not exceed the distributee’s tax basis in its partnership interest. Cash distributions made by HoldCo to the members would create taxable gain to a member only to the extent the distribution were to exceed the member’s tax basis in the HoldCo units (see the section entitled “— Tax Basis in Units”). Any cash distribution in excess of a member’s tax basis generally will be considered to be gain from the sale or exchange of the units (see the section entitled “— Disposition of Units” below).

Disposition of Units

If a U.S. holder transfers units and such transfer is a sale or other taxable disposition, the member will generally be required to recognize gain or loss measured by the difference between the amount realized on the sale and the member’s adjusted tax basis in the interests deemed sold. The amount realized will include the member’s share of HoldCo’s liabilities, as well as any proceeds from the sale. The gain or loss recognized will generally be taxable as capital gain or loss, except that the gain or loss will be ordinary (and not capital gain or loss) to the extent attributable to the member’s allocable share of unrealized gain or loss in assets of HoldCo described in Section 751 of the Code (including certain unrealized receivables and inventory). Capital gain of non-corporate U.S. holders is eligible to be taxed at reduced rates where the interests sold are considered held for more than one year. Capital gain of corporate U.S. holders is taxed at the same rate as ordinary income. Any capital loss recognized by a U.S. holder on a sale of units will generally be deductible only against capital gains, except that a non-corporate U.S. holder may also offset up to $3,000 per year of ordinary income.

Gain or loss recognized by a member on the sale or exchange of units held for more than one year will generally be taxable as long-term capital gain or loss; otherwise, such gain or loss will generally be taxable as short-term capital gain or loss. A special election is available under the Regulations that will allow a member to identify and use the actual holding periods for the units sold for purposes of determining long-term capital gain or loss. If a member fails to make the election or is not able to identify the holding periods for units acquired at multiple times and later sold, the member likely will have a fragmented holding period in the units sold.

A member that sells some or all of its units is urged to consult its tax advisor to determine the proper application of these rules in light of the member’s particular circumstances.

Tax Basis in Units

A person who contributes both NexCore Stock and Companion Units for HoldCo Units in either the Securities Exchange or the Merger will receive an initial tax basis in such HoldCo Units equal to that portion of his adjusted tax basis in his NexCore Stock and Companion Units contributed not attributable to the receipt of cash by him in the Merger or the Securities Exchange, plus his share of HoldCo’s nonrecourse liabilities. The initial tax basis to a U.S. holder who purchases its units after the Merger will equal the sum of (a) the amount of cash paid by such member for its units and (b) such member’s share of HoldCo’s liabilities. A U.S. holder’s tax basis in the units will be increased by (a) the member’s share of HoldCo’s taxable income, including capital gain, (b) the member’s share of HoldCo’s income, if any, that is exempt from tax and (c) any increase in the member’s share of HoldCo’s liabilities. A U.S. holder’s tax basis in the units will be decreased (but not below zero) by (a) the amount of any cash distributed (or deemed distributed) to the member, (b) the member’s share of HoldCo’s losses and deductions, (c) the member’s share of HoldCo’s expenditures that are neither deductible nor properly chargeable to a capital account and (d) any decrease in the member’s share of HoldCo’s liabilities.

Limitations on Interest Deductions

The deductibility of a non-corporate U.S. holder’s “investment interest expense” is generally limited to the amount of such member’s “net investment income.” Investment interest expense would generally include interest expense incurred by

HoldCo, if any, and interest expense incurred by the U.S. holder on any margin account borrowing or other loan incurred to purchase or carry units of HoldCo. Net investment income includes gross income from property held for investment and amounts treated as portfolio income, such as dividends and interest, under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gains rates is excluded from net investment income unless the member elects to pay tax on such gain or dividend income at ordinary income rates.

Expenses

In general, a U.S. holder’s share of the expenses incurred by HoldCo that are considered miscellaneous itemized deductions may be deducted by a U.S. holder that is an individual, estate or trust only to the extent that the member’s share of the expenses exceeds 2% of the adjusted gross income of such member.

HoldCo will report such expenses on a pro rata basis, and each U.S. holder will be required to determine separately to what extent these items are deductible on such member’s tax return. A U.S. holder’s inability to deduct all or a portion of such expenses could result in such member’s reporting as its share of HoldCo taxable income an amount that exceeds any cash actually distributed to such U.S. holder for the year.

Section 754 Election

We anticipate making the election permitted by Section 754 of the Code. Such an election, once made, is irrevocable without the consent of the IRS. The election will generally require, in connection with a purchase of units in the open market, that the company adjust its proportionate share of the tax basis in the company’s assets, or the “inside” basis, pursuant to Section 743(b) of the Code to fair market value (as reflected in the purchase price for the purchaser’s units), as if the purchaser of units had acquired a direct interest in the company’s assets. The Section 743(b) basis adjustment is attributed solely to a purchaser of units and does not affect the tax basis of the company’s assets associated with other members. The Section 754 election, however, could result in adjustments to the “common basis” of the company’s assets, under Section 734, in connection with certain distributions.

Generally, the Section 754 election is intended to eliminate the disparity between a purchaser’s “outside” tax basis in its units and its share of “inside” tax basis of the company’s assets such that the amount of gain or loss allocable to the purchaser on the disposition by the company of its assets will correspond to the purchaser’s share in the appreciation or depreciation in the value of such assets since the purchaser acquired its units. The consequences of this basis adjustment may be favorable or unfavorable as to the purchaser-member.

The calculations under Sections 754 and 743(b) of the Code are complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to the company, the company will apply certain simplifying conventions in determining and allocating these inside basis adjustments. Strict adherence to the Regulations in making certain Section 743(b) adjustments could result in tax differences among members that adversely affect the continued uniformity of the tax characteristics of units. As a result, HoldCo may adopt certain 743(b) adjustment methods or conventions that are designed to preserve the uniformity of units, but that may be inconsistent with certain Regulations (see the section entitled “—Uniformity of Units”). It is possible that the IRS will successfully assert that the conventions utilized by the company do not satisfy the technical requirements of the Code or the Regulations and, thus, will require different basis adjustments to be made. If different adjustments were to be required by the IRS, some members could be adversely affected.

Uniformity of Units

Because units trade in the public market and many units are held in street name by banks, brokers and other nominees, HoldCo cannot match transferors and transferees of units. As a result, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of units. In the absence of uniformity, HoldCo may be unable to completely comply with a number of federal income tax requirements under the Code and the Treasury Regulations. A lack of uniformity can result from a literal application of Treasury Regulations pertaining to HoldCo’s method of depreciating or amortizing its Section 743(b) adjustments or from a determination that certain curative allocations designed to prevent the application of Treasury Regulation “ceiling limitations” as it attempts to eliminate book and tax disparities that are unreasonable.

HoldCo intends to adopt reasonable Section 743(b) adjustment methods and other conventions to preserve the uniformity of the intrinsic tax characteristics of units, none of which should have a material adverse effect on the members. The IRS may challenge any method of accounting for the Section 743(b) adjustment or other methods or conventions adopted by HoldCo. If any such challenge were sustained, the uniformity of units, and the resulting gain or loss from the sale of those units, might be affected.

Limitations on Deductibility of Losses

The deduction by a U.S. holder of its share of HoldCo losses, if any, will be limited to the lesser of (i) the tax basis in such member’s units or (ii) in the case of a member that is an individual or a closely-held corporation (a corporation where more than fifty percent (50%) of the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), the amount which the member is considered to be “at risk” with respect to certain activities of HoldCo. In general, the amount “at risk” includes the member’s actual amount paid for the units and any share of HoldCo debt that constitutes “qualified nonrecourse financing.” The amount “at risk” excludes any amount the member borrows to acquire or hold its units if the lender of such borrowed funds owns units or can look only to units for repayment. Losses in excess of the amount at risk must be deferred until years in which HoldCo generates taxable income against which to offset such carryover losses.

Passive Activity Income and Loss

Section 469 of the Code governs income and loss from “passive activities.” The “passive activity loss” limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) only to the extent of the taxpayer’s income from passive activities. The “passive activity loss” limitations differ for publicly traded partnerships and are applied separately to income and loss items attributable to each publicly traded partnership. To the extent that HoldCo generates any income from “passive activities,” such income will not be treated as passive activity income for purposes of Section 469 of the Code, and may not be used to offset a member’s passive activity losses from other activities. To the extent that HoldCo generates any losses from “passive activities,” such losses will be suspended and will only be allowed as an offset against passive activity income from HoldCo in future years or allowed as a loss upon the complete disposition of a member’s interest in HoldCo. Accordingly, income allocated by HoldCo to a member generally cannot be offset by such member’s passive activity losses, and losses allocated to the member generally cannot be used to offset the passive activity income. Members are encouraged to consult their tax advisors regarding the possible application of the limitations on the deductibility of losses from certain passive activities contained in Section 469 of the Code.

Allocations Among Members

In general, HoldCo profits and losses (other than capital gains and losses) will be determined on an annual basis and will be prorated on a monthly basis, to be apportioned among the members in proportion to the number of units of HoldCo owned by each member as of the close of the last trading day of the preceding month. As a result, a seller of units prior to the close of the last trading day of a month may be allocated income or deductions realized by HoldCo following the date of sale. Furthermore, all dividends and distributions by HoldCo will be made to the transferor of units if the record date is on or before the date of transfer; similarly, if the record date is after the date of transfer, dividends and distributions shall be made to the transferee. Thus, a member who owns units as of the last trading day of any month and who disposes of the units prior to the record date set for a cash distribution for that month, would be allocated items of income or loss attributable to the next succeeding month but would not be entitled to receive the cash distribution.

The Code generally requires that items of partnership income, gain, loss and deduction be allocated between transferors and transferees of partnership interests on a daily basis to take into account changes in the make-up of the partnership. It is possible that a transfer of units could be considered to occur for U.S. federal income tax purposes on the day when the transfer is completed without regard to HoldCo’s monthly convention for allocating profit and loss. In that event, HoldCo’s allocation method might be considered a method that does not comply with the tax laws.

If the IRS were to treat the transfer of units as occurring throughout each month, and the use of a monthly convention were not allowed, or if the IRS otherwise does not accept HoldCo’s allocation conventions, the IRS may contend that taxable income or losses of HoldCo must be reallocated among the members. If such a contention by the IRS were sustained, the members’ respective tax liabilities would be adjusted to the possible detriment of certain members.

Constructive Termination

HoldCo will be considered to have terminated for tax purposes if there is a sale or exchange of 50 percent or more of the total units within a 12-month period. A constructive termination results in the closing of HoldCo’s taxable year for all members. In the case of a member reporting on a taxable year other than a fiscal year ending December 31, the closing of HoldCo’s taxable year may result in more than 12 months of its taxable income or loss being includable in such member’s taxable income for the year of termination. HoldCo would be required to make new tax elections after a termination, including a new election under Section 754. A termination could also result in penalties if HoldCo were unable to determine that the termination has occurred.

Tax Reporting by HoldCo

Information returns will be filed by HoldCo with the IRS, as required, with respect to income, gain, loss, deduction and other items derived from HoldCo’s activities. HoldCo will file a partnership return with the IRS and intends to issue a Schedule K-1 to each member, which may not be delivered by April 15th each year. HoldCo intends to provide information to each member of units using a monthly convention as the calculation period. HoldCo will use various accounting and reporting conventions to determine each member’s allocable share of income, gain, loss and deduction. Each member will be deemed to have consented to provide relevant information, and if the units are held through a broker or other nominee, to allow such broker or other nominee to provide such information as is reasonably requested by HoldCo for purposes of complying with its tax reporting obligations.

Nominee Reporting

Persons who hold HoldCo units as nominees for another person are required to furnish to us (i) the name, address and taxpayer identification number of the beneficial owner and the nominee; (ii) whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (3) a tax-exempt entity; (iii) the amount and description of units held, acquired or transferred for the beneficial owner; and (iv) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition costs for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. Penalties are imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Taxable Year

A partnership is required to have a tax year that is the same tax year as any partner, or group of partners, that owns a majority interest (more than 50%) in the partnership. A partnership also is required to change its tax year every time a group of partners with a different tax year end acquires a majority interest, unless the partnership has been forced to change its tax year during the preceding two year period. In the event the majority interest of HoldCo changes to a group of members with a different tax year and HoldCo has not been forced to change its tax year during the preceding two year period, it would be required to change its tax year to the tax year of that group of members. We may request permission from the IRS to adopt a tax year end of December 31.

Audits and Adjustments to Tax Liability

A challenge by the IRS, such as in a tax audit, to the tax treatment by a partnership of any item generally must be conducted at the partnership, rather than at the partner, level. HoldCo may enter into a settlement agreement with the IRS on behalf of, and that is binding upon the members.

A U.S. federal income tax audit of HoldCo’s information return may result in an audit of the tax return of one or more members, which, in turn, could result in adjustments to a member’s items of income and loss that are unrelated to HoldCo as well as to company-related items. There can be no assurance that the IRS, upon an audit of an information return of HoldCo or of an income tax return of a U.S. holder, might not take a position that differs from the treatment thereof by HoldCo or by such member, possibly resulting in a tax deficiency. A member would also be liable for interest on any tax deficiency that resulted from any such adjustments. Potential U.S. holders should also recognize that they might be forced to incur legal and accounting costs in resisting any challenge by the IRS to items in their individual returns, even if the challenge by the IRS should prove unsuccessful.

Reportable Transaction Disclosure Rules

There are circumstances under which certain transactions must be disclosed to the IRS in a disclosure statement attached to a taxpayer’s U.S. federal income tax return (a copy of such statement must also be sent to the IRS Office of Tax Shelter Analysis). In addition, the Code imposes a requirement on certain “material advisors” to maintain a list of persons participating in such transactions, which list must be furnished to the IRS upon written request. These provisions can apply to transactions not conventionally considered to involve abusive tax planning. Consequently, it is possible that such disclosure could be required by HoldCo or the members if, for example, a member incurs a loss (in excess of a threshold computed without regard to offsetting gains or other income or limitations) from the disposition of units. While the tax shelter disclosure rules generally do not apply to a loss recognized on the disposition of an asset in which the taxpayer has a qualifying basis (generally a basis equal to the amount of cash paid by the taxpayer for such asset), such rules will apply to a taxpayer recognizing a loss with respect to interests (such as the units) in a pass-through entity even if its basis in such interests is equal to the amount of cash it paid. We urge U.S. holders to consult their tax advisors regarding the tax shelter disclosure rules and the possible application of these rules to them.

Non-U.S. Holders

A non-U.S. holder will not be subject to U.S. federal income tax on such member’s distributive share of HoldCo’s income, provided that such income is not considered to be effectively connected with the conduct of a trade or business within the United States. However, in the case of an individual non-U.S. holder, such member will be subject to U.S. federal income tax on gains on the sale of units in HoldCo or such member’s distributive share of company gains if such member is present in the United States for 183 days or more during a taxable year and certain other conditions are met.

If the income from HoldCo is effectively connected with a U.S. trade or business (and, if certain income tax treaties apply, is attributable to a U.S. permanent establishment), then a non-U.S. holder’s share of any company income and of any gain realized upon the sale or exchange of units will be subject to U.S. federal income tax at the graduated rates applicable to U.S. citizens and residents and domestic corporations, and such non-U.S. holder will be subject to tax return filing requirements in the U.S. Non-U.S. holders that are corporations may also be subject to a 30% branch profits tax (or lower treaty rate, if applicable) on their effectively connected earnings and profits that are not timely reinvested in a U.S. trade or business.

In addition, gains, if any, allocable to a non-U.S. holder and attributable to a sale by HoldCo of a “U.S. real property interest,” or USRPI (other than such gains subject to tax under the rules discussed above), are generally subject to U.S. federal income tax as if such gains were effectively connected with the conduct of a U.S. trade or business. Moreover, a withholding tax is imposed with respect to such gain as a means of collecting such tax. For this purpose, a USRPI includes an interest (other than solely as a creditor) in a “U.S. real property holding corporation” (in general, a U.S. corporation, at least 50% of whose real estate and trade or business assets, measured by fair market value, consists of USRPIs), as well as an interest in a partnership that holds USRPIs. This withholding tax would be creditable against a non-U.S. holder’s actual U.S. federal income tax liability and any excess withholding tax may generally be eligible for refund. Although a non-U.S. holder who is a partner in a partnership that owns USRPIs is generally subject to tax on its sale or other disposition of its partnership interest to the extent attributable to such USRPIs, no withholding tax is generally imposed on the transfer of publicly traded partnership interests, and gain will not be taxable under the USRPI provisions where the non-U.S. holder owns no more than 5% of a publicly traded entity such as HoldCo. A non-U.S. holder that owns more than 5% of HoldCo is urged to consult its tax advisor about the potential application of the USRPI provisions. We have made no determination as to whether any of HoldCo’s investments will constitute a USRPI.

While generally not subject to U.S. federal income tax as discussed above, a non-U.S. holder generally will be subject to U.S. federal withholding tax at the rate of 30% (or, under certain circumstances, at a reduced rate provided by an income tax treaty, if applicable) in respect of such member’s distributive share of dividends from U.S. corporations and certain other types of U.S.-source income realized by HoldCo. To the extent any interest income allocated to a non-U.S. holder that otherwise would be subject to U.S. withholding tax is considered “portfolio interest,” neither the allocation of such interest income to the non-U.S. holder nor a subsequent distribution of such interest income to the non-U.S. holder will be subject to withholding, provided (among other things) that the non-U.S. holder is not otherwise engaged in a trade or business in the U.S. and provides us with a timely and properly completed and executed form W-8BEN (or other applicable form) and said member does not directly or indirectly own 10 percent or more of the units or capital of the interest payor. The withholding tax as described herein will apply upon the earlier of the distribution of income to a non-U.S. holder or, if not previously distributed to a non-U.S. holder, at the time such income is allocated to a non-U.S. holder. Amounts withheld on behalf of a non-U.S. holder will be treated as being distributed to such non-U.S. holder; however, to the extent we are unable to associate amounts withheld with particular units, the economic burden of any withholding tax paid by us to the appropriate tax authorities will be borne by all members, including U.S. holders.

A non-U.S. holder will be subject to U.S. federal estate tax on the value of U.S.-situs property owned at the time of his or her death. It is unclear whether partnership interests will be considered U.S.-situs property. Accordingly, a non-U.S. holder is urged to consult its tax advisors to determine whether such member’s estate would be subject to U.S. federal estate tax on all or part of the value of the units beneficially owned at the time of his or her death.

Non-U.S. holders will be required to timely and accurately complete a form W-8BEN (or other applicable form) and provide such form to us, for withholding tax purposes. Non-U.S. holders are advised to consult their own tax advisors with respect to the particular tax consequences to them of an investment in the company.

Tax-Exempt Organizations

With respect to any member that is an organization that is otherwise exempt from U.S. federal income tax, such member nonetheless may be subject to taxation with respect to its “unrelated business taxable income,” or UBTI, to the extent that its UBTI from all sources exceeds $1,000 in any taxable year. UBTI generally includes income or gain derived (either directly or through a partnership) from a trade or business, the conduct of which is substantially unrelated to the exercise or performance of the organization’s exempt purpose or function. UBTI also includes “unrelated debt-financed income,” which generally consists of (1) income derived by an exempt organization (directly or through a partnership) from income-producing property with respect to which there is “acquisition indebtedness” at any time during the taxable year and (2) gains derived by an exempt organization (directly or through a partnership) from the disposition of property with respect to which there is acquisition indebtedness at any time during the twelve-month period ending with the date of the disposition. Tax exempt investors are advised to consult their own tax advisors with respect to owing units of HoldCo.

Recent Legislation

On January 2, 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, permanently extends most of the reduced rates for U.S. individuals, estates and trusts with respect to ordinary income, qualified dividends and capital gains that had expired on December 31, 2012. The Act, however, does not extend all of the reduced rates for high-income taxpayers. Beginning January 1, 2013, in the case of married couples filing joint returns with taxable income in excess of $450,000, heads of households with taxable income in excess of $425,000 and other individuals with taxable income in excess of $400,000, the maximum rates on ordinary income will be 39.6% (as compared to 35% prior to 2013) and the maximum rates on long-term capital gains and qualified dividend income will be 20% (as compared to 15% prior to 2013).

As of January 1, 2013, net investment income of high-income U.S. individuals, estates and trusts will be subject to an additional 3.8% tax. In the case of an individual, the 3.8% tax will be on the lesser of the individual’s net investment income, or the excess of the individual’s modified adjusted gross income over an amount equal to $250,000 in the case of married couples filing joint returns, or $200,000 in the case of a single individual.

We urge each member to consult its own tax advisors to determine the impact of these tax changes on the ownership of the units in such member’s particular circumstances.

Certain State and Local Taxation Matters

State and local tax laws often differ from U.S. federal income tax laws with respect to the treatment of specific items of income, gain, loss, deduction and credit. A member’s distributive share of the taxable income or loss of HoldCo generally will be required to be included in determining its reportable income for state and local tax purposes in the jurisdiction in which the member is a resident. Prospective members should consider, in addition to the U.S. federal income tax consequences described above, potential state and local tax considerations in investing in the units.

Backup Withholding

HoldCo is required in certain circumstances to withhold tax (called “backup withholding”) on certain payments paid to noncorporate members who do not furnish their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Each member should be aware that certain aspects of the U.S. federal, state and local income tax treatment regarding the purchase, ownership and disposition of units are not clear under existing law. Thus, we urge each member to consult its own tax advisors to determine the tax consequences of ownership of the units in such member’s particular circumstances.

DESCRIPTION OF SECURITIES

The following is a summary of the equity securities of HoldCo, provisions of the Operating Agreement of HoldCo (the “Operating Agreement”) and certain provisions of the Delaware Limited Liability Company Act (the “DLLCA”). This summary does not purport to be complete and is qualified in its entirety by the provisions of the HoldCo Operating Agreement, a copy of which is attached hereto as Annex A.

Authorized Capitalization

The Operating Agreement provides that HoldCo’s authorized equity securities consists of common units and preferred units. After giving effect to the issuance of the common units in the Securities Exchange, we expect to have approximately 5,340,500 common units outstanding on a fully diluted basis and no preferred units outstanding.

Common Units

Voting Rights

Each Common Unit entitles the holder to one vote with respect to each matter presented to our members on which the holders of Common Units are entitled to vote. Our Common Units vote as a single class on all matters relating to the election of directors and as provided by law. Holders of our Common Units do not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors and as otherwise provided in our operating agreement or required by law, all matters to be voted on by our members must be approved by a majority of the units present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of the election of directors, all matters to be voted on by our members must be approved by a plurality of the votes entitled to be cast by all Common Units.

Dividend Rights

The holders of our outstanding Common Units are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. See “Comparative Stock Prices and Dividends.” Because we are a holding company, our ability to pay dividends on our Common Units is limited by restrictions on the ability of our subsidiaries to pay dividends or make distributions to us, including restrictions under the terms of the agreements governing our indebtedness.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our Common Units would be entitled to share ratably in our assets that are legally available for distribution to members after payment of our debts and other liabilities. If we have any preferred units outstanding at such time, holders of the preferred units may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred units before we may pay distributions to the holders of our Common Units.

Other Rights

Our members will have no preemptive, conversion or other rights to subscribe for additional units. All units registered by this prospectus will be, when sold, validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of our Common Units are subject to and may be adversely affected by, the rights of the holders of any series of our preferred units that we may designate and issue in the future.

Listing

Our Common Units are expected to be listed on the Over-the-Counter Bulletin Board under the symbol “NXCR”.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Units will be Corporate Stock Transfer, Inc.

Preferred Units

Our Operating Agreement authorizes our board of directors to provide for the issuance of preferred units in one or more series and to fix the preferences, powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference and to fix the number of shares to be included in any such series without any further vote or action by our members. Any preferred units so issued may rank senior to our Common Units with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. The issuance of preferred units may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Units. The issuance of preferred units with voting and conversion rights may adversely affect the voting power of the holders of Common Units, including the loss of voting control to others. At present, we have no plans to issue any preferred units.

Board of Directors

Our board of directors consists of five directors, with each director serving a one-year term and being elected at each year’s annual meeting of stockholders.

Anti-takeover Effects of Delaware Law and Our Operating Agreement

Our Operating Agreement contains provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our members. However, they also give our board of directors the power to discourage acquisitions that some members may favor.

Undesignated Preferred Units

The ability to authorize undesignated preferred units will make it possible for our board of directors to issue preferred units with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Special Meetings of Members

Our Operating Agreement provides that special meetings of our members may only be called by our Board.

Requirements for Nominations and Proposals at Member Meetings

Our Operating Agreement prohibits the conduct of any business at a special meeting other than as specified in the notice for such meeting. Our Operating Agreement also provides that nominations of persons for election to our board of directors may be made at a special meeting of members at which directors are to be elected pursuant to the notice of meeting (1) by or at the direction of our board of directors or (2) provided that our board of directors has determined that directors shall be elected at such meeting, by any member who (i) is a member of record both at the time the notice is delivered and on the record date for the determination of members entitled to vote at the special meeting, (ii) is entitled to vote at the meeting and upon such election and (iii) complies with the notice procedures set forth in our Operating Agreement. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Voting Trust

Most of the Common Units owned by our officers and employees are owned through a voting trust, which was created in connection with the combination in September 2010 of our predecessor and NexCore Group LP. In connection with this transaction, certain former partners of NexCore Group LP acquired shares of NexCore Stock in exchange for their limited partnership units in NexCore Group LP. These shares were simultaneously deposited into the voting trust, of which Messrs. Venn and Kloepfer are trustees. As trustees of the voting trust, Messrs. Venn and Kloepfer have the right to vote such shares.

Member Agreement

The Common Units owned by BOCO, GDBA and the voting trust are subject to a Member’s Agreement. Under the agreement, the voting trust trustees have the right to nominate three persons to our board of directors, and GDBA and BOCO together have the right to nominate one person to our board of directors. The directors nominated by the trustees are referred to as the NexCore Directors and the director nominated by GDBA and BOCO is referred to as the GDBA/BOCO Director. The BOCO/GDBA Director and the trustees, in turn, have the right to mutually designate one individual to be nominated for election to the Board (the “Mutual Director”). The NexCore Directors are Messrs. Venn, Kloepfer and Snyder, the GDBA/BOCO Director is Mr. Klemsz and the Mutual Director is Mr. Bloom.

The Board may, in its discretion, increase the size of the Board; provided however, that the trustees will, subject to the terms of the Member Agreement, have the right to designate a majority of the individuals to be nominated for election to the Board and there shall always be one BOCO/GDBA Director. The rights and obligations of BOCO shall terminate on the earlier of (i) September 29, 2015 or (ii) the date on which BOCO no longer own Common Units (the “BOCO Termination Date”). Following the BOCO Termination Date, the rights and obligations of BOCO under the agreement shall cease but the agreement shall remain in effect as between the Company, GDBA, and the trustees. The rights and obligations of GDBA shall terminate on the earlier of (i) September 29, 2015 or (ii) the date on which GDBA no longer own Common Units (the “GDBA Termination Date”). Following the GDBA Termination Date, the rights and obligations of GDBA under the agreement shall cease but the agreement shall remain in effect as between the Company, BOCO and the trustees. The rights and obligations of the trustees shall terminate on the earlier of (i) September 29, 2015 or (ii) the date on which Messrs. Venn, Kloepfer and Gross cease to be affiliates of the Company (the “NexCore Termination Date”). Following the NexCore Termination Date, the rights and obligations of the trustees under the agreement shall cease but the agreement shall remain in effect as between the Company, GDBA, and BOCO. The rights and obligations of the Company under the agreement shall terminate on the later of the BOCO Termination Date, the GDBA Termination Date, or the NexCore Termination Date.

UNITS ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Common Units. Future sales of substantial amounts of our Common Units in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our Common Units. No prediction can be made as to the effect, if any, future sales of units, or the availability of units for future sales, will have on the market price of our Common Units prevailing from time to time. The sale of substantial amounts of our Common Units in the public market, or the perception that such sales could occur, could harm the prevailing market price of our Common Units.

Rule 144

In general, under Rule 144 of the Securities Act as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the units proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such units without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the units proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such units without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling units on behalf of our affiliates are entitled to sell within any three-month period beginning 90 days after the date of this prospectus, a number of units that does not exceed the greater of:

•	1% of the number of Common Units then outstanding; or

•	the average weekly trading volume of the Common Units during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has for at least six months beneficially owned units that are restricted securities, will be entitled to freely sell such Common Units subject only to the availability of current public information regarding us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned for at least one year units that are restricted securities, will be entitled to freely sell such Common Units under Rule 144 without regard to the current public information requirements of Rule  144.

Equity Plans

We intend to file registration statements on Form S-8 under the Securities Act covering all of our Common Units reserved for issuance under the 2013 Incentive Plan we intend to adopt in connection with this offering. We expect to file this registration statement as soon as practicable after this offering and adoption of the 2013 Incentive Plan. Accordingly, units registered under the registration statement on Form S-8 will be available for sale in the open market following its effective date, subject to the Rule  144 limitations applicable to affiliates.

Lock-Up Agreement

Immediately following the Securities Exchange, approximately 4,972,544 HoldCo Units will be subject to trading restrictions that permit sales of shares in limited amounts, provided that no such sale may be made at a price less than $20.00 per share (subject to equitable adjustment for any stock dividend, stock split, combination or other applicable recapitalization event) unless otherwise unanimously agreed to by the parties who are subject to the trading restrictions. All of these trading restrictions expire on September 29, 2014.

WHERE YOU CAN FIND MORE INFORMATION

NexCore Healthcare files annual, quarterly and current reports, proxy statements and other information with the SEC. NexCore Healthcare’s SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov or NexCore Healthcare’s website at www.nexcoregroup.com. You may also read and copy any reports, statements or other information filed by NexCore Healthcare at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC allows NexCore Healthcare to “incorporate by reference” the information NexCore Healthcare files with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that NexCore Healthcare files later with the SEC will automatically update and supersede this information. We incorporate by reference NexCore Healthcare’s documents listed below and any future filings NexCore Healthcare makes with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the date on which the transaction is consummated:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	Quarterly Reports on Form 10-Q for the quarters ended March, 31, 2012, June 30, 2012, and September 30, 2012;

•	Information Statement on Schedule 14C filed April 18, 2012;

•	Information Statement on Schedule 14C filed December 4, 2012; and

•	Current Reports on Form 8-K, filed with the SEC on November 21, 2012, December 5, 2012, December 20, 2012 and January 30, 2012.

You may request a copy of these filings at no cost, by writing or telephoning NexCore Healthcare at the following address or telephone number:

NexCore Healthcare Capital Corp

Investor Relations

1621 18th Street, Suite 250

Denver, Colorado 80202

Telephone: (303) 244-0700

You should rely only on the information incorporated by reference or provided in this prospectus. NexCore Healthcare’s website has been provided for textual reference only.

Any statements made in a document incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information relating to NexCore Healthcare contained in this prospectus should be read together with the information in the documents incorporated by reference. In addition, certain information, including financial information, contained in this prospectus or incorporated by reference in this prospectus should be read in conjunction with documents NexCore Healthcare has filed with the SEC.

Only one copy of this prospectus is being delivered to multiple NexCore Healthcare stockholders sharing an address unless NexCore Healthcare has received contrary instructions from one or more of the stockholders. Upon written or oral request, NexCore Healthcare will promptly deliver a separate copy of this prospectus to a NexCore Healthcare stockholder at a shared address to which a single copy of this prospectus has been delivered. NexCore Healthcare stockholders at a shared address who would like to receive a separate copy of this prospectus, or a separate copy of future NexCore Healthcare proxy statements or annual reports following completion of the Securities Exchange, should contact NexCore Healthcare at the telephone number or mailing address provided above. In the event that you are receiving multiple copies of annual reports or proxy statements at an address to which you would like to receive a single copy, multiple NexCore Healthcare stockholders sharing an address may also contact NexCore Healthcare at the above listed telephone number or mailing address to receive a single copy of annual reports and proxy statements in the future.

LEGAL MATTERS

The validity of the HoldCo Units offered by this prospectus will be passed upon by Kutak Rock LLP, counsel to HoldCo.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from NexCore Healthcare’s Annual Report on Form 10-K have been audited by EKS&H LLLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of EKS&H LLLP, given on the authority of said firm as experts in auditing and accounting.

MISCELLANEOUS

No person has been authorized to give any information or make any representation on behalf of HoldCo not contained in this prospectus, and if given or made, such information or representation must not be relied upon as having been authorized. The information contained in this prospectus is accurate only as of the date of this prospectus and, with respect to material incorporated into this document by reference, the dates of such referenced material.

If you live in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

Annex A

AMENDED AND RESTATED OPERATING AGREEMENT OF

NEXCORE COMPANIES LLC

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

NEXCORE COMPANIES LLC

Dated as of                         , 2013

Section 12.10.	Waiver of Jury Trial	A-49

Section 12.11.	Counterpart Execution	A-49

Section 12.12.	Specific Performance	A-49

AMENDED AND RESTATED

OPERATING AGREEMENT

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) shall be effective as of                     , 2013 and is entered into by and among the MEMBERS (as defined below) and NEXCORE COMPANIES LLC. Capitalized terms used in this Agreement without definition shall have the respective meanings specified in Section 1.09 and, unless otherwise specified, Article and Section references used herein refer to Articles and Sections of this Agreement.

RECITALS

WHEREAS, the Company was formed under the Act pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on February 15, 2013, and an Operating Agreement dated as of the same date (the “Original Agreement”); and

WHEREAS, the member of the Company has authorized and approved an amendment and restatement of the Original Agreement on the terms set forth herein.

NOW THEREFORE, the Original Agreement is hereby amended and restated to read in its entirety as follows:

ARTICLE I

THE COMPANY

Section 1.01. Formation. The Company was formed as a limited liability company under and pursuant to the provisions of the Act. The fact that the Certificate is on file in the office of the Secretary of State of the State of Delaware shall constitute notice that the Company is a limited liability company. The Tax Matters Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business. The rights and liabilities of the Members shall be as provided under the Act, the Certificate and this Agreement.

Section 1.02. Name. The name of the Company shall be NexCore Companies LLC, and all business of the Company shall be conducted in such name. The Board of Directors may change the name of the Company upon public notice, which name change shall be effective upon the filing of a certificate of amendment of the Certificate with the Secretary of State of the State of Delaware, and an amendment of this Agreement (which amendment shall not require the consent of any Member or other Person notwithstanding any other provision of this Agreement).

Section 1.03. Purpose; Powers; Prior Authorization of Actions Valid.

(a) The purposes of the Company are (i) to conduct or promote any lawful business, purpose or activity permitted for a limited liability company under the Act, (ii) to make such additional investments and engage in such additional activities as the Board of Directors may approve, and (iii) to engage in any and all activities related or incidental to the purposes set forth in clauses (i) and (ii); provided, however, that the Company is not permitted to engage in any activities that would cause it to become an “investment company” as defined in Section 3(a)(1) of the Investment Company Act of 1940, as amended and as may be amended from time to time, or any successor provision thereto.

(b) The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of the Company set forth in this Section 1.03 and has, without limitation, any and all powers that may be exercised on behalf of the Company by the Board of Directors pursuant to Article V hereof.

(c) Notwithstanding anything in this Agreement to the contrary, any actions and things (including the entering into and performing of any agreements or other documents) properly authorized, in the name and on behalf of the Company, by the Board of Directors as constituted at the time of any such authorization, whether prior to the date of this Agreement or under and in accordance with this Agreement, were, are and shall continue to be valid and duly authorized, and the Company shall continue to have the power and authority to take and do all such actions and things (including to enter into and perform all such agreements or other documents), whether or not such actions or things have already been taken or done (or such agreements or other documents entered into and/or performed), and regardless of whether the composition of the Board of Directors has changed, whether this Agreement has been amended, whether the Initial Public Offering has closed or otherwise prior to the actual taking or doing of any such actions or things (including the entering into or performance of any such documents) by the Company.

Section 1.04. Place of Business. The principal office of the Company is at 1621 18th Street, Suite 250, Denver, Colorado 80202. The Board of Directors may change the principal executive offices of the Company to any other place within or without the State of Delaware. The Company may have such offices, either within or without the State of Delaware, as the Board of Directors may designate or as the business of the Company may from time to time require.

Section 1.05. Term. The term of the Company commenced on the date the Certificate was first filed in the Office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue until the winding up of the Company is completed following a Dissolution Event, as provided in Article XII and the Certificate is cancelled as provided in the Act.

Section 1.06. Filings.

(a) The Board of Directors shall take any and all other actions, as may be reasonably necessary, to perfect and maintain the status of the Company as a limited liability company or similar type of limited liability entity under the laws of the State of Delaware and under the laws of any other jurisdictions in which the Company engages in business, including causing the Company to prepare, execute and file such amendments to the Certificate and such other assumed name certificates, documents, instruments and publications as may be required by law, including, without limitation, action to reflect:

(i) a change in the Company name; or

(ii) a correction of erroneous statements in the Certificate to accurately represent the information contained therein.

(b) Upon the dissolution and completion of the winding up of the Company in accordance with Article XII, the Board of Directors shall cause the Company to promptly execute and file a Certificate of Cancellation in accordance with the Act and the laws of any other jurisdiction in which the Board of Directors deems such filing necessary or advisable.

Section 1.07. Title to Property. All Property owned by the Company shall be owned by the Company as an entity, and no Member shall have any ownership interest in such Property in its individual name, and each Member’s interest in the Company shall be personal property for all purposes. At all times after the Effective Date, the Company shall hold title to all of its Property in the name of the Company and not in the name of any Member.

Section 1.08. Payments of Individual Obligations. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be Transferred or encumbered for, or in payment of, any individual obligation of any Member.

Section 1.09. Definitions. For all purposes of this Agreement (as defined herein), except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Section have the meanings assigned to them in this Article and include the plural as well as the singular;

(b) unless the context otherwise requires, any reference to an “Article,” “Section” or an “Exhibit” refers to an Article, Section or an Exhibit, as the case may be, of this Agreement; and

(c) the words “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended from time to time (or any corresponding provisions of succeeding law) and, for the avoidance of doubt, includes all applicable jurisprudence.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentence in each of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(b) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, (a) any Person directly or indirectly controlling, controlled by or under common control with such Person or (b) any officer, director, general partner, member or trustee of such Person. For purposes of this definition, the term “controlling,” “controlled by” or “under common control with” shall mean, with respect to any Persons, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, managers, general partners or Persons exercising similar authority with respect to such Person.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Allocation Year” means (a) the period commencing on the Effective Date and ending on December 31, 2013, (b) any subsequent 12 month period commencing on January 1 and ending on December 31, (c) the taxable year of one or more Members having an aggregate interest in the Company profits and capital of more than 50%, or (d) any portion of the period described in clause (a), (b) or (c) above for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article III.

“Applicable Listing Rules” means the applicable rules, if any, of the principal U.S. securities exchange on which the Common Units are listed or quoted, as the case may be.

“Associate” has the meaning ascribed to such term in Rule 12b-2 of the rules promulgated under the Exchange Act.

“Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 of the Rules and Regulations promulgated under the Exchange Act.

“Board” or “Board of Directors” means the Board of Directors referred to in Article V.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in The City of New York are required, permitted or authorized, by applicable law or executive order, to be closed for regular banking business.

“Capital Account” means, with respect to any Member, the Capital Account which shall be established and maintained for such Member by the Company in accordance with the following provisions:

(a) to each Member’s Capital Account there shall be credited (i) such Member’s Capital Contributions (net of any liabilities relating to such Property), and (ii) such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 3.03 or 3.04;

(b) to each Member’s Capital Account there shall be debited (i) the amount of money and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement (net of any liabilities relating to such Property), and (ii) such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 3.03 or 3.04;

(c) in the event Units are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Units; and

(d) in determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and the Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Board of Directors shall determine it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Members) are computed in order to comply with such Regulations, the Board of Directors may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Article XII upon the dissolution of the Company. The Board of Directors also shall (a) make any adjustments necessary or appropriate to maintain equality among the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (b) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

“Capital Contributions” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Property (other than money) net of any liabilities relating to such Property contributed (directly, by operation of law or contractually) to the Company with respect to the Units of the Company received, held or subscribed for by such Member.

“Cash Available for Distribution” means, for any period, the sum of (a) gross cash proceeds of the Company for such period (which includes the proceeds of borrowings by the Company) minus (b) the portion thereof used to pay or establish reserves for Company expenses, debt payments, capital improvements, replacements, future reinvestment and contingencies, in each case, as determined by the Board of Directors. Cash Available for Distribution shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of reserves described in clause (b) of the prior sentence.

“Certificate” means the certificate of formation of the Company filed with the Secretary of State of the State of Delaware pursuant to the Act on February 15 2013, as originally executed and amended, modified, supplemented or restated from time to time as the context requires.

“Certificate of Cancellation” means a certificate of cancellation of the Certificate filed in accordance with 6 Del. C. § 18-203.

“Chairman” means the director designated or nominated and elected, as the case may be, as Chairman of the Board of Directors, in accordance with Section 5.05, with such powers and duties as are set forth therein.

“Chief Executive Officer” means the Chief Executive Officer of the Company, including any interim Chief Executive Officer of the Company, with such powers and duties as are set forth in Section 6.04.

“Chief Financial Officer” means the Chief Financial Officer of the Company, including any interim Chief Financial Officer of the Company, with such powers and duties as are set forth in Section 6.05.

“Citizenship Certification” means a properly completed certificate in such form as may be specified by the Company by which a Member certifies that it (and if it is a nominee holding for the account of another Person, that to the best of its knowledge such other Person) is an Eligible Citizen.

“Code” means the United States Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section of the Code shall be deemed to include a reference to any corresponding provision of law in effect in the future.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Units” means the Common Units authorized pursuant to Section 2.01(a) and having the rights provided herein.

“Company” means the limited liability company formed pursuant to the Certificate and this Agreement.

“Company Minimum Gain” has the same meaning as the term “partnership minimum gain” in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

“DGCL” means the Delaware General Corporation Law, 8 Del. C. §§ 101 et seq., as amended from time to time (or any corresponding provisions of succeeding law) and, for the avoidance of doubt, includes all applicable jurisprudence.

“Disinterested Director” means a director of the Company who is not and was not a party to the proceeding or matter in respect of which indemnification is sought by the claimant.

“Dissolution Event” has the meaning set forth in Section 12.01.

“Effective Date” means February 15, 2013, being the date of the effectiveness of the filing of the Certificate.

“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which the Company does business or proposes to do business from time to time and whose status as a Member the Company determines in its sole discretion does not or would not subject the Company to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

“Entire Board of Directors” has the meaning set forth in Section 5.09.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fiscal Quarter” means the Company’s fiscal quarter for purposes of its reporting obligations under the Exchange Act.

“Fiscal Year” means the Company’s fiscal year for purposes of its reporting obligations under the Exchange Act.

“GAAP” means generally accepted accounting principles in effect in the United States, consistently applied.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Board of Directors;

(b) the Gross Asset Values of all Company assets shall be adjusted by the Tax Matters Member to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Tax Matters Member as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company Property as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided that an adjustment described in clauses (i) and (ii) of this subparagraph (b) shall be made only if the Tax Matters Member reasonably determines such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(c) the Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution, as determined by the Tax Matters Member; and

(d) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (e) of the definition of “Profits” and “Losses”; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (b) or (d), such Gross Asset Value shall thereafter be adjusted by depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Independent Director” means a director who (a) is not an officer or employee of the Company or an officer, director or employee of any Subsidiary of the Company, and (b) who satisfies the independence requirements under the Applicable Listing Rules as determined by the Board of Directors.

“Initial Public Offering” means the initial public offering of Common Units.

“Issuance Items” has the meaning set forth in Section 3.03(g).

“Liquidation Period” has the meaning set forth in Section 12.07.

“Liquidator” means a Person appointed by the Board of Directors to oversee the winding up of the Company.

“Losses” has the meaning set forth in the definition of “Profits” or “Losses” below.

“Major Member” means any Person who is one of the five largest Unitholders by voting rights or economic ownership and designated as such from time to time by the Board of Directors in its reasonable discretion.

“Member” means, as of any date, any holder of Units, as of such date.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Section 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

“Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

“Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Outstanding” means, as of any date, with respect to any security theretofore issued by the Company, except:

(a) such securities as represented by certificates or electronic positions evidencing such securities that have been canceled or delivered for cancellation or repurchased and owned by the Company under Section 2.03; and

(b) such security as represented by certificates or electronic positions that have been exchanged for or in lieu of which other securities have been executed and delivered pursuant to Section 3.04.

“Percentage Interest” means, with respect to any Member as of any date, the ratio (expressed as a percentage) of the number of Units held by such Member on such date relative to the aggregate number of Units then Outstanding as of such date.

“Person” means any individual, company (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

“Preferred Units” means the Preferred Units authorized pursuant to Section 2.01(a) and having the rights provided herein.

“Profits” or “Losses” mean, for each Allocation Year, an amount equal to the Company’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income of the Company exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” or “Losses” shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” or “Losses” shall be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d) gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(e) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(f) notwithstanding any other provision of this definition, any items specially allocated pursuant to Section 3.03 or 3.04 shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 3.03 and 3.04 shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (e) above.

“Property” means all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Register” has the meaning set forth in Section 2.03.

“Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations are amended from time to time.

“Regulatory Allocations” has the meaning set forth in Section 3.04.

“Rules and Regulations” means the rules and regulations promulgated under the Exchange Act or the Securities Act.

“Secretary” means the Secretary of the Company, with such powers and duties as set forth in Section 6.07.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, company, joint venture, limited liability company, association or other Person in which such Person owns, directly or indirectly, more than 50% of the Outstanding equity securities or interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Person.

“Tax Distribution” has the meaning set forth in Section 4.02.

“Tax Matters Member” has the meaning set forth in Section 9.04(a).

“Transfer” means, as a noun, any voluntary or involuntary Transfer, sale, pledge or hypothecation or other disposition, and, as a verb, voluntarily or involuntarily to Transfer, sell, pledge or hypothecate or otherwise dispose of.

“Transfer Agent” means the Secretary of the Company, or any successor parties serving as transfer agent to the Company.

“Units” means, collectively, the Common Units and the Preferred Units.

ARTICLE II

CLASSES AND ISSUANCE OF UNITS; TRANSFER

Section 2.01. Designation of Common Units and Preferred Units. Two classes of Units have been designated: Common Units and Preferred Units. Each Common Unit shall entitle the holder thereof to one vote on any and all matters submitted for the consent or approval of Members generally. Except as specifically provided for in this Agreement, Common Units and Preferred Units shall vote as a single class on any and all matters submitted for the consent or approval of Members.

(a) Treatment under the Uniform Commercial Code. The Company hereby irrevocably elects that all Units in the Company shall be securities governed by Article 6 of the Uniform Commercial Code as in effect in the State of Delaware from time to time.

(b) Issuances of Additional Units.

(i) The Company may issue any number of Units, and options, rights, warrants and appreciation rights relating to Units, for any Company purpose at any time and from time to time to such Persons for such consideration (which may be cash, property, services or any other lawful consideration) or for no consideration and on such terms and conditions as the Board of Directors shall determine, all without the approval of any Member or any other Person.

(ii) Additional Units authorized to be issued by the Company pursuant to Section 2.01(b)(i) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be junior to, equivalent to or senior or superior to any existing classes or series of Units), as shall be fixed by the Board of Directors and reflected in a written action or actions approved by the Board of Directors in compliance with this Agreement (each, a “Unit Designation”), including (i) the right to share in

Company profits and losses or items thereof; (ii) the right to share in Company distributions, the dates distributions will be payable and whether distributions with respect to such class or series will be cumulative or non-cumulative; (iii) rights upon dissolution and liquidation of the Company (including any payments); (iv) whether, and the terms and conditions upon which, the Company may redeem such Units; (v) whether such Units are issued with the privilege of conversion or exchange into Units of any other class or series or any other security issued by the Company or another entity and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which such Units will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest, if any, applicable to such Units; and (viii) the right, if any, of the holder of any such Unit to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such Units. A Unit Designation (or any action of the Board of Directors amending any Unit Designation) shall be effective when a duly executed original of the same is delivered to the Secretary for inclusion in the permanent records of the Company, and shall be annexed to, and constitute a part of, this Agreement.

(iii) The Board of Directors is hereby authorized to take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Units and options, rights, warrants and appreciation rights relating to Units pursuant to this Section 2.01(b), including the admission of Additional Members in connection therewith and any related amendment of this Agreement, and (ii) all additional issuances of Units and options, rights, warrants and appreciation rights relating to Units. The Board of Directors shall determine in its sole discretion the relative rights, powers and duties of the holders of Units or options, rights, warrants or appreciation rights relating to Units being so issued. The Board of Directors is authorized to do all things that it determines to be necessary or appropriate in connection with any future issuance of Units or options, rights, warrants or appreciation rights relating to Units, including compliance with any statute, rule, regulation or guideline of any governmental entity or any Securities Exchange on which Units or options, rights, warrants or appreciation rights relating to Units are listed for trading.

(c) Preemptive Rights. Unless determined otherwise by the Board of Directors, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Units, whether unissued, held in the treasury or hereafter created.

(d) Fully Paid and Non-Assessable Nature of Units. All Units issued pursuant to, and in accordance with the requirements of, this Article II shall represent fully paid and non-assessable limited liability company interests in the Company, except as such non-assessability may be affected by Sections 18-502, 18-607 or 18-804 of the Act, the Code or this Agreement.

(e) Purchases of Units. The Company or any other Member may purchase or otherwise acquire Units or options, rights, warrants or appreciation rights relating to

Units. The Company, any of its Affiliates, any portfolio company or any investment fund may also purchase or otherwise acquire and sell or otherwise dispose of Units or options, rights, warrants or appreciation rights relating to Units for their own account, subject to the provisions of this Agreement. Any Units purchased or otherwise acquired by the Company may be canceled in the discretion of the Board of Directors.

Section 2.02. Unit Certificates; Admission of Additional Members. The Unit Certificates shall be conclusive evidence of ownership of the related Units, and every holder of record of Units of the Company shall be entitled to one or more Unit Certificates in physical or electronic form representing the number of Units held by such holder of record. Any or all of the signatures on the Unit Certificates may be facsimiles. If any officer or Transfer Agent who has signed or whose facsimile signature has been placed upon a Unit Certificate shall have ceased to be such officer or Transfer Agent before such Unit Certificate is issued, the Unit Certificate may be issued by the Company with the same effect as if such Person or entity were such officer or Transfer Agent at the date of issue. From the time of the closing of an Initial Public Offering, the Company shall retain the Transfer Agent to maintain a register of the Common Units (the “Register”), the Transfer Agent, in such capacity shall be known as the Registrar and cause such Registrar to register thereon any Transfer of Unit Certificates. Transfer of Units shall be made on the Register only upon surrender to the Transfer Agent of the Unit Certificates duly endorsed or accompanied by proper evidence of succession, assignment or authority to Transfer; provided, however, that such succession, assignment or Transfer is not prohibited by the Unit Certificates, this Agreement, applicable law or contract. Notwithstanding the foregoing, if the Board of Directors elects to issue any Units in global form, the Certificates evidencing such Units shall be valid upon receipt of a certificate from the Transfer Agent certifying that such Units have been duly registered in accordance with the directions of the Company; provided, however, that such issuance is not prohibited by the Unit Certificates, this Agreement, applicable law or contract. Thereupon, the Company shall issue a new Unit Certificate in physical or electronic form (if requested) to the Person entitled thereto, cancel the old Unit Certificate and shall instruct the Registrar to record the transaction upon the Register.

Section 2.03. Repurchase of Units by the Company. The Board of Directors shall have authority to cause the Company to conduct a capital reduction, including the repurchase of any number of issued and Outstanding Units; provided, however, that the Company shall not purchase or redeem its Units for cash or other property if any such purchase or redemption would be inconsistent with the requirements of Section 18-607 or Section 18-804 of the Act. Any Units tendered and repurchased by the Company, in accordance with this Section 2.03, shall be deemed to be authorized and issued, but not Outstanding and, subject to Section 1.01, may subsequently be sold or Transferred for due consideration.

Section 2.04. Mutilated, Lost, Destroyed or Stolen Certificates. Each holder of record of Units shall promptly notify the Company of any mutilation, loss or destruction of any certificate of which such holder is the record holder. The Company may, in its discretion, cause the Transfer Agent to issue a new certificate in place of any certificate theretofore issued by it and alleged to have been mutilated, lost, stolen or destroyed, upon surrender of the mutilated certificate or, in the case of loss, theft or destruction of the certificate, upon satisfactory proof of such loss, theft or destruction, and the Board of Directors may, in its discretion, require the holder of record of the Units evidenced by the lost, stolen or destroyed certificate, or his legal representative, to give the Transfer Agent a bond sufficient to indemnify the Transfer Agent against any claim made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

ARTICLE III

ALLOCATIONS

Section 3.01. General Application. The rules set forth below in this Article III shall apply for the purposes of determining each Member’s allocable share of the items of income, gain, loss and expense of the Company comprising Profits or Losses of the Company for each Allocation Year, determining special allocations of other items of income, gain, loss and expense and adjusting the balance of each Member’s Capital Account to reflect the aforementioned general and special allocations. For each Allocation Year, the special allocations in Section 3.03 shall be made immediately prior to the general allocations of Section 3.02.

Section 3.02. Allocations of Profits and Losses.

(a) Allocation of Profit. Subject to the terms of any Preferred Units then outstanding, if the Company has Profits during the Allocation Year, such Profits shall be allocated to the Members in accordance with their Percentage Interests

(b) Allocation of Losses. Subject to the terms of any Preferred Units then outstanding, if the Company has Losses during the Allocation Year, such Losses shall be allocated, subject to the limitations of Section 3.05 to the Members in accordance with their Percentage Interests, up to, but not exceeding, the amount that would cause the Capital Account of any Member to be a negative number.

(c) Character of Allocations. Subject to the terms of any Preferred Units then outstanding, allocations to Members of Profits or Losses pursuant to Sections 3.02(b) and 3.02(c) shall consist of a proportionate share of each Company item of income, gain, expense and loss entering into the computation of Profits or Losses for such Allocation Year.

Section 3.03. Special Allocations. Notwithstanding Section 3.02, the following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article III, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g) and (h). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 3.03(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article III, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 3.03(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 3.03(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article III have been tentatively made as if this Section 3.03(c) were not in this Agreement. This Section 3.03(c) is intended to qualify and be construed as a “qualified income offset” with the meaning of Regulation Section 1.704-1(b)(2)(d) and shall be interpreted consistently therewith.

(d) Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Members in the manner elected by the Tax Matters Member in conformity with the provisions of Regulations 1.704-2 and, in the absence of such an election, to the Members in proportion to their respective Percentage Interests.

(e) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(f) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b), is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

(g) Allocations Relating to Taxable Issuance of Units. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of Units by the Company to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations made under this Agreement to each Member, shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

Section 3.04. Curative Allocations. The allocations set forth in Sections 3.03(a), 3.03(b), 3.03(c), 3.03(d), 3.03(e), 3.03(f), 3.03(g) and 3.05 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 3.04. Therefore, notwithstanding any other provision of this Article III (other than the Regulatory Allocations), the Board of Directors shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Sections 3.01, and 3.02.

Section 3.05. Loss Limitation. Losses allocated pursuant to Section 3.02 shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.02, the limitation set forth in this Section 3.05 shall be applied on a Member-by-Member basis, and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Members’ Capital Accounts so as to allocate the maximum permissible Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations.

Section 3.06. Other Allocation Rules.

(a) For purposes of determining the Profits and Losses or any other items allocable to any period, Profits, Losses and any other such items shall be determined on a monthly or other basis, as determined by the Company using any method permissible under Code Section 706 and the Regulations thereunder.

(b) The Members are aware of the income tax consequences of the allocations made by this Article III and hereby agree to be bound by the provisions of this Article III in reporting their shares of Company income and loss for income tax purposes.

(c) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members’ interests in Company profits are in proportion to their Percentage Interests.

(d) To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Tax Matters Member shall endeavor to treat distributions as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

(e) To the extent the Tax Matters Member determines, in consultation with the Company’s tax advisors, that any distribution pursuant to Article IV to a Member hereunder (or portion of such distribution) would more properly be characterized as a payment described in Code Section 707(a) or 707(c), such payment may be so characterized in the Company’s tax filings and, in such event, shall be taken into account for federal income tax purposes as an expense of the Company and not as an allocation of income to a Member affecting such Member’s Capital Account.

Section 3.07. Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 3.01 through Section 3.06.

(b) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for U.S. federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using a method selected in the discretion of the Board of Directors in accordance with Section 1.704-3 of the Regulations.

(c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(d) For the proper administration of the Company and for the preservation of uniformity of the Units (or any class or classes thereof), the Board of Directors shall, in addition to any tax elections made pursuant to Section 9.04 of this Agreement: (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including gross income) or deductions; (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Units (or any class or classes thereof); and (iv) adopt and employ such methods for (A) the maintenance of Capital Accounts for book and tax purposes, (B) the determination and allocation of adjustments under Sections 704(c), 734 and 743 of the Code, (C) the determination and allocation of taxable income, tax loss and items thereof under this Agreement and pursuant to the Code, (D) the determination of the identities and tax classification of Members, (E) the provision of tax information and reports to the Members, (F) the adoption of reasonable conventions and methods for the valuation of assets and the determination of tax basis, (G) the allocation of asset values and tax basis, (H) the adoption and maintenance of accounting methods, (I) the recognition of the transfer of Units, (J) tax compliance and other tax-related requirements, including the use of computer software, and to use filing and reporting procedures similar to those employed by publicly-traded partnerships and limited liability companies, as it determines in its sole discretion are necessary and appropriate to execute the provisions of this Agreement and to comply with federal, state and local tax law, and to achieve uniformity of Units within a class. The Board of Directors may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 3.07(d) only if such conventions, allocations or amendments would not have a material adverse effect on the Members, the holders of any class or classes of Units issued and Outstanding or the Company, and if such allocations are consistent with the principles of Section 704 of the Code.

(e) Allocations that would otherwise be made to a Member under the provisions of this Article III shall instead be made to the beneficial owner of Common Units held by a nominee in any case in which the nominee has furnished the identity of such owner to the Company in accordance with Section 6031(c) of the Code or any other method determined by the Board of Directors.

Section 3.08. General Rules Concerning Allocations. Within 45 days after the end of each calendar month, the Company shall conduct an interim closing of books as of the end of the last day of that calendar month. On the basis of the closing of the books for each calendar month, Profit and Loss for such month shall be determined in accordance with the accounting methods followed by the Company for federal income tax purposes.

Section 3.09. Allocations of Profits and Losses. All allocations to the Members of items included within the Company’s Profits and Losses attributable to each calendar month shall be allocated solely among the Members recognized as Members on the last day of that calendar month. The Tax Matters Member is authorized to make reasonable determinations regarding the allocation of Profit and Loss under this Section 3.09, including determinations relating to the calculation of Profit or Loss, and such other items of the Company’s income, gain, loss, deduction and credit as may be appropriate to carry out the intent of this Section 3.09.

ARTICLE IV

DISTRIBUTIONS

Section 4.01. Distributions to Members. Except as otherwise provided in Section 4.02, Section 4.03 and Article XII, the Board of Directors may, in its sole discretion and at any time, declare and pay distributions with respect to the Units to the Members, as of any record date established by the Board of Directors with respect to such distributions, from Cash Available for Distribution to all Members in proportion to their Percentage Interests.

Section 4.02. Tax Distributions. The Company shall distribute to each Member periodically, from Cash Available for Distribution of the Company, an amount of cash (a “Tax Distribution”) to pay the federal and state income tax (based on federal and state tax rates as determined by the Board, up to the maximum of such rates then in effect) on the amount of taxable Company income allocated to such Member as pass-through allocations of the Company’s income, gain, losses and deductions. Notwithstanding the foregoing, the Tax Distribution for any period computed hereunder, shall be reduced to the extent of other distributions made for such period under Section 4.01. Adjustments for subsequent Tax Distributions shall be made to account for corrections or adjustments to computations for prior Tax Distributions and distributions made under Section 4.01. Tax Distributions are not loans and are not required to be repaid (subject to future Tax Distributions being reduced as provided in the immediately preceding sentence to adjust for overpayments of prior Tax Distributions).

Section 4.03. Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, dividend or other distribution or allocation to the Company or the Members shall be treated as a distribution paid to the Members in accordance with this Article IV for all purposes under this Agreement. The Company is authorized to withhold from payments or with respect to allocations to the Members, and to pay over to any U.S. federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other U.S. federal, state or local law or any foreign law and shall allocate any such amounts to the Members with respect to which such amounts were withheld.

Section 4.04. Limitations on Dividends and Distributions.

(a) The Company shall pay no distributions to the Members except as provided in this Article IV and Article XII.

(b) A Member may not receive, and the Company, and Board of Directors on behalf of the Company, may not make, distributions from the Company to the extent such distribution is inconsistent with, or in violation of, the Act or any provision of this Agreement.

ARTICLE V

BOARD OF DIRECTORS

Section 5.01. Number, Election, Tenure and Qualifications. The number of directors that shall constitute the entire Board of Directors shall be not fewer than three (3) nor more than seven (7). Within such range, the number of directors that shall constitute the entire Board of Directors shall be fixed from time to time by resolution adopted by a majority of the directors of the Company then in office. No decrease in the number of authorized directors shall have the effect of removing any director before that director’s term of office expires. Members of the initial Board of Directors shall hold office until the first annual meeting of Members. At each annual meeting of the Members, directors shall be elected, except as otherwise provided in Section 5.02, and each director so elected shall hold office until such director’s successor is duly elected and qualified or until such director’s earlier resignation, removal, death or incapacity.

Subject to the rights of holders of any class or series of Units having a preference over the Common Units as to dividends or upon liquidation, nominations of persons for election to the Board of Directors must be (a) made by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) made by any Member of record of the Company entitled to vote for the election of directors at the applicable meeting who complies with the notice procedures set forth in this Section 5.01. Directors need not be Members. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a Member’s notice shall be delivered by a nationally recognized courier service or mailed by first class United States mail, postage or delivery charges prepaid, and received at the principal executive offices of the Company addressed to the attention of the Secretary of the Company (i) in the case of an annual meeting of Members, not more than one hundred twenty (120) days nor less than ninety (90) days in advance of the anniversary of the date of the Company’s proxy statement provided in connection with the previous year’s annual meeting of Members; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date more than thirty (30) days before or after the anniversary date of the previous year’s annual meeting, notice by the Member must be received by the Secretary of the Company not later than the close of business on the later of (A) the ninetieth (90th) day prior to such annual meeting and (B) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made, and (ii) in the case of a special meeting of Members called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made. Such Member’s notice to the Secretary shall set forth (a) as to each person whom the Member proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class, series and number of Units that are owned beneficially by the person, (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to any other information that is required to be provided by the Member pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder and (v) the nominee’s written consent to serve, if elected, and (b) as to the Member giving the notice, (i) the name and record address of the Member, (ii) the class, series and number of Units that are owned beneficially by the Member, and (iii) a description of all arrangements or understandings between such Member and each person the Member proposes for election or re-election as a director pursuant to which such proposed nomination is being made. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth herein.

In connection with any annual meeting of the Members (or, if and as applicable, any special meeting of the Members), the Chairman of the Board (or such other person presiding at such meeting in accordance with this Agreement) shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

Section 5.02. Enlargement and Vacancies. Except as otherwise provided by this Agreement, subject to the rights of the holders of any series of preferred Units then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. If there are no directors in office, then an election of directors may be held in the manner provided by statute. Directors chosen pursuant to any of the foregoing provisions shall hold office until the next annual election and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, or by this Agreement, may exercise the powers of the full board until the vacancy is filled.

Section 5.03. Resignation and Removal. Any director may resign at any time upon written notice to the Company at its principal place of business addressed to the attention of the Chief Executive Officer or the Secretary. Such resignation shall be effective upon receipt of such notice unless the notice specifies such resignation to be effective at some other time or upon the happening of some other event. Any director may be removed from office, with or without cause, by the affirmative vote of the Members holding at least 66- 2/3% of the applicable class of Units that so elected or appointed such director.

Section 5.04. Powers. The business and affairs of the Company shall be managed by or under the direction of its Board of Directors. Each director of the Company, when acting in such capacity, is a “manager” within the meaning of Section 18-402 of the Act and as such is vested with the powers and authorities necessary for the management of the Company, subject to the terms of this Agreement, provided that no director is authorized to act individually on behalf of the Company and the Board of Directors shall only take action in accordance with the requirements of this Agreement. In addition to the powers and authorities expressly conferred upon it by this Agreement, the Board of Directors may exercise all such powers of the Company and do all such lawful acts and things as are not prohibited by applicable law, including the Rules and Regulations, or by this Agreement required to be exercised or done by the Members. In exercising its authority under this Agreement, the Board of Directors may, but shall be under no obligation to, take into account the tax consequences to any Member of any action taken (or not taken) by it. The Directors of the Company shall not have any liability to a Member for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Member in connection with such decisions except to the extent set forth in Section 5.20.

Section 5.05. Chairman of the Board. The directors shall elect a Chairman of the Board to hold such office until his successor is elected and qualified or until his earlier resignation or removal. In the absence or disability of the Chairman of the Board, another director designated by the Board of Directors shall perform the duties and exercise the powers of the Chairman of the Board. The Chairman of the Board of the Company shall if present preside at all meetings of the Members and the Board of Directors and shall have such other duties as may be vested in the Chairman of the Board by the Board of Directors.

Section 5.06. Place of Meetings. The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware.

Section 5.07. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as may be determined from time to time by the Board of Directors; provided, however, that any director who is absent when such a determination is made shall be given prompt notice of such determination.

Section 5.08. Special Meetings. Special meetings of the Board of Directors may be called by the Chief Executive Officer, or by two or more directors then in office. Notice of the time and place, if any, of special meetings shall be delivered personally or by telephone to each director, or sent by first-class mail or commercial delivery service, facsimile transmission, or by electronic mail or other electronic means, charges prepaid, sent to such director’s business or home address as they appear upon the records of the Company. In case such notice is mailed, it shall be deposited in the United States mail at least four (4) days prior to the time of holding of the meeting. In case such notice is delivered personally or by telephone or by commercial delivery service, facsimile transmission, or electronic mail or other electronic means, it shall be so delivered at least twenty-four (24) hours prior to the time of the holding of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

Section 5.09. Quorum, Action at Meeting, Adjournments. At all meetings of the Board of Directors, a majority of directors then in office shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by law, as it presently exists or may hereafter be amended, or this Agreement. For purposes of this Section 5.09, the term “entire Board of Directors” shall mean the number of directors last fixed by directors in accordance with this Agreement; provided, however, that if fewer than all the number of directors so fixed have been elected (by the Members or the Board of Directors), the “entire Board of Directors” shall mean the greatest number of directors so elected to hold office at any one time pursuant to such authorization. If a quorum shall not be present at any meeting of the Board of Directors, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 5.10. Action Without Meeting. Unless otherwise restricted by this Agreement, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

Section 5.11. Telephone Meetings. Unless otherwise restricted by this Agreement, any member of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or of any committee, as the case may be, by means of conference telephone or by any form of communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 5.12. Committees. The Board of Directors may, by resolution, designate one or more committees, each committee to consist of one or more of the directors of the Company. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not the member or members present constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all of the lawfully delegated powers and authority of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and make such reports to the Board of Directors as the Board of Directors may request or the charter of such committee may then require. Failure to submit such record, or failure of the Board to approve any action indicated therein will not, however, invalidate such action to the extent it has been carried out by the Company prior to the time the record of such action was, or should have been, submitted to the Board. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in this Agreement for the conduct of its business by the Board of Directors.

Section 5.13. Fees and Compensation of Directors. The Board of Directors shall have the authority to fix the compensation of directors and establish policies regarding the reimbursement of expenses.

Section 5.14. Indemnification of Officers and Directors. Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Company (or any predecessor), or is or was serving at the request of the Company (or any predecessor) as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, employee benefit plan sponsored or maintained by the Company, or other enterprise (or any predecessors of such entities) (hereinafter an “Indemnitee”), shall be indemnified and held harmless by the Company to the fullest extent authorized from time to time as such person would be if the Company were a corporation incorporated under the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith. Each person who is or was serving as a director, officer, employee or agent of a subsidiary of the Company shall be deemed to be serving, or have served, at the request of the Company. The right to indemnification conferred in this Section 5.14 shall be a contract right.

Any indemnification (but not advancement of expenses) under this Article V (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment). Such determination shall be made with respect to a person who is a director or officer at the time of such determination (a) by a majority vote of the directors who are not or were not parties to the proceeding in respect of which indemnification is being sought by Indemnitee (the “Disinterested Directors”), even though less than a quorum, (b) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum, (c) if there are no such Disinterested Directors, or if the Disinterested Directors so direct, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee, or (d) by the Members.

Section 5.15. Indemnification of Others. This Article V does not limit the right of the Company, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than those persons identified in Section 5.14 when and as authorized by the Board or by the action of a committee of the Board or designated officers of the Company established by or designated in resolutions approved by the Board; provided, however, that the payment of expenses incurred by such a person in advance of the final disposition of the proceeding shall be made only upon receipt by the Company of a written undertaking by such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified under this Article V or otherwise.

Section 5.16. Advance Payment. The right to indemnification under this Article V shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Company within thirty (30) days after the receipt by the Company of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the Act requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under Section 5.14 or otherwise; and provided, further, that payment of such expenses incurred by other employees and agents of the Company may be made by the Company upon authorization by the Board in its discretion upon such terms and conditions, if any, as the Board deems appropriate.

Notwithstanding the foregoing, unless such right is acquired other than pursuant to this Article V, no advance shall be made by the Company to an officer of the Company (except by reason of the fact that such officer is or was a director of the Company, in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (a) by the Board of Directors by a majority vote of the Disinterested Directors, even though less than a quorum, or (b) by a committee of Disinterested Directors designated by majority vote of the Disinterested Directors, even though less than a quorum, or (c) if there are no Disinterested Directors or the Disinterested Directors so direct, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company. The provisions of this paragraph shall not apply during the pendency of any suit brought pursuant to Section 5.17.

Section 5.17. Right of Indemnitee to Bring Suit. If a claim for indemnification (following final disposition of such proceeding) or advancement of expenses under this Article V is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be thirty (30) days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit to the fullest extent permitted by law. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Company.

Section 5.18. Non-Exclusivity and Survival of Rights; Amendments. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article V shall not be deemed exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Agreement, other agreement, vote of Members or Disinterested Directors or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent of the Company and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of the provisions of this Article V shall not in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Company hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

Section 5.19. Insurance. The Company may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such expenses, liability or loss under the Act.

Section 5.20. Reliance: Limitations in Liability.

(a) Each director of the Company shall, in the performance of such director’s duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the officers of the Company, or committees of the Board of Directors, or by any other Person as to matters the director reasonably believes are within such other Person’s professional or expert competence, including, without limitation, information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company, or the value and amount of assets or reserves or contracts, agreements or other undertakings that would be sufficient to pay claims and obligations of the Company or to make reasonable provision to pay such claims or obligations, or any other facts pertinent to the existence and amount of the assets of the Company from which distributions to Members might properly be paid.

(b) No director shall be liable to the Company or the Members for monetary damages for any breach of fiduciary duty by such director as a director; provided, however, that a director shall be liable to the same extent as if he or she were a director of a Delaware corporation pursuant to the DGCL (i) for breach of the director’s duty of loyalty to the Company or its Members, (ii) for acts or omissions not in good faith or a knowing violation of applicable law, or (iii) for any transaction for which the director derived an improper benefit. To the extent the provisions of this Agreement restrict or eliminate the duties and liabilities of a director of the Company or the Members otherwise existing at law or in equity, the provisions of this Agreement shall replace such duties and liabilities.

(c) Any director shall not be liable to the Company or to any other director or Member of the Company or any such other Person for breach of fiduciary duty for the director’s good-faith reliance on the provisions of this Agreement.

(d) Except as otherwise required by the Act, the debts, obligations and liabilities of the Company shall be solely the debts, obligations and liabilities of the Company and no director shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a director of the Company.

ARTICLE VI

OFFICERS

Section 6.01. General. The officers of the Company shall be elected by the Board of Directors. The officers of the Company shall consist of a Chief Executive Officer, a Chief Financial Officer and a Secretary and such other officers as in the judgment of the Board of Directors may be necessary or desirable. All officers elected by the Board of Directors shall have such powers and duties as generally pertain to their respective offices for a corporation incorporated under the DGCL, subject to the specific provisions of this Article VI. Such officers shall also have powers and duties as from time to time may be conferred by the Board of Directors or any committee thereof. Any number of offices may be held by the same Person, unless otherwise prohibited by applicable law or this Agreement. The officers of the Company need not be Members or directors of the Company.

Section 6.02. Duties of Officers. Except as provided in this Agreement (or as required by the Act), each officer of the Company shall have the same fiduciary duties applicable to officers of a corporation incorporated under the DGCL, as if such officers were officers of a corporation incorporated under the DGCL. Except as provided in this Agreement, the parties hereto intend that the fiduciary duties of the officers of the Company shall be interpreted consistently with the jurisprudence regarding such fiduciary duties of officers of a corporation under the DGCL.

Section 6.03. Election and Term of Office. The elected officers of the Company shall be elected annually by the Board of Directors. Each officer shall hold office until his or her successor shall have been duly elected and qualified or until his or her death or resignation or removal.

Section 6.04. Chief Executive Officer. The Chief Executive Officer of the Company shall, subject to the oversight of the Board of Directors, supervise, coordinate and manage the Company’s business and operations, and supervise, coordinate and manage its activities, operating expenses and capital allocation, shall have general authority to exercise all the powers necessary for the Chief Executive Officer of the Company and shall perform such other duties and have such other powers as may be prescribed by the Board of Directors or this Agreement, all in accordance with basic policies as may be established by the Board of Directors.

Section 6.05. Chief Financial Officer. The Chief Financial Officer shall have responsibility for the financial affairs of the Company, including the preparation of financial reports, managing financial risk and overseeing accounting and internal control over financial reporting, subject to the responsibilities of the Audit Committee. In the absence of a Secretary, the Chief Financial Officer shall be responsible for the performance of the duties of Secretary. The Chief Financial Officer shall perform such other duties and have such other powers as may be prescribed by the Board of Directors or this Agreement, all in accordance with basic policies as may be established by the Board of Directors and subject to the oversight of the Board of Directors and the Chief Executive Officer.

Section 6.06. Other Officers. The Board of Directors may elect such other officers of the Company as it may decide in its discretion.

Section 6.07. Secretary. The Secretary shall act as secretary of all meetings of Members and the Board of Directors and any meeting of any committee of the Board of Directors. The Secretary shall prepare and keep or cause to be kept in books provided for such purpose minutes of all meetings of Members and the Board of Directors and any meeting of any committee of the Board of Directors, ensure that all notices are duly given in accordance with the provisions of this Agreement and applicable laws, and perform all duties incident to the office of Secretary and as required by law and such other duties as may be assigned to him or her from time to time by the Board of Directors.

Section 6.08. Resignation and Removal. Any officer of the Company may resign at any time upon notice of such resignation to the Company. Any officer of the Company may be removed at any time by the Board.

Section 6.09. Vacancies. A newly created office and a vacancy in any office because of death, resignation or removal may be filled by the Board of Directors for the unexpired portion of the term at any meeting of the Board of Directors.

ARTICLE VII

THE MEMBERS

Section 7.01. Rights or Powers.

(a) The Members acting as such shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement, including, without limitation, those rights and powers set forth in Article X and, to the extent not inconsistent with this Agreement, in the Act.

(b) Any Member shall be entitled to and may have business interests and engage in business activities in direct competition with the Company, and none of the same shall constitute a breach of this Agreement or any duty (including fiduciary duties) otherwise existing at law, in equity or otherwise to any Member, provided, that this Section 7.01(b) shall not excuse a breach of any provision of this Agreement binding upon a Person, or limit or otherwise modify any duties (including fiduciary duties) owed by a Person at law, in equity or otherwise (including by contract) to the Company or its Affiliates, in each case arising other than from such Person’s capacity as a Member. Neither the Company nor any of the other Members shall have any rights by virtue of this Agreement in any such business interests or activities of any Member.

Section 7.02. Place of Meeting. Meetings of Members may be held at such place, either within or without the State of Delaware, as may be designated by or in the manner provided in this Agreement, or, if not so designated, at the principal executive offices of the Company. Any meeting held under this Article may be held by means of remote communication, in accordance with the provisions of the Act.

Section 7.03. Annual Meeting. Annual meetings of Members shall be held each year at such date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. At each such annual meeting, the Members shall elect a Board of Directors to hold office until the succeeding annual meeting of Members after their election. The Members shall also transact such other business as may properly be brought before the meeting.

To be properly brought before the annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a Member of record. A motion related to business proposed to be brought before any Members’ meeting may be made by any Member entitled to vote if the business proposed is otherwise proper to be brought before the meeting. However, any such Member may propose business to be brought before a meeting only if such Member has given timely notice to the Secretary of the Company in proper written form of the Member’s intent to propose such business. To be timely, the Member’s notice must be delivered by a nationally recognized courier service or mailed by first class United States mail, postage or delivery charges prepaid, and received at the principal executive offices of the Company addressed to the attention of the Secretary of the Company not more than one hundred twenty (120) days nor less than ninety (90) days in advance of the anniversary of the date of the Company’s proxy statement provided in connection with the previous year’s annual meeting of Members; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than thirty (30) days before or after the anniversary date of the previous year’s annual meeting, notice by the Member must be received by the Secretary of the Company not later than the close of business on the later of (x) the ninetieth (90th) day prior to such annual meeting and (y) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.

Notwithstanding anything in this Agreement to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Section; provided, however, that nothing in this Section shall be deemed to preclude discussion by any Member of any business properly brought before the annual meeting.

The Chairman of the Board (or such other person presiding at the meeting in accordance with this Agreement) shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted

Section 7.04. Special Meetings. Special meetings of the Members may be called for any purpose or purposes, unless otherwise prescribed by statute or by this Agreement, by the Chief Executive Officer or by a resolution duly adopted by the affirmative vote of a majority of the Board of Directors. Business transacted at any special meeting shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Section 7.05. Notice of Meetings. Except as otherwise provided by law or this Agreement, written notice of each meeting of Members, annual or special, stating the place, if any, date and time of the meeting, the means of remote communications, if any, by which Members and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which such special meeting is called, shall be given to each Member entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.

Section 7.06. List of Members. The officer in charge of the stock ledger of the Company or the transfer agent shall prepare and make, at least ten (10) days before every meeting of Members, a complete list of the Members entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each Member and the number of Units registered in the name of each Member. Such list shall be open to the examination of any Member, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Company. If the meeting is to be held at a place, then the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any Member during the whole time of the meeting on a reasonably accessible electronic network, and the information required to gain access to such list shall be provided with the notice of the meeting.

Section 7.07. Organization and Conduct of Business. The Chairman of the Board or, in his or her absence, the Chief Executive Officer of the Company or, in his absence, such person as the Board of Directors may have designated or, in the absence of such a person, such person as may be chosen by the holders of a majority of the Units entitled to vote who are present, in person or by proxy, shall call to order any meeting of the Members and act as chairman of the meeting. In the absence of the Secretary of the Company, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

The chairman of any meeting of Members shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him or her in order.

Section 7.08. Quorum. Except where otherwise provided by law or this Agreement, the holders of a majority of the voting power of the Units issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the Members.

Section 7.09. Adjournments. If a quorum is not present or represented at any meeting of Members, a majority of the Members present in person or represented by proxy at the meeting and entitled to vote, though less than a quorum, or by any officer entitled to preside at such meeting, shall be entitled to adjourn such meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. When a meeting is adjourned to another place, date or time, notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, if any, date, time and means of remote communications, if any, of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted that might have been transacted at the original meeting.

Section 7.10. Voting Rights. Unless otherwise provided in this Agreement, each Member shall at every meeting of the Members be entitled to one vote for each Unit held by such Member.

Section 7.11. Majority Vote. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power entitled to vote present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of this Agreement, a different vote is required in which case such express provision shall govern and control the decision of such question.

Section 7.12. Record Date for Member Notice and Voting. For purposes of determining the Members entitled to notice of, or to vote at, any meeting of Members or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any right in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of any such meeting nor more than sixty (60) days before any other action to which the record date relates. A determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting. If the Board of Directors does not so fix a record date, the record date for determining Members entitled to notice of or to vote at a meeting of Members shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. The record date for determining Members for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

Section 7.13. Proxies. Each Member entitled to vote at a meeting of Members may authorize another person or persons to act for such Member by proxy, but no such proxy shall be voted or acted upon after 11 months from its date, unless the proxy provides for a longer period. All proxies must be filed with the Secretary of the Company at the beginning of each meeting in order to be counted in any vote at the meeting. Subject to the limitation set forth in the last clause of the first sentence of this section, a duly executed proxy that does not state that it is irrevocable shall continue in full force and effect unless (a) revoked by the person executing it, before the vote pursuant to that proxy, by a writing delivered to the Company stating that the proxy is revoked or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the person executing the proxy, or (b) written notice of the death or incapacity of the maker of that proxy is received by the Company before the vote pursuant to that proxy is counted.

Section 7.14. Inspectors of Election. The Company shall, in advance of any meeting of Members, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The Company may designate one or more persons to act as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of Members, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by the DGCL as if the Company were a Delaware corporation.

Section 7.15. Action in Lieu of a Meeting. Any action that could be taken at an annual or special meeting of Members may be taken without a meeting, without prior notice and without a vote if written consents are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Units entitled to vote thereon were present and voted. In order to be effective, all written consents must be delivered to the Secretary of the Company within 60 days of the earliest dated consent delivered to the Company. Prompt notice of the action by written consent must be given to those Members who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of Members to take the action were delivered to the Company.

Section 7.16. Return on Capital Contribution. Except as otherwise provided in Article XII, no Member shall be entitled to a return on or of its Capital Contributions.

Section 7.17. Member Compensation. No Member shall receive any interest, salary or draw with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company, or otherwise, in its capacity as a Member, except as otherwise provided in this Agreement.

Section 7.18. Member Liability. Except as required by the Act, no Member shall be liable under a judgment, decree or order of a court, or in any other manner, for the Debts or any other obligations or liabilities of the Company. A Member shall be liable only to make its Capital Contributions and shall not be required to restore a deficit balance in its Capital Account or to lend any funds to the Company or, after its Capital Contributions have been made, to make any additional contributions, assessments or payments to the Company; provided, however, that a Member may be required to repay any distribution made to it in contravention of Section 4.04 or Sections 18-607 or 18-804 of the Act. The Tax Matters Member shall not have any personal liability for the repayment of any Capital Contributions of any Member.

Section 7.19. Appointment of Attorney-in-Fact. Each Member hereby irrevocably constitutes and appoints the Company, with full power of substitution, as his, her or its true and lawful attorney-in-fact, with full power and authority in his, her or its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents, instruments and conveyances as may be necessary or appropriate to carry out the provisions or purposes of this Agreement, including, without limitation, the following: (i) the Certificate; (ii) all other certificates and instruments and amendments thereto that the Board of Directors deems appropriate to qualify or continue the Company as a limited liability company in the jurisdiction in which the Company may conduct business; (iii) all instruments that the Board of Directors deems appropriate to reflect a change or modification of this Agreement in accordance with the terms of this Agreement; (iv) all conveyances and other instruments that the Board of Directors deems appropriate to reflect the dissolution and termination of the Company; (v) all fictitious or assumed name certificates required or permitted to be filed on behalf of the Company; (vi) any and all documents necessary to admit Members to the Company, or to reflect any change or transfer of a Member’s Units, or relating to the admission or increased capital contribution of a Member; (vii) any amendment or other document to be filed as referenced in this Agreement; and (viii) all other instruments that may be required or permitted by law to be filed on behalf of or relating to the Company and that are not inconsistent with this Agreement. The authority granted by this Section 7.18 is a special power of attorney coupled with an interest, is irrevocable, and shall not be affected by the subsequent incapacity or disability of the Member; (ii) may be exercised by a signature for each Member or by a single signature of any such Person acting as attorney-in-fact for all of them; and (iii) shall survive the transfer by a Member of the whole or any portion of his, her or its Units.

Section 7.20. Citizenship Requirements. If any Member is or becomes subject to any law that, in the determination of the Company in its sole discretion creates a substantial risk of cancellation or forfeiture of any property in which the Member has an interest based on the nationality, citizenship or other related status of a Member, the Company may request that any Member furnish to the Company an executed Citizenship Certification or such other information concerning its nationality, citizenship or other related status (or if the Member is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such other Person) as the Company may in its sole discretion request. If a Member fails to furnish to the Company such Citizenship Certification or other requested information within thirty (30) days after receipt of such a request or if, upon receipt of such Citizenship Certification or other requested information, the Company determines, with the advice of counsel, that a Member is not an Eligible Citizen, the Company may, in its sole discretion (i) require that such Member immediately transfer its Units to an Eligible Citizen or (ii) redeem such Units in accordance with this Agreement. Any compulsory transfer of Units pursuant to clause (i) of the preceding sentence shall comply with the other provisions of this Agreement regarding transfers of Units. Pending such transfer or redemption, with respect to such Member, the Company may, in its sole discretion, suspend the exercise of any voting or consent rights, any right to receive notice of or attend meetings of the Members and any rights to receive distributions in respect of such Units.

Section 7.21. Member Information. Each Member shall provide the Company, upon request, with its address and taxpayer identification number.

ARTICLE VIII

CERTAIN TRANSACTIONS

Section 8.01. Vote Generally Required. Except as provided in Sections 1.03 and 1.04 and subject to the provisions of Section 8.02, the Company shall not (a) merge or consolidate with or into any limited liability company, corporation, statutory trust, business trust or association, real estate investment trust, common-law trust or any other unincorporated business, including a partnership, or (b) sell, lease or exchange all or substantially all of its Property and assets, unless the Board of Directors shall adopt a resolution, by the affirmative vote of at least a majority of the Entire Board of Directors, approving such action and unless such action shall be approved by the affirmative vote of the holders of a majority of each class of Units, in each case, Outstanding and entitled to vote thereon. The notice of the meeting at which such resolution is to be considered will so state.

Section 8.02. Right to Acquire Units. Notwithstanding any other provision of this Agreement, if at any time less than 15% of the total Units of any series or class then Outstanding are held by Persons other than the Major Members and their Affiliates, the Company shall then have the right, which right it may assign and transfer in whole or in part to any Affiliate, exercisable in its sole discretion, to purchase all of such Units of such series or class then Outstanding held by Persons other than the Major Members and their Affiliates (except, at the discretion of the Major Members, those Units held by Persons whose voting rights are held by one or more Major Members), at the greater of (a) the current market price as of the date three days prior to the date that the notice described in Section 8.03 is mailed and (b) the highest price paid by the Company or any of its Affiliates for any Unit of such series or class purchased during the 90-day period preceding the date that the notice described in Section 8.03 is mailed.

Section 8.03. Notice of Election to Purchase. If the Company or any Affiliate elects to exercise the right to purchase Units of any series or class granted pursuant to Section 8.02, the Company shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to send by registered or certified mail, postage prepaid, or overnight courier of national reputation, a copy of such Notice of Election to Purchase to the Record Holders of Units of such series or class (as of a Record Date selected by the Company) at least 10, but not more than 60, days prior to the date selected by the Company to purchase the Units (the “Purchase Date”). The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 8.02) at which Units will be purchased and state that the Company or its Affiliate, as the case may be, elects to purchase such Units (in the case of Units evidenced by Certificates, upon surrender of Certificates representing such Units) in exchange for payment at such office or offices of the Transfer Agent as the Transfer Agent may specify or as may be required by any Securities Exchange on which such Units are listed for trading. Any such Notice of Election to Purchase mailed to a Record Holder of Units at its address as reflected on the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the Record Holder receives such notice. On or prior to the Purchase Date, the Company or its Affiliate, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Units to be purchased in accordance with this Section 8.03. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Units subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Units shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 8.02) for Units therefor, without interest (in the case of Units evidenced by Certificates, upon surrender to the Transfer Agent of the Certificates representing such Units) and such Units shall thereupon be deemed to be transferred to the Company or its Affiliate, as the case may be, on the record books of the Transfer Agent, and the Company or its Affiliate, as the case may be, shall be deemed to be the owner of all such Units from and after the Purchase Date and shall have all rights as the owner of such Units.

ARTICLE IX

BOOKS AND RECORDS

Section 9.01. Books and Records; Inspection by Members.

(a) The Company shall keep or cause to be kept at its principal executive office appropriate books and records with respect to the Company’s business, including, without limitation, all books and records necessary to provide to the Members any information, lists and copies of documents required to be provided pursuant to applicable law. Any books and records maintained by or on behalf of the Company in the regular course of its business, including, without limitation, the record of the Members, books of account and records of Company proceedings, may be kept in electronic or any other form, provided that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time.

(b) The Secretary shall make, at least 10 days before every meeting of Members, a complete list of the Members entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each Member and the number of Interests registered in the name of each Member. Such list shall be open to the examination of any Member, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting, (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Company. In the event that the Company determines to make the list available on an electronic network, the Company may take reasonable steps to ensure that such information is available only to Members. The list shall be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any Member who is present.

(c) Any Member or Beneficial Owner, in person or by attorney or other agent, shall, upon written demand stating the purpose thereof, have the right during the usual business hours to inspect for any proper purpose, and to make copies and extracts from the Register, a list of the Members, and its other books and records, provided that as of the date of the making of the demand inspection of such books and records would not constitute a breach of any confidentiality agreement. In every instance where a person purports to be a Beneficial Owner of Units but who is not the holder of record as identified on the Register, the demand shall state such Person’s status as a Beneficial Owner of Units, be accompanied by documentary evidence of beneficial ownership of Units, and state that such documentary evidence is a true and correct copy of what it purports to be. A proper purpose shall mean a purpose reasonably related to such Person’s interest as a Member or Beneficial Owner of Units.

Section 9.02. Preparation of Tax Returns. The Company shall arrange for the preparation and timely filing of all returns of Company income, gains, deductions, losses and other items required of the Company for U.S. federal and state income tax purposes. The classification, realization and recognition of income, gains, deductions, losses and other items shall be on the accrual method of accounting for U.S. federal income tax purposes. The initial taxable year of the Company shall be the calendar year.

Section 9.03. Tax Elections and Restructurings.

(a) The Board of Directors shall, without any further consent of the Members being required (except as specifically required herein), make (i) the election to adjust the basis of Property pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state, local or foreign law, in connection with Transfers of Units and Company distributions; and (ii) any and all other elections for U.S. federal, state, local and foreign tax purposes, including, without limitation, any election, if permitted by applicable law (A) to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company’s U.S. federal, state, local or foreign tax returns; and (B) to the extent provided in Code Sections 6221 through 6231 and similar provisions of U.S. federal, state, local or foreign law, to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members. The Chief Financial Officer is specifically authorized to act as the “Tax Matters Member” under the Code and in any similar capacity under state or local law.

(b) The Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Company as a partnership for federal (and applicable state) income tax purposes. If, however, the Board of Directors determines that it is no longer in the best interests of the Company to continue as a partnership, the Board of Directors may, by the affirmative vote of at least a majority of the Entire Board of Directors, and without any further consent of the Members being required, elect to treat the Company as a real estate investment trust, other pass-through entity or an association or as a publicly traded partnership taxable as a corporation for federal (and applicable state) income tax purposes. In the event that the Board of Directors determines the Company should seek relief pursuant to Section 7704(e) of the Code to preserve the status of the Company as a partnership for federal (and applicable state) income tax purposes, the Company and each Member shall agree to adjustments required by the tax authorities, and the Company shall pay such amounts as required by the tax authorities, to preserve the status of the Company as a partnership.

(c) The Company may make a pro rata distribution of Units to all Members, or may effect a subdivision or combination of Units, so long as, after any such event, each Member shall have the same Percentage Interest in the Company as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted. Whenever such a distribution, subdivision or combination of Units is declared, the Board of Directors shall select a record date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least twenty (20) days prior to such record date to each Member. The Board of Directors also may cause a firm of independent public accountants selected by it to calculate the number of Units to be held by each Member after giving effect to such distribution, subdivision or combination. The Board of Directors shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

Section 9.04. Tax Information. Necessary tax information shall be delivered to each Member as soon as practicable after the end of the Fiscal Year of the Company, which may be after April 15th of each subsequent year.

Section 9.05. Resolution of Conflicts of Interest. Unless otherwise expressly provided in this Agreement, whenever an actual or potential conflict of interest exists or arises between any of the directors, the Company, their respective Affiliates, or any Member, any resolution or course of action by the Board of Directors or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Members, and shall not constitute a breach of this Agreement, of any agreement contemplated herein or of any duty stated or implied by Law or equity, including any fiduciary duty, if the resolution or course of action in respect of such conflict of interest is (i) approved or ratified by the vote of Members representing a majority of the total votes that may be cast by all Outstanding voting Units that are held by disinterested parties, (ii) on terms no less favorable to the Company or Member, as applicable, than those generally being, provided to or available from unrelated third parties, (iii) fair and reasonable to the Company taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Company, or Member, as applicable) or (iv) approved or ratified by a majority of disinterested directors. If the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (ii) and (iii) above, then it shall be presumed that, in making its determination, the Board of Directors acted in good faith, and in any proceeding brought by any Member or by or on behalf of such Member or any other Member challenging such determination, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. The Members expressly acknowledge that the Board of Directors is under no obligation to consider the separate interests of the Members (including the tax consequences to Members) in deciding whether to cause the Company to take (or decline to take) any actions, and that the Board of Directors or any director shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by Members in connection with such decisions.

ARTICLE X

AMENDMENTS

The Board of Directors is authorized to amend the terms of this Agreement by resolution adopted by the affirmative vote of a majority of the Entire Board of Directors; provided, however, that Sections 1.03, 2.01(a), 4.01, 11.01(b) or (c), Article VIII and this Article X may not be amended without the affirmative vote of Members holding a majority of the Common Units present in person or represented by proxy at a meeting of Members. Notwithstanding anything to the contrary contained in this Agreement, the Board of Directors is authorized by resolution adopted by the affirmative vote of a majority of the Entire Board of Directors to (a) amend, modify or supplement this Agreement to correct any administrative or ministerial error or omission contained in this Agreement and (b) without limiting the generality of the foregoing provisions of this Article X, amend, modify or supplement the provisions of Section 5.18 (relating to committees of the Board) from time to time.

ARTICLE XI

DISSOLUTION AND WINDING UP

Section 11.01. Dissolution Events. The Company shall dissolve and shall commence winding up upon the first to occur of any of the following (each, a “Dissolution Event”):

(a) the Board of Directors adopts a resolution, by the affirmative vote of at least two-thirds of the Entire Board of Directors, approving the dissolution, winding up and liquidation of the Company, and such action has been approved by the affirmative vote of the holders of a majority of the Outstanding Common Units and entitled to vote thereon;

(b) the unanimous vote of the Members to dissolve, wind up and liquidate the Company;

(c) the entry of a decree of judicial dissolution under Section 18-802 of the Act; or

(d) upon the termination of the legal existence of the last remaining Member or the occurrence of any other event that terminates the continued membership of the last remaining Member unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act.

The Members hereby agree that notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event.

If a majority of the Entire Board of Directors determines that the Company is not able to maintain its status as a publicly-traded partnership for federal income tax purposes, the Board of Directors may dissolve, wind-up and liquidate the Company without any further authorization of the Members.

Section 11.02. Winding Up. Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs; provided, however, that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the Property has been distributed pursuant to this Section 12.02 and the Certificate has been canceled pursuant to the Act. The Liquidator shall be responsible for overseeing the winding up of the Company, which winding up shall be completed no later than 90 days after the later of the occurrence of the Dissolution Event. The Liquidator shall take full account of the Company’s liabilities and Property and shall cause the Property or the proceeds from the sale thereof (as determined pursuant to Section 12.09), to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

(a) First, to creditors (including the Members who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company’s Debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for distributions to Members under Section 18-601 or 18-604 of the Act;

(b) Second, except as provided in this Agreement, to Members and former Members of the Company in satisfaction of liabilities for distributions under Section 18-601 or 18-604 of the Act;

(c) Third, to the Members holding Preferred Units, if any, to the extent of any accrued but unpaid preferences in relation to the rights associated with such Preferred Units; and

(d) The balance, if any, to the Members in accordance with the positive balance in their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

Notwithstanding Section 12.09, no Member shall receive additional compensation for any services performed pursuant to this Article XII.

Section 11.03. Compliance With Certain Requirements of Regulations, Deficit Capital Accounts. In the event the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article XII to the Members who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all Allocation Years, including the Allocation Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article XII may be:

(a) Distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent, conditional or unmatured liabilities or obligations of the Company; the assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 12.02; or

(b) Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company; provided, however, that such withheld amounts shall be distributed to the Members as soon as practicable.

Section 11.04. Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article XII, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Property shall not be liquidated, the Company’s Debts and other Liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, solely for U.S. federal income tax purposes, the Company shall be deemed to have contributed all its Property and liabilities to a new limited liability company in exchange for interests in such new company and, immediately thereafter, the Company will be deemed to liquidate by distributing interests in the new company to the Members.

Section 11.05. Rights of Members. Except as otherwise provided in this Agreement, each Member shall look solely to the Property of the Company for the return of its Capital Contribution and has no right or power to demand or receive Property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such Capital Contribution, the Members shall have no recourse against the Company or any other Member.

Section 11.06. Notice of Dissolution/Termination.

(a) In the event a Dissolution Event occurs or an event occurs that would, but for the provisions of Section 12.01, result in a dissolution of the Company, the Board of Directors shall, within 30 days thereafter, provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Board of Directors) and shall publish notice thereof in a newspaper of general circulation in each place in which the Company regularly conducts business (as determined in the discretion of the Board of Directors).

(b) Upon completion of the distribution of the Company’s Property as provided in this Article XII, the Board of Directors shall cause the filing of the Certificate of Cancellation pursuant to Section  18-203 of the Act and shall take all such other actions as may be necessary to terminate the Company.

Section 11.07. Allocations During Period of Liquidation. During the period commencing on the first day of the Fiscal Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 12.02 (the “Liquidation Period”), the Members shall continue to share Profits, Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Article III.

Section 11.08. Character of Liquidating Distributions. All payments made in liquidation of the interest of a Member in the Company shall be made in exchange for the interest of such Member in Property pursuant to Section 736(b)(1) of the Code, including the interest of such Member in Company goodwill.

Section 11.09. The Liquidator.

(a) Fees. Subject to Section 12.02, the Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Article XII and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.

(b) Indemnification. The Company shall indemnify, hold harmless and pay all judgments and claims against the Liquidator or any officers, directors, agents or employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator or any officers, directors, agents or employees of the Liquidator in connection with the liquidation of the Company, including reasonable attorneys’ fees incurred by the Liquidator, officer, director, agent or employee in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, except to the extent such liability or damage is caused by the fraud or intentional misconduct of, or a knowing violation of the laws by, the Liquidator which was material to the cause of action.

Section 11.10. Form of Liquidating Distributions. For purposes of making distributions required by Section 12.02, the Liquidator may determine whether to distribute all or any portion of the Property in kind or to sell all or any portion of the Property and distribute the proceeds there from.

ARTICLE XII

MISCELLANEOUS

Section 12.01. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed sufficiently given or furnished if delivered by personal delivery, by nationally recognized overnight courier service or by certified United States mail, postage prepaid at the address on file with the Company or by facsimile. Any notice shall be deemed to have been given either at the time of personal delivery or, in the case of courier or mail, as of the date of first attempted delivery, or, in the case of facsimile, upon receipt if given during normal business hours (or the next business day if not) provided that such facsimile is promptly followed up by hand delivery, overnight courier or certified mail.

Section 12.02. Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, Transferees and assigns.

Section 12.03. Construction. It is the intent of the parties hereto that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

Section 12.04. Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included, but the time shall begin to run on the next succeeding day. The last day of the period so computed shall be included, unless it is a Saturday, a Sunday or any other day on which banks in The City of New York are required or authorized by law or executive order to close, in which event the period shall run until the end of the next day which is not a Saturday, a Sunday or any other day on which banks in The City of New  York are required or authorized by law or executive order to close.

Section 12.05. Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 12.06. Severability. Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. The preceding sentence of this Section 13.06 shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Member to lose the material benefit of its economic bargain.

Section 12.07. Incorporation by Reference. Every exhibit, schedule and other appendix attached to this Agreement and referred to herein is not incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

Section 12.08. Variation of Terms. All terms and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

Section 12.09. Governing Law and Consent to Jurisdiction/Service of Process. The laws of the State of Delaware shall govern this Agreement, including the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties arising hereunder. Each party hereto and any Person acquiring a Unit, from time to time, (i) irrevocably submits to the nonexclusive jurisdiction and venue of any Delaware state court or U.S. federal court sitting in Wilmington, Delaware in any action arising out of this Agreement and (ii) consents to the service of process by mail. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

Section 12.10. Waiver of Jury Trial. Each of the Members irrevocably waives, to the extent permitted by law, all rights to trial by jury and all rights to immunity by sovereignty or otherwise in any action, proceeding or counterclaim arising out of or relating to this Agreement.

Section 12.11. Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

Section 12.12. Specific Performance. Each Member agrees with the other Members that the other Members would be irreparably damaged if any of the provisions of this Agreement were not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that in addition to any other remedy to which the nonbreaching Members may be entitled, at law or in equity, the nonbreaching Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject-matter jurisdiction thereof.

[Signature page follows]

IN WITNESS WHEREOF, this Amended and Restated Operating Agreement of the Company has been entered into as of the date set forth above.

NEXCORE COMPANIES LLC

By
Name
Title

NEXCORE HEALTHCARE CAPITAL CORP

By
Name
Title

Annex B

CONSOLIDATED FINANCIAL STATEMENTS OF

NEXCORE HEALTHCARE CAPITAL CORP (AUDITED)

NEXCORE HEALTHCARE CAPITAL CORP AND SUBSIDIARIES

For the Years ended December 31, 2011 and 2010

Consolidated Balance Sheets

	December 31, 2011	December 31, 2010

ASSETS
Cash and cash equivalents	$1,930,441	$3,513,651
Restricted cash	—	1,006,342
Accounts receivable	3,560,957	586,545
Prepaid expenses and deposits	62,565	47,948
Revenue in excess of billings	248,874	335,460
Pre-development costs	71,697	246,527
Investment in unconsolidated affiliate	4,514,579	2,551,343
Property and equipment, net of accumulated depreciation of 443,694 and 328,796, respectively	585,175	120,561
Real estate held for sale	—	7,191,821

Total assets	$10,974,288	$15,600,198

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$176,647	$142,522
Accrued liabilities	1,376,753	229,709
Senior subordinated notes, related parties	—	3,336,661
Deferred rent and other liabilities	341,608	—
Notes payable	—	3,915,869

Total liabilities	1,895,008	7,624,761

Commitments and contingencies

Equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none outstanding	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized, 49,455,841 issued and outstanding as of December 31, 2011 and December 31, 2010	49,456	49,456
Additional paid-in capital	11,136,895	11,034,657
Accumulated deficit	(2,514,658)	(3,403,269)

Total stockholders’ equity	8,671,693	7,680,844
Noncontrolling interests	407,587	294,593

Total equity	9,079,280	7,975,437

Total liabilities and equity	$10,974,288	$15,600,198

The accompanying notes are an integral part of these Consolidated Financial Statements

NEXCORE HEALTHCARE CAPITAL CORP AND SUBSIDIARIES

Consolidated Statements of Operations

	For the Year Ended December 31,
	2011	2010
REVENUE:
Development, facilities consulting and construction management fees	$5,920,447	$2,498,737
Leasing commissions and tenant consulting fees	2,118,060	1,240,191
Property and asset management fees	1,657,211	1,697,644
Investor advisory and other fees	883,633	1,070,599

Total revenue	10,579,351	6,507,171

OPERATING EXPENSES:
Direct costs of revenue	754,411	820,816
Depreciation and amortization	116,218	52,671
Selling, general and administrative	8,718,533	5,583,333

Total operating expenses	9,589,162	6,456,820

Income from operations	990,189	50,351

OTHER INCOME:
Equity in earnings of unconsolidated affiliate	22,954	—
Interest income	957	1,892
Gain on sale of property and equipment, net	966	—
Loss on disposal of real estate assets	(13,461)	—

Income before income taxes	1,001,605	52,243
Income tax provision	—	—

Consolidated net income	1,001,605	52,243
Net (income) loss attributable to noncontrolling interests	(112,994)	116,570

Net income attributable to common stockholders	$888,611	$168,813

EARNINGS PER COMMON SHARE
Basic income per common share	$0.02	$0.01

Diluted income per common share	$0.02	$0.01

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	49,455,841	31,169,768

Diluted	50,776,890	31,273,197

The accompanying notes are an integral part of these Consolidated Financial Statements

NEXCORE HEALTHCARE CAPITAL CORP AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

For the Years Ended December 31, 2011 and 2010

	Shares	Amount	Additional Paid-in Capital	Retained Deficit	Noncontrolling Interests	Total Equity
Balance as of December 31, 2009	25,000,000	$25,000	$6,420,858	$(3,572,082)	$—	$2,873,776

Net income	—	—	—	168,813	(116,570)	52,243

Consideration issued in Acquisition (as defined in Note 1)	22,697,921	22,698	5,004,735	—	—	5,027,433

Noncontrolling interest resulting from Acquisition (as defined in Note 1)	—	—	(411,163)	—	411,163	—

Equity-based compensation expense	—	—	2,402	—	—	2,402

Compensation expense related to employee stock issuances	112,920	113	17,825	—	—	17,938

Stock warrants exercised	1,645,000	1,645	—	—	—	1,645

Balance as of December 31, 2010	49,455,841	49,456	11,034,657	(3,403,269)	294,593	7,975,437

Net income	—	—	—	888,611	112,994	1,001,605

Equity-based compensation expense	—	—	102,238	—	—	102,238

Balance as of December 31, 2011	49,455,841	$49,456	$11,136,895	$(2,514,658)	$407,587	$9,079,280

NEXCORE HEALTHCARE CAPITAL CORP AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2011	2010
OPERATING ACTIVITIES:
Consolidated net income	$1,001,605	$52,243
Adjustments to reconcile consolidated net loss to net cash used in operating activities:
Depreciation and amortization	116,218	52,671
Loss on disposal of real estate assets (1)	13,461	—
Gain on disposal of property and equipment	(966)	—
Equity in earnings of unconsolidated affiliate	(22,954)	—
Equity-based compensation expense	102,238	20,340
Changes in operating assets and liabilities:
Accounts receivable (1)	(3,078,121)	(320,861)
Revenue in excess of billings	86,586	(335,460)
Prepaid expenses and deposits	(14,617)	2,191
Pre-development costs	174,830	211,418
Accounts payable and accrued liabilities (1)	1,221,299	135,764
Deferred rent	80,508	—

Net cash used in operating activities	(319,913)	(181,694)

INVESTING ACTIVITIES:
Capital expenditures	(344,590)	(97,652)
Cash acquired in reverse merger	—	5,009,927
Proceeds from disposal of real estate assets (1)	13,483	—
Proceeds from disposal of property and equipment	1,750	—
Investment in unconsolidated affiliate	(1,940,282)	(2,551,343)
Change in restricted cash	1,006,342	(1,006,342)

Net cash (used in) provided by investing activities	(1,263,297)	1,354,590

FINANCING ACTIVITIES:
Proceeds from line of credit	—	500,000
Payments on line of credit	—	(500,000)
Borrowings from senior subordinated notes, related parties	—	114,123
Principal payments on debt	—	(25,850)
Proceeds from the issuance of common stock	—	1,645

Net cash provided by financing activities	—	89,918

Net change in cash and cash equivalents	(1,583,210)	1,262,814
Cash and cash equivalents, beginning of period	3,513,651	2,250,837

Cash and cash equivalents, end of period	$1,930,441	$3,513,651

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$—	$—

Cash paid for interest	$—	$10,959

Supplemental disclosure of non-cash activity:
Landlord reimbursement of capital expenditures	$245,000	$—

(1)

As contemplated by the Acquisition (as defined in Note 1 below), the Company transferred its interests in nine subsidiaries holding real estate assets on March 25, 2011, as further described in Note 3 below, to CDA Fund, LLC (“CDA,”) a subsidiary of BOCO Investments, LLC (“BOCO.”) In exchange, CDA assumed the Company’s related party senior notes with BOCO and GDBA Investments LLLP. (“GDBA,”) as well as the credit facility with First-Citizens Bank & Trust Company (“First Citizens Bank.”) In addition, CDA assumed certain accrued liabilities of approximately $24,000 and accounts receivable of approximately $112,000 related to the assumed real estate assets. The transfer resulted in a loss of $13,461 for the year ended December 31, 2011. The related party debt and the credit facility that were assumed by CDA were no longer obligations of the Company as of March 25, 2011. BOCO and GDBA are related parties. See the discussion of our related parties in Note 12.

The accompanying notes are an integral part of these Consolidated Financial Statements

NEXCORE HEALTHCARE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1. ORGANIZATION

NexCore Healthcare Capital Corp (formerly CapTerra Financial Group, Inc.) provides comprehensive healthcare facility solutions to hospitals, healthcare systems and physician partners across the United States by providing a full spectrum of strategic and operational consulting, development, acquisition, financing, leasing and asset and property management services within the healthcare industry. The Company primarily focuses on serving and advising clients with planning and developing outpatient service facilities that target operational efficiencies and lower the cost of delivering healthcare services. The specific project types include on-campus and off-campus, multi-suite medical office and medical services buildings; post-acute care, assisted living and memory care facilities; hospital-sponsored, free-standing satellite emergency department facilities; medical malls; multi-specialty physician group practices; outpatient care centers; and single-specialty centers. Specialty hospitals focused on surgery or rehabilitation are also potential clients, provided that rigorous standards are being met and that such projects are not competitive with potential hospital and healthcare system clients.

NexCore Group LP was originally created in 2004 to provide solutions to hospitals and healthcare systems through a national platform focused on strategic and operational consulting, development, acquisitions, financing, leasing, and asset and property management services within the healthcare real industry.

On September 29, 2010, CapTerra Financial Group, Inc. (“CapTerra”) completed a business combination with NexCore Group LP. In connection with this business combination (the “Acquisition,”) CapTerra’s former operations were discontinued and the Company continued NexCore Group LP’s existing business as a national leader in the field of healthcare real estate development and management. NexCore Group LP was originally created in 2004 to provide real estate solutions to hospitals and healthcare systems through a national platform for the development, ownership and management of healthcare real estate. During 2011, CapTerra changed its name to NexCore Healthcare Capital Corp. See additional information in Note 3.

On April 1, 2011, the Company changed its state of incorporation from Colorado to Delaware in a transaction we refer to as the “Reincorporation.” The Reincorporation did not affect any of our contracts with third parties, result in any change in headquarters, business, jobs, or management, result in any change in the location of any of our offices or facilities, or materially affect our assets, liabilities or net worth.

As used herein, “NexCore,” “the Company,” “we,” “our” and “us” refer to NexCore Healthcare Capital Corp and its consolidated subsidiaries, including NexCore Group LP, except where the context otherwise requires.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying Consolidated Financial Statements include the financial position, results of operations and cash flows of the Company and its consolidated subsidiaries. The third-party equity interest in one consolidated subsidiary is reflected as noncontrolling interests in the Consolidated Financial Statements. We also have a noncontrolling partnership interest in one unconsolidated joint venture, which is accounted for under the equity method. All significant intercompany amounts have been eliminated.

Principles of Consolidation

The Company consolidates entities deemed to be voting interest entities if we own a majority of the voting interest. The equity method of accounting is used for investments in non-controlled affiliates in which the Company is able to exercise significant influence but not control. The Company also consolidates any variable interest entities (“VIEs”) in which the Company is determined to be the primary beneficiary. As of December 31, 2011 and 2010, no VIEs were consolidated. The Company provides for noncontrolling interests in consolidated subsidiaries for which the Company’s ownership is less than 100 percent.

A VIE is an entity in which either (a) the equity investment at risk is not sufficient to permit the entity to finance its own activities without additional financial support or (b) the group of holders of the equity investment at risk lack certain characteristics of a controlling financial interest. The primary beneficiary is the entity that has the ability to control those activities that most significantly impact the entity’s economic performance and has the obligation to absorb a majority of the expected losses or the right to receive the majority of the residual returns. The Company continually evaluates whether entities in which it has an interest are VIEs and whether the Company is the primary beneficiary of any VIEs identified in its analysis.

Reclassifications

Certain items in our Consolidated Financial Statements for 2010 have been reclassified to conform to the 2011 presentation.

Use of Estimates

The preparation of the Consolidated Financial Statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurements

Fair value is defined as the exit price or price at which an asset (in its highest and best use) would be sold or a liability assumed by an informed market participant in a transaction that is not distressed and is executed in the most advantageous market. Our fair value measurements are based on the assumptions that market participants would use to price the asset or liability. As a basis for considering market participant assumptions in fair value measurements, current guidance establishes that a fair value hierarchy exists that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions based on the best information available under the circumstances (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), that are observable at commonly quoted intervals, and the contracted sales price for assets held for sale. Level 3 inputs are unobservable inputs for the asset or liability that are typically based on management’s own assumptions, as there is little, if any, related observable market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. The carrying values of these financial instruments as of December 31, 2011 and 2010, respectively, are considered to be representative of their fair value due to the short maturity of these instruments.

Assets and liabilities measured at fair value on a non-recurring basis that resulted from the business combination discussed in Note 3 are as follows:

	December 31, 2010
Description	Level 1	Level 2	Level 3	Total
Assets:
Real estate held for sale	$—	$—	$7,191,720	$7,191,720

The fair value of the real estate held for sale at December 31, 2010 was determined by using the future expected net cash flows on the sale of the property.

Cash and Cash Equivalents and Restricted Cash

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. We continually monitor our positions with, and the credit quality of, the financial institutions with which we invest. As of December 31, 2010, we had restricted cash of $1,006,342 related to certain minimum balances the Company was required to maintain until the nine non-medical properties were transferred. See Note 3 for additional information. We had no restricted cash as of December 31, 2011.

Accounts Receivable

Accounts receivable consists of amounts due from customers. The Company considers accounts more than 30 days old to be past due. The Company estimates its allowance for doubtful accounts based on specific customer balance collection issues identified. For the years ended December 31, 2011 and 2010, respectively, no bad debt expense was recorded. As of December 31, 2011 and 2010, respectively, there was no allowance for doubtful accounts.

Related to Silver Cross, we recognized an early-completion bonus and project savings revenue totaling approximately $2.6 million, part of which was unbilled as of December 31, 2011. We anticipate billing and collecting the project savings revenue during the first quarter of 2012, subsequent to finalization of minor construction items identified during the final building reviews and certain other requirements related to tenant acceptance.

Pre-Development Costs

In accordance with GAAP, as set forth in the Accounting Standards Codification (“ASC,”) the Company has capitalized certain third-party costs related to prospective development projects that we consider likely to proceed. If we subsequently determine that the project is no longer likely to proceed or such costs are not recoverable, any related capitalized costs are expensed and recorded as “Direct costs of revenue” on the Consolidated Statement of Operations. Upon commencement of the project, any related capitalized costs are submitted for reimbursement from the owner of the project. These costs include, but are not limited to, legal fees, marketing costs, travel expenses, architectural and engineering fees, due diligence expenses and other direct costs. The Company does not capitalize any internal costs as pre-development costs.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation or amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, ranging from three to seven years. Leasehold improvements are amortized over the shorter of the expected life or term of the lease. Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing property and equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the Consolidated Statement of Operations.

Real Estate Held for Sale

We estimate the fair value of real estate using income and market valuation techniques using information such as broker estimates, purchase prices for recent transactions on comparable assets and net operating income capitalization analysis using observable and unobservable inputs such as capitalization rates, asset quality grading, geographic location analysis, and local supply and demand observations. All real estate held for sale at December 31, 2010 was disposed of on March 25, 2011. See Note 3 for additional information.

Investment in Unconsolidated Affiliate

We account for our investment in unconsolidated affiliate under the equity method because we exercise significant influence over, but do not control, this entity. Under the equity method, this investment is initially recorded at cost and is subsequently adjusted to reflect our proportionate share of net earnings or losses of the unconsolidated affiliate, distributions received, contributions made and certain other adjustments, as appropriate. Such investment is included in “Investment in unconsolidated affiliate” in our Consolidated Balance Sheet. Distributions from these investments that are related to earnings from operations are included as operating activities and distributions that are related to capital transactions are included as investing activities in our Consolidated Statement of Cash Flows.

During the analysis of the investment, it was determined that the unconsolidated affiliate was a VIE. The Company determined the affiliate was a VIE based on several factors, including whether the affiliate’s total equity investment at risk upon inception was sufficient to finance the affiliate’s activities without additional subordinated financial support. The Company made judgments regarding the sufficiency of the equity at risk based first on a qualitative analysis, then a quantitative analysis. In a quantitative analysis, the Company incorporated various estimates, including estimated future cash flows, asset hold periods and discount rates, as well as estimates of the probabilities of various scenarios occurring. The determination of the appropriate accounting with respect to our VIE was based on the determination of the primary beneficiary. We determined we were not the primary beneficiary of the VIE as we do not have the ability to control those activities that most significantly impact the affiliate’s economic performance and we will not absorb a majority of the affiliate’s expected losses or receive a majority of the affiliate’s expected residual returns or both. As reconsideration events occur, the Company will reconsider its determination of whether an entity is a VIE and who the primary beneficiary is to determine if there is a change in the original determinations and will report such changes on a quarterly basis.

Revenue Recognition

Certain revenue arrangements require management judgments and estimates. Development fees are recognized over the life of a development project on the percentage-of-completion method where the circumstances are such that total profit can be estimated with reasonable accuracy and ultimate realization is reasonably assured. The percentage-of-completion method uses actual hours spent internally on the project compared to the total forecasted internal hours to be spent on the project. If estimates of total hours require adjustment, the impact on revenue is recognized prospectively in the period of adjustment. As of December 31, 2011 and December 31, 2010, the Company recorded an asset of $248,874 and $335,460, respectively, for revenue recognized in excess of billings which represents the difference between actual billable revenue and the revenue recognized using the percentage-of-completion method.

We source tenants and negotiate leases for buildings we manage and in return are paid leasing commissions and tenant consulting fees. This revenue is recognized based on each negotiated contract with the building owner or development contract and is recognized accordingly per the contracts as services are performed and certain development benchmarks are achieved, unless future contingencies exist.

Property and asset management fees are recognized monthly as services are performed, unless future obligations exist. Investor advisory and other fees are typically recognized at the culmination of a transaction such as a purchase or sale of a building.

Certain contractual arrangements for services provide for the delivery of multiple services. The Company evaluates revenue recognition for each service to be rendered under these arrangements using criteria according to GAAP regarding multiple-element arrangements. For services that meet the separability criteria, revenue is recognized separately. For services that do not meet these criteria, revenue is recognized on a combined basis.

In addition, in regard to development service contracts, the owner of the property will typically reimburse the Company for certain expenses that are incurred on behalf of the owner. The Company bases the treatment of reimbursable expenses for financial reporting purposes upon the fee structure of the underlying contract. Contracts are accounted for on a net basis when the fee structure is comprised of at least two distinct elements, namely (i) a fixed management fee and (ii) a separate component that allows for expenses to be billed directly to the client. When accounting on a net basis, the Company includes the fixed management fee in reported revenue and nets the reimbursement against expenses. The Company bases this accounting on the following factors, which defines the Company as an agent rather than a principal:

•	The property owner, with ultimate approval rights relating to the expenditures and bearing all of the economic costs of such expenditures, is determined to be the primary obligor in the arrangement;

•

Because the property owner is contractually obligated to fund all operating costs of the property from existing cash flow or direct funding from its building operating account, the Company bears little or no credit risk; and

•	The Company generally earns no margin in the reimbursement aspect of the arrangement, obtaining reimbursement only for actual costs incurred.

All of our service contracts are accounted for on a net basis.

Guaranties

A guarantor is required to recognize, at the inception of a guaranty, a liability for the fair value of the obligation undertaken in issuing the guaranty. Management continually evaluates guaranties made to determine if the guaranties meet the criteria required to record a liability. As of December 31, 2011, our guaranties, referred to in Note 8, met the criteria to be recorded as liabilities; however, the amount was de minimus and no value was recorded.

Earnings Per Share

Basic income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted income per share is determined by dividing the net income by the sum of (1) the weighted average number of common shares outstanding and (2) if not anti-dilutive, the effect of outstanding stock awards determined utilizing the treasury stock method.

The dilutive effect of the outstanding stock awards for the years ended December 31, 2011 and 2010 was 1,321,049 and 103,429 shares, respectively. Stock awards to purchase 1,525,208 and 848,499 shares of the Company’s common stock (“Common Stock”) were excluded from the calculation of diluted income per share for the years ended December 31, 2011 and 2010, respectively.

Because the business combination on September 29, 2010 was accounted for as a reverse acquisition, the number of shares of Common Stock outstanding from the beginning of the applicable period to the acquisition date was computed on the basis of the weighted average number of partnership units of NexCore Group LP outstanding during the period multiplied by the exchange ratio established in the acquisition agreement, which was 5,880 shares for each partnership unit (the “Exchange Ratio.”) The weighted average number of shares used in the earnings per share calculations for the year ended December 31, 2010, was based on the historical weighted average number of partnership units outstanding multiplied by the Exchange Ratio. The number of shares of Common Stock outstanding from the acquisition date to the end of the applicable period is the actual number of shares of Common Stock of the Company outstanding during that period.

Noncontrolling Interests

Noncontrolling interests are the portion of equity, or net assets, in a subsidiary that are not attributable to the controlling interest. As of December 31, 2011 and 2010, respectively, the Company owned 90% of the consolidated partnership, NexCore Group LP. NexCore Partners Inc. owns the remaining 10%, which is classified as permanent equity in accordance with GAAP and is reflected as “Noncontrolling interests” in our Consolidated Balance Sheets.

Income Taxes

Deferred income taxes are provided for under the asset and liability method. Under this method, deferred tax assets, including those related to tax loss carry forwards and credits, and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce deferred tax assets when it is more likely than not that the net deferred tax asset will not be realized.

The Company follows Financial Accounting Standards Board (“FASB”) issued guidance for accounting for uncertainty in income taxes, which clarifies the accounting and disclosure for uncertainty in tax positions and seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. We have analyzed our various federal and state filing positions and consider our positions more like than not to be sustained upon examination by the applicable taxing authorities based on the technical merits of the position.

As discussed in Note 3, NexCore Group LP was deemed the accounting acquirer in the business combination with CapTerra Financial Group, Inc. and their historical results through the date of the acquisition are presented in the accompanying Consolidated Financial Statements. During 2009 and through the date of the business combination, NexCore Group LP was a partnership and was not subject to Federal and state income taxes. Its members were liable for income taxes based on their interest in NexCore Group LP. Accordingly, the financial statements do not reflect Federal and state income tax liabilities or benefits for these periods.

Recently Adopted Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU No. 2011-04”), which amends current guidance to result in common fair value measurement and disclosures between accounting principles generally accepted in the United States and International Financial Reporting Standards. The amendments explain how to measure fair value. They do not require additional fair value measurements and are not intended to establish valuation standards or affect valuation practices outside of financial reporting. ASU No. 2011-04 clarifies the application of certain existing fair value measurement guidance and expands the disclosures for fair value measurements that are estimated using significant unobservable inputs. The amendments in ASU No. 2011-04 are effective for interim and annual periods beginning after December 15, 2011. The Company does not believe that the adoption of the provisions of ASU No. 2011-04 will have a material impact on the Company’s Consolidated Financial Statements.

In June 2011, the FASB issued Accounting Standards Update No. 2011-05, “Presentation of Comprehensive Income” (“ASU No. 2011-05”), which improves the comparability, consistency, and transparency of financial reporting and increases the prominence of items reported in other comprehensive income (“OCI”) by eliminating the option to present components of OCI as part of the statement of changes in stockholders’ equity. The amendments in this standard require that all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Subsequently in December 2011, the FASB issued Accounting Standards Update No. 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income” (“ASU No. 2011-12”), which indefinitely defers the requirement in ASU No. 2011-05 to present on the face of the financial statements reclassification adjustments for items that are reclassified from OCI to net income in the statement(s) where the components of net income and the components of OCI are presented. The amendments in these standards do not change the items that must be reported in OCI, when an item of OCI must be reclassified to net income, or change the option for an entity to present components of OCI gross or net of the effect of income taxes. The amendments in ASU No. 2011-05 and ASU No. 2011-12 are effective for interim and annual periods beginning after December 15, 2011 and are to be applied retrospectively. The adoption of the provisions of ASU No. 2011-05 and ASU No. 2011-12 will not have a material impact on the Company’s Consolidated Financial Statements.

NOTE 3. ACQUISITION AND DISPOSITION

Acquisition

As discussed in Note 1, on September 29, 2010, CapTerra acquired a 90% general partnership (“GP”) interest in NexCore Group LP which was accounted for as a reverse acquisition. Immediately prior to the Acquisition, CapTerra issued shares of Common Stock to two related private investment companies which previously provided financing to CapTerra, GDBA and BOCO for $5.0 million in cash and converted all subordinated debt in excess of the real estate asset value to Common Stock. CapTerra’s remaining assets and liabilities just prior to the transaction were $5.0 million in cash, approximately $7.2 million of real estate assets and approximately $7.2 million of debt.

The purchase consideration consisted of exchanging the respective GP and limited partnership (“LP”) interests in NexCore Group LP for 22,500,000 shares of CapTerra’s common stock which was valued at approximately $5.0 million. CapTerra’s common stock was thinly traded prior to the business combination and therefore was concluded to be inactive and furthermore transactions in CapTerra’s common stock were not considered orderly. Accordingly, the stock price was not considered to be a reasonable indication of fair value. In accordance with ASC 820-10-35-32 and 33, we valued the consideration based on the income approach which takes into account the net cash flows expected to be realized from the business. Because there was no value to the on-going business model of CapTerra, the present value of the future cash flows approximated the net assets (cash value of $5.0 million) of CapTerra immediately prior to the acquisition. WestMountain Asset Management, Inc. (“WestMountain”) an affiliate of BOCO, was issued a warrant to purchase 1,645,000 shares of Common Stock at an exercise price of $0.001 per share, in exchange for consulting services that WestMountain provided in connection with the Acquisition. The warrant was exercised on December 28, 2010.

Pursuant to the Acquisition, the surviving company, NexCore Healthcare Capital Corp (formerly CapTerra), is required to issue an additional 8,000,000 shares of Common Stock if there is not a specified amount of net operating loss carryforwards for state and Federal income tax purposes (collectively, the “NOLs”) for use during the period from the date of the Acquisition to January 1, 2014 (the “NOL Shares.”) If required, the NOL Shares will be issued to each former NexCore Group LP partner in proportion to the amount of shares such partner received pursuant to the Acquisition. The determination of our NOLs will be based on our Federal income tax return for the year ended December 31, 2013. As of December 31, 2011, we do not consider the issuance of these shares probable. As such, we have not recorded any contingent consideration for possible issuance of these shares as of December 31, 2011.

As a result of the Acquisition, the combined company recorded noncontrolling interests of approximately $411,000 representing the pre-acquisition value of the 10% limited partnership interest in NexCore Group LP, and received de minimum amounts of property and equipment, prepaid assets, and accrued liabilities.

Previously, both CapTerra and NexCore Group LP had, and continue to have, fiscal calendar year ends. As of the date of the Acquisition, CapTerra’s former operations were discontinued and the surviving company continued NexCore Group LP’s existing business as a national leader in the field of healthcare real estate development and management. NexCore Group LP was originally created in 2004 to provide real estate solutions to hospitals and healthcare systems through a national platform for the development, ownership and management of healthcare real estate. During 2011, CapTerra changed its name to NexCore Healthcare Capital Corp.

The Company incurred acquisition costs of approximately $190,000 for the year ended December 31, 2010, which are included in “Selling, general and administrative” expenses in the Consolidated Statements of Operations. The Acquisition was accounted for under the purchase method of accounting in accordance with ASC Topic 805: Business Combinations. The transaction has been accounted for as a reverse acquisition, thus the historical operating results, cash flows and financial position presented in the Consolidated Balance Sheets and Statements of Operations are those of NexCore Group LP and consolidated subsidiaries. The accumulated deficit of NexCore Group LP has been carried forward and the equivalent number of shares have been retroactively adjusted as if the combination occurred on the first day of the earliest period presented based upon the exchange ratio for the Acquisition. The Acquisition was accounted for as a reverse acquisition because (1) the former NexCore Group LP partners have the ability to elect the majority of the members of the board of directors, (2) the management of the combined company will consist primarily of the former senior management of NexCore Group LP and (3) the former partners of NexCore Group LP hold a large minority voting interest in the combined company and have deposited their shares into a combined voting trust where they will vote together.

The assets and liabilities of CapTerra were recorded at their fair values which approximated their purchase price, and accordingly, no resulting intangibles or goodwill was recorded in connection with the Acquisition. The approximate estimated fair value of CapTerra’s assets and liabilities consisted of the following at the date of the Acquisition:

Fair Value of the Assets and Liabilities Acquired
Cash and cash equivalents	$5,009,000
Real estate held for sale	7,191,000
Miscellaneous assets and liabilities	(9,000)
Senior subordinated revolving notes, related party	(3,222,000)
Notes payable	(3,942,000)

Total	$5,027,000

There are no amounts of revenue or expenses included in the Consolidated Statements of Operations related to CapTerra prior to the Acquisition. Pro forma financial results of the combined company with the consolidated subsidiaries as of December 31, 2010 is as follows:

For the Year Ended December 31, 2010

Pro forma revenue	$9,401,551
Pro forma net loss	(5,496,889)
Pro forma net loss per share – basic and diluted	(0.18)

Disposition

As of December 31, 2010, the Company had nine non-medical properties classified as real estate held for sale totaling $7,191,821, three of which, representing a total cost of $3,506,054, were completed projects and six of which, representing a total cost of $3,685,767, were vacant land parcels. These non-medical properties were all related to the legacy CapTerra business. Pursuant to the Acquisition, it was determined that all non-medical real estate assets would be disposed of by the surviving company in order to continue to focus on healthcare real estate.

On March 25, 2011, the Company transferred its interests in the nine subsidiaries holding these real estate assets to CDA, a subsidiary of BOCO, in exchange for assuming the Company’s related party senior notes with BOCO and GDBA and the credit facility with First Citizens Bank. The transaction resulted in a loss of $13,461. All debt assumed by CDA was no longer an obligation of the Company as of March 25, 2011. CDA also assumed all future contingencies related to this transaction.

We estimated the fair value of the real estate using income and market valuation techniques and additional information such as broker estimates, purchase prices for recent transactions on comparable assets and net operating income analysis using observable and unobservable inputs such as capitalization rates, asset quality grading, geographic location analysis and local supply and demand observations. For certain properties classified as held for sale, we also assessed fair value based on the contract sales price when we believe it is representative of the fair value less estimated selling costs.

NOTE 4. INVESTMENT IN UNCONSOLIDATED AFFILIATE

During September 2010, the Company entered into a joint venture agreement with an institutional equity partner to develop various healthcare related real estate projects. The Company owns a 15% interest in the limited liability company through which the joint venture is being conducted (“Venture I,”) which was determined to be a VIE. The Company is the managing member in Venture I, but its rights as managing member are subject to the rights of the institutional partner. We determined that we were not the primary beneficiary and therefore, we account for this investment under the equity method.

As of December 31, 2011, Venture I had one completed development project and two projects under development. Our investment balance of approximately $4.5 million represents cash we contributed to Venture I to fund our portion of these development projects. The completed development project began operations during the fourth quarter of 2011, and therefore, our portion of the earnings and losses from Venture I are reflected in “Equity in earnings of unconsolidated affiliate” in our Consolidated Statements of Operations.

The following table provides unaudited selected financial information for our unconsolidated affiliate as of, and for, the years ended December 31, 2011 and 2010.

	As of, and For the Year Ended December 31,
	2011	2010
Real estate, net of accumulated depreciation	$28,895,100	$—
Construction in progress	7,433,859	6,616,311
Total assets	37,631,562	6,815,459
Long term debt	11,961,097	—
Total liabilities	13,371,217	981,235
Partner’s capital	24,260,345	5,834,224
Rental revenues	617,949	—
Operating expenses	391,069	—
Depreciation expense	73,855	—
Net income	153,025	—

In connection with these projects, we entered into agreements with the lender for the projects to guarantee completion of the buildings. Additionally, a related-party company signed limited payment guaranty agreements with the lender detailed in Note 12.

NOTE 5. PROPERTY AND EQUIPMENT

Our property and equipment consists mainly of computer equipment, leasehold improvements and office equipment. Property and equipment is depreciated on a straight-line basis based on the useful life of the asset. Depreciation and amortization expense for the year ended December 31, 2011 and 2010 was $116,218 and $52,671, respectively.

	As of December 31,
	2011	2010
Computer equipment and software	$293,196	$232,916
Leasehold improvements	427,088	12,884
Medical office equipment	30,181	—
Vehicles	23,342	24,342
Office furniture and equipment	255,062	179,215

Total property and equipment	1,028,869	449,357
Accumulated depreciation and amortization	(443,694)	(328,796)

Total property and equipment, net	$585,175	$120,561

NOTE 6. ACCRUED LIABILITIES

	As of December 31,
	2011	2010
Accrued vacation	$18,913	$66,314
Accrued sick time	98,919	95,533
Accrued incentive bonus and other	1,258,921	67,862

Total accrued liabilities	$1,376,753	$229,709

Compensated employee absences are recorded in accordance with ASC Topic 710. Per the Company’s employment policy, unused and vested vacation hours are paid out to employees upon termination, either voluntary or involuntary. Unused and vested sick hours are carried over to subsequent years, however not paid out upon termination.

NOTE 7. DEBT

BOCO Line of Credit

During June 2011, the maturity date of our $2,000,000 line of credit with BOCO was extended to July 29, 2012. This line of credit is secured by substantially all NexCore assets and bears an interest rate of 8.0%. There were no borrowings against this facility as of December 31, 2011 or at December 31, 2010.

Citizens Bank Senior Credit Facility

As of December 31, 2010, the Company had one outstanding note originally issued to CapTerra prior to the Acquisition under a real estate credit facility with Citizens Bank with a principal balance of $3,615,869. As previously discussed, on March 25, 2011, CDA assumed this obligation in exchange for our interests in nine subsidiaries holding real estate assets. Under the terms of the transfer, the Company was no longer responsible for amounts due under the credit facility as of March 25, 2011.

Cypress Sound, LLC

As of December 31, 2010, Cypress Sound, LLC (“Cypress,”) a subsidiary of the Company, had one note payable with a principal amount of $300,000, secured by a first deed of trust on the property held by Cypress and a personal guaranty by our partner in Cypress. The interest-only note carried a rate of 12% and was scheduled to mature on February 13, 2011. During the first quarter of 2011, the Company fully paid the balance due on this note.

NOTE 8. COMMITMENTS AND CONTINGENCIES

Guaranties

The Company executed project completion guaranties with U.S. Bancorp (“US Bank”) and Wells Fargo Bank, N.A. (“Wells Fargo”) on behalf of our unconsolidated affiliate, Venture I, in connection with construction loans for the three development projects. The guaranty agreements unconditionally guarantee the banks that the projects will be completed, all costs will be paid, and that each property will be free and clear of all liens prior to the release of its specific guaranty. As of December 31, 2011, one such project was completed and the other two projects under development were proceeding on schedule. The Company believes any amounts associated with these guaranties will be de minimus and therefore has not recorded a corresponding liability.

Leases

The Company leases its primary office space. The lease requires monthly base rent payments of approximately $20,115 for the first year and then incremental increases each year thereafter. The current lease started January 1, 2011 and expires December 31, 2017. In addition, the Company pays certain facility operating costs as a portion of rent expense. During the first quarter of 2011, the Company commenced improvements to the Denver office and completed these improvements during the second quarter. The landlord provided a $245,000 allowance for tenant improvements and a rent abatement of $186,600 that is recognized on a straight-line basis over the life of the lease.

For the years ended December 31, 2011 and 2010, the straight-line amount recorded as an expense in “Selling, general and administrative” on the Consolidated Statements of Operations was $225,479 and $229,795, respectively. The difference between the amount paid and the amount expensed is recorded as a deferred amount in “Deferred rent” in the Consolidated Balance Sheets. As of December 31, 2011, that amount was $325,508. There was no such deferred rent balance at December 31, 2010. The Company also leases additional office space in two locations. These contracts require monthly payments totaling approximately $2,700 and have terms of six months or less.

Future minimum lease payments under these operating leases are as follows:

Amount
Year:
2012	$178,247
2013	253,449
2014	271,553
2015	277,587
2016	289,656
Remaining	301,725

Total	$1,572,217

Contingent Consideration Related to the Acquisition

Pursuant to the Acquisition, we are required to issue an additional 8,000,000 NOL Shares if there is not a specified amount of NOLs for state and Federal income tax purposes for use during the period from the date of the Acquisition to January 1, 2014. If required, the NOL Shares will be issued to each former NexCore Group LP partner in proportion to the amount of shares such partner received pursuant to the Acquisition. The determination of our NOLs will be based on our Federal income tax return for the year ended December 31, 2013. As of December 31, 2011, we do not consider the issuance of these shares probable. As such, we have not recorded any contingent consideration for possible issuance of these shares as of December 31, 2011. See Note 3 for additional information.

NOTE 9. STOCKHOLDERS’ EQUITY

Common Stock

As of December 31, 2011, the Company had 200,000,000 shares of Common Stock authorized, of which 49,455,841 shares were outstanding as of December 31, 2011 and 2010, respectively. Contemporaneously with the Acquisition, approximately 47.0 million shares of Common Stock became subject to various trading restrictions ranging from 2 to 4 years. Additionally, our board of directors, through the articles of incorporation, has the authority to authorize the issuance of 5,000,000 shares of preferred stock of any class or series. The rights and terms of such preferred stock will be determined by our board of directors. No shares of preferred stock were outstanding as of December 31, 2011 and 2010, respectively.

No shares of Common Stock were issued during the year ended December 31, 2011. On December 28, 2010, a warrant for 1,645,000 shares of Common Stock was exercised for $1,645, which also became subject to various trading restrictions. No warrants to purchase shares of Common Stock were outstanding at December 31, 2011. On December 28, 2010, the Company granted 12,920 shares of Common Stock subject to trading restrictions to one employee. Based on the $0.15 per share fair value of the shares of Common Stock on the day of the grant, the expense recognized for the grant was $1,938. On November 22, 2010, the Company sold 100,000 shares of Common Stock subject to trading restrictions to one employee for $1,000. Based on the $0.16 per share fair value of the stock on the day of the grant and that the employee paid the Company $0.01 per share, the expense recognized for the grant was approximately $16,000. Such expense was included in “Selling, general and administrative” in our Consolidated Statements of Operations.

NOTE 10. INCOME TAXES

Income Taxes

Deferred income taxes are provided for under the asset and liability method. Under this method, deferred tax assets, including those related to tax loss carry forwards and credits, and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce deferred tax assets when it is more likely than not that the net deferred tax asset will not be realized.

The sources of income (loss) before income taxes were as follows:

	For the Year Ended December 31,
	2011	2010
United States	$1,001,605	$52,243
Foreign

Income (loss) before income taxes	$1,001,605	$52,243

Income tax expense (benefit) attributable to income (loss) before income taxes differed from the amounts computed by applying the United States Federal income tax rate of 34% to income (loss) before income taxes as a result of the following:

	As of December 31,
	2011	2010
Computed expected tax (expense) benefit	$340,546	$(17,763)
Increase (reduction) in income taxes resulting from:
State and local income taxes, net of federal impact	44,431	(2,612)
Noncontrolling interest	(38,418)	—
Basis adjustment	885,036	—
State rate change	252,474	—
Change in valuation allowance	(1,484,068)	20,375

Income tax expense (benefit)	$—	$—

Deferred Tax Assets

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets as of December 31, 2011 and 2010 are as follows:

	As of December 31,
	2011	2010
Impairment of asset	$—	$5,751,000
Net operating loss and carryforwards	9,558,000	5,586,000
Allowance for doubtful accounts	—	348,000
Equity-based compensation expense	207,000	111,000
Deferred rent	127,000	—
Accrued compensation	41,000	—

Total deferred tax assets	9,933,000	11,796,000
Origination fee income	—	(85,000)
Partnership income	(16,000)	(213,000)
Fixed assets	(23,000)	(77,000)
Other	(25,000)	(68,000)

Total deferred tax liabilities	(64,000)	(443,000)

Net deferred tax asset (liability before valuation allowance	9,869,000	11,353,000

Valuation allowance	(9,869,000)	(11,353,000)

Total net deferred tax assets	$—	$—

As of December 31, 2011 and 2010, the Company has a valuation allowance of approximately $ 9.9 million and $ 11.3 million, respectively, since it cannot conclude that it is more likely than not that the deferred tax assets will be fully realized on future income tax returns. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers past history, the scheduled reversal of deferred tax liabilities, available taxes in carryback periods, projected future taxable income projections and tax planning strategies in making this assessment. The Company will continue to evaluate whether the valuation allowance is needed in future reporting periods. During the year ended December 31, 2011 the valuation allowance decreased by $1.5 million.

As of December 31, 2011 and 2010, the Company has net operating loss carryforwards in the United States for Federal income tax purposes of approximately $25.1 million and 11.4 million, respectively. The net operating losses may be subject to limitation under provisions of the Internal Revenue Code. The net operating losses will expire in varying amounts from 2025 to 2031.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

In connection with the Acquisition which was accounted for as a reverse acquisition for accounting purposes, as discussed in Note 3, for income tax purposes CapTerra acquired NexCore Group LP. Therefore, the Company acquired net deferred tax assets of approximately $11.1 million and recorded a corresponding valuation allowance of approximately $11.1 million.

The Company did not have any unrecognized tax benefits as of the years ended December 31, 2011 or 2010.

The Company classifies penalty and interest expense related to income tax liabilities as an income tax expense. There are no significant interest and penalties recognized in the Consolidated Statement of Operations or accrued on the Consolidated Balance Sheet.

The primary jurisdictions in which the Company files tax returns are the United States and Colorado. With limited exception, the Company is no longer subject to United States Federal examinations for years before 2008 and Colorado state examinations for years before 2007.

NOTE 11. EQUITY-BASED COMPENSATION

Stock Options

We may grant stock options to certain employees and directors pursuant to our Amended and Restated 2008 Equity Compensation Plan (“the Plan.”) No stock options were exercised during the year ended December 31, 2011 or 2010, respectively. During the years ended December 31, 2011 and 2010, options issued under the Plan were valued using the Black-Sholes option pricing model. The table below sets forth the assumptions used in valuing such options.

	2011	2010
Expected term of options	5.5 years	7 years
Expected volatility-range used	54.74%	87.49%-87.82
Expected volatility-weighted average	54.74%	87.66%
Risk-free interest rate-range used	1.60%-2.79%	2.11%-2.76%

Stock Options Summary Table

Equity-based compensation expense related to stock options granted under the Plan is amortized on a straight-line basis over the service period during which the right to exercise such options fully vests. For the years ended December 31, 2011 and 2010, our equity-based compensation expense related to stock options was approximately $102,000 and $2,400, respectively, which was included in “Selling, general and administrative” in our Consolidated Statements of Operations. As of December 31, 2011, approximately $325,000 of such expense remained unrecognized which reflects the unamortized portion of the value of such options issued pursuant to the aforementioned plans. We expect to recognize such expense over a remaining weighted average period of 2.2 years.

The following table describes the total options outstanding, granted, exercised, expired and forfeited as of and during the years ended December 31, 2011 and 2010, as well as the total options exercisable as of December 31, 2011. No options were exercised, forfeited or expired for the years ended December 31, 2011 and 2010, respectively. Shares obtained from the exercise of our options are subject to various trading restrictions.

	Options Pursuant to the Plan	Weighted Average Exercise Price Per Share	Weighed Average Fair Value of Options Granted During the Year	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Issued and outstanding as of December 31, 2009	—	$—
Granted	1,375,000	0.16	$0.12
Acquired in Acquisition	1,052,079	0.78

Issued and outstanding as of December 31, 2010	2,427,079	0.43
Granted	750,000	0.69	$0.35

Issued and outstanding as of December 31, 2011	3,177,079	$0.49		5.5	$—

Exercisable as of December 31, 2011	1,510,412	$0.59		4.8	$—

NOTE 12. RELATED PARTIES

Revenue, Direct Costs of Revenue and Accounts Receivable

The main sources of income of the Company are fees and commissions related to client consulting and advisory services, property development, management and leasing. Revenue associated with transactions with properties where certain officers of the Company have, or the Company itself has, an ownership interest in, or can significantly influence decision-making on behalf of the property, is related party revenue.

	For the Year Ended December 31,
	2011	2010
Revenue
Unrelated party	$2,237,073	$1,660,546
Related party	8,342,278	4,846,625

Total revenue	$10,579,351	$6,507,171

	For the Year Ended December 31,
	2011	2010
Direct costs of revenue
Unrelated party	$310,696	$193,397
Related party	443,715	627,419

Total direct costs of revenue	$754,411	$820,816

	December 31, 2011	December 31, 2010
Accounts Receivable
Unrelated party	$205,786	$284,883
Related party	3,355,171	301,662

Total accounts receivable	$3,560,957	$586,545

GDBA Investments LLLP

GDBA, a private investment company, provided financing to our predecessor company, CapTerra. Upon completion of the Acquisition on September 29, 2010, one senior subordinated note with GDBA was outstanding. On September 30, 2010, one of our wholly-owned subsidiaries signed a promissory note with Safe Harbor I, LLC, an entity controlled by GDBA and BOCO, in the amount of $25,000, which was used entirely as a principal reduction payment for the note held by Citizens Bank described in Note 6. On December 12, 2010, the note was amended and assigned to GDBA. Additionally, on December 1, 2010, we signed promissory notes totaling $425,000 between GDBA and our consolidated affiliates that were used to repay outstanding debt to vendors. All the notes carried a 0.46% annual interest rate. The outstanding balances of these notes are detailed in the table below. As of December 31, 2010 total interest accrued for all notes due GDBA was $593. These notes were repaid in full during the year ended December 31, 2011.

BOCO Investments, LLC

BOCO, a private investment company, provided financing to our predecessor company, CapTerra, and continues to provide various financial services to us. Upon completion of the Acquisition on September 29, 2010, one senior subordinated note with BOCO was outstanding with an annual interest rate of 0.46%.

Additionally, NexCore Group LP has a revolving line of credit with BOCO. The line of credit in the amount of up to $2,000,000 bears an annual interest rate of 8% and is secured by substantially all of our assets. During June 2011, the line of credit was extended until July 29, 2012. There was no outstanding balance on this line of credit as of December 31, 2011 or 2010, respectively. As of December 31, 2010 total interest accrued for all notes due BOCO was $3,155. These notes were repaid in full during the year ended December 31, 2011.

	GDBA	BOCO	Total
Related party debt as of December 31, 2010:
Subordinated notes	$505,854	$2,580,041	$3,085,895
Promissory notes	247,018	—	247,018
Line of credit	—	—	—
Accrued interest	593	3,155	3,748

Total related party debt	$753,465	$2,583,196	$3,336,661

Related party debt as of December 31, 2011	$—	$—	$—

Transfer of Assets

As discussed in Note 3, on March 25, 2011, the Company transferred its interests in nine subsidiaries holding real estate assets to CDA, a subsidiary of BOCO, in exchange for CDA assuming our related party debt with BOCO and GDBA, and the credit facility with First Citizens Bank. The related party debt that was assumed by CDA was no longer an obligation of the Company as of March 25, 2011.

Guaranties

The Company executed project completion guaranties with US Bank and Wells Fargo in connection with construction loans for the development projects that Venture I commenced in September 2010, June 2011 and November 2011. The guaranty agreements unconditionally guarantee US Bank and Wells Fargo that the projects will be completed, all costs will be paid, and that each property will be free and clear of all liens prior to the release of its specific guaranty. As of December 31, 2011, the Company believes any amounts associated with these guaranties will be de minimus and therefore has not recorded a corresponding liability. Additionally, an entity owned by related parties executed limited payment guaranties with US Bank and Wells Fargo related to those construction loans and the completion guaranties, for which it will receive fees upon completion of the projects. Messrs. Venn, Kloepfer and Gross (our Chief Executive Officer, Chief Investment Officer and Chief Operating Officer, respectively) have agreed, subject to certain limitations, to indemnify the related party entity if it is required to make payment under these limited payment guaranties.

NOTE 13. CONCENTRATIONS

The Company’s leasing and property management revenue for the years ended December 31, 2011 and December 31, 2010, respectively, is primarily generated through transactions with two institutional partners who own, directly or through affiliates, a majority of the controlling interests of all but three of our managed healthcare properties. As of December 31, 2011, we managed 20 healthcare properties. Additionally, the development projects with Venture I accounted for $7.2 million, or 68% of the Company’s total revenue for the year ended December 31, 2011, and $3.1 million, or 47% of the Company’s total revenue for the year ended December 31, 2010. As of December 31, 2011, the balance of accounts receivable from projects associated with Venture I was $3.3 million, or 92% of our total accounts receivable balance. As of December 31, 2010, the balance of accounts receivable from projects associated with Venture I was $0.2 million, or 45% of our total accounts receivable balance.

NOTE 14. SUBSEQUENT EVENTS

GAAP requires an entity to disclose events that occur after the balance sheet date but before financial statements are issued or are available to be issued (“subsequent events”) as well as the date through which an entity has evaluated subsequent events. There are two types of subsequent events. The first type consists of events or transactions that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements (“recognized subsequent events.”) The second type consists of events that provide evidence about conditions that did not exist at the date of the balance sheet but arose subsequent to that date (“nonrecognized subsequent events.”)

Annex C

CONSOLIDATED FINANCIAL STATEMENTS OF

NEXCORE HEALTHCARE CAPITAL CORP (UNAUDITED AND UNREVIEWED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

NEXCORE HEALTHCARE CAPITAL CORP AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	September 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Cash and cash equivalents	$3,172,077	$1,930,441
Accounts receivable	2,897,464	3,560,957
Prepaid expenses and deposits	67,230	62,565
Revenue in excess of billings	35,622	248,874
Pre-development costs	46,073	71,697
Investment in unconsolidated affiliate	3,267,491	4,514,579
Property and equipment, net of accumulated depreciation of $551,620 and $443,694, respectively	506,958	585,175

Total assets	$9,992,915	$10,974,288

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$117,115	$176,647
Accrued liabilities	277,988	1,376,753
Deferred rent and other liabilities	399,647	341,608

Total liabilities	794,750	1,895,008

Commitments and contingencies

Equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none outstanding	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized, 49,455,841 issued and outstanding as of September 30, 2012 and December 31, 2011	49,456	49,456
Additional paid-in capital	11,238,372	11,136,895
Accumulated other comprehensive loss	(489,477)	—
Accumulated deficit	(2,059,705)	(2,514,658)

Total stockholders’ equity	8,738,646	8,671,693
Noncontrolling interests	459,519	407,587

Total equity	9,198,165	9,079,280

Total liabilities and equity	$9,992,915	$10,974,288

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

NEXCORE HEALTHCARE CAPITAL CORP AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
REVENUE
Development, facilities consulting and construction management fees	$2,141,640	$618,259	$3,061,238	$1,747,931
Leasing commissions and tenant consulting fees	194,134	129,818	759,099	620,485
Property and asset management fees	591,608	426,976	1,702,584	1,170,669
Investor advisory and other fees	131,724	292,125	505,837	636,102

Total revenue	3,059,106	1,467,178	6,028,758	4,175,187

OPERATING EXPENSES
Direct costs of revenue	324,635	249,560	818,202	596,642
Depreciation and amortization	43,561	39,149	127,325	80,601
Selling, general and administrative	1,627,792	1,688,395	5,030,770	5,182,202

Total operating expenses	1,995,988	1,977,104	5,976,297	5,859,445

Income (loss) from operations	1,063,118	(509,926)	52,461	(1,684,258)

OTHER INCOME (LOSS)
Equity in earnings of unconsolidated affiliate	335,603	—	463,488	—
Interest income	414	151	910	796
Gain (loss) on sale of property and equipment, net	—	(184)	—	966
Loss on disposal of real estate assets	—	—	—	(13,461)

Income (loss) before income taxes	1,399,135	(509,959)	516,859	(1,695,957)
Income tax provision	—	—	—	—

Consolidated net income (loss)	1,399,135	(509,959)	516,859	(1,695,957)
Net (income) loss attributable to noncontrolling interests	(143,318)	48,346	(61,906)	160,084

Net income (loss) attributable to common stockholders	$1,255,817	$(461,613)	$454,953	$(1,535,873)

EARNINGS PER COMMON SHARE
Basic income (loss) per common share	$0.03	$(0.01)	$0.01	$(0.03)

Diluted income (loss) per common share	$0.02	$(0.01)	$0.01	$(0.03)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	49,455,841	49,455,841	49,455,841	49,455,841

Diluted	51,845,237	49,455,841	51,822,884	49,455,841

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

NEXCORE HEALTHCARE CAPITAL CORP AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Income (Loss)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Consolidated net income (loss)	$1,399,135	$(509,959)	$516,859	$(1,695,957)
Other comprehensive loss:
Unrealized loss on cash flow hedging derivative of unconsolidated affiliate	(268,308)	—	(489,477)	—

Comprehensive income (loss)	1,130,827	(509,959)	27,382	(1,695,957)
Comprehensive (income) loss attributable to noncontrolling interests	(116,487)	48,346	(12,958)	160,084

Comprehensive income (loss) attributable to common stockholders	$1,014,340	$(461,613)	$14,424	$(1,535,873)

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

NEXCORE HEALTHCARE CAPITAL CORP AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For the Nine Months Ended September 30,
	2012	2011
OPERATING ACTIVITIES:
Consolidated net income (loss)	$516,859	$(1,695,957)
Adjustments to reconcile consolidated net income (loss) to net cash used in operating activities:
Depreciation and amortization	127,325	80,601
Loss on disposal of real estate assets (1)	—	13,461
Gain on disposal of property and equipment	—	(966)
Equity in earnings of unconsolidated affiliate	(463,488)	—
Equity-based compensation expense	101,477	69,304
Operating distributions from unconsolidated affiliate	486,442	—
Changes in operating assets and liabilities:
Accounts receivable (1)	663,493	(398,714)
Revenue in excess of billings	213,252	187,805
Prepaid expenses and deposits	(4,665)	(3,639)
Pre-development costs	25,624	(439,763)
Accounts payable and accrued liabilities (1)	(1,158,297)	(25,893)
Deferred rent	58,039	89,712

Net cash provided by (used in) operating activities	566,061	(2,124,049)

INVESTING ACTIVITIES:
Capital expenditures	(49,108)	(285,373)
Investment in unconsolidated joint venture	—	(754,524)
Distributions from unconsolidated joint venture	734,657	—
Proceeds from disposal of real estate assets (1)	—	13,483
Proceeds from disposal of property and equipment	—	1,750
Change in restricted cash	—	1,006,342

Net cash provided by (used in) investing activities	685,549	(18,322)

FINANCING ACTIVITIES:
Distributions to noncontrolling interests	(9,974)	—

Net cash used in financing activities	(9,974)	—

Net change in cash and cash equivalents	1,241,636	(2,142,371)
Cash and cash equivalents, beginning of period	1,930,441	3,513,651

Cash and cash equivalents, end of period	$3,172,077	$1,371,280

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$—	$—

Cash paid for interest	$—	$—

(2)

We transferred our interests in nine subsidiaries holding real estate assets on March 25, 2011, as further described in Note 3 below, to CDA Fund, LLC (“CDA”), a subsidiary of BOCO Investments, LLC (“BOCO”). In exchange, CDA assumed our related party senior notes with BOCO and GDBA Investments LLLP (“GDBA”), as well as the credit facility with First-Citizens Bank & Trust Company (“First Citizens Bank”). In addition, CDA assumed certain accrued liabilities of approximately $24,000 and accounts receivable of approximately $112,000 related to the assumed real estate assets. The transfer resulted in a loss of $13,461 for the nine months ended September 30, 2011. The related party debt and the credit facility that were assumed by CDA were no longer obligations of ours as of March 25, 2011. BOCO and GDBA are related parties. See the discussion of our related parties in Note 10.

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

NEXCORE HEALTHCARE CAPITAL CORP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(unaudited)

NOTE 1. ORGANIZATION

NexCore Healthcare Capital Corp provides comprehensive healthcare solutions to hospitals, healthcare systems and physician partners across the United States by providing a full spectrum of strategic and operational consulting, development, acquisition, financing, leasing and asset and property management services within the healthcare industry. We primarily focus on serving and advising our clients with planning and developing outpatient service facilities that target operational efficiencies and lower the cost of delivering healthcare services. We have historically been active in a wide range of healthcare project types, including medical office buildings, medical services buildings, outpatient centers of excellence, freestanding emergency departments, wellness centers, and multi-specialty and single-specialty physician group facilities. In addition, we have been leveraging our extensive network of healthcare industry relationships to focus on post-acute care projects including skilled nursing, assisted living and rehabilitation facilities. Based upon regulatory healthcare initiatives and the continual need to lower the cost of healthcare services, we believe that these will be high growth markets for the foreseeable future. Our majority owned subsidiary, NexCore Group LP, was formed in 2004.

As used herein, “the Company,” “we,” “our” and “us” refer to NexCore Healthcare Capital Corp and its consolidated subsidiaries, except where the context otherwise requires.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Interim Financial Information and Reclassifications

The accompanying unaudited Consolidated Financial Statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) and with the instructions to Form 10-Q and Article 10 of Regulation S-X for interim financial information. Accordingly, these statements do not include all of the information and notes required by GAAP for complete financial statements. In the opinion of management, the accompanying unaudited Consolidated Financial Statements include all adjustments, consisting of normal recurring items, necessary for their fair presentation in conformity with GAAP. Interim results are not necessarily indicative of results for a full year. The information included in this Form 10-Q should be read in conjunction with our audited Consolidated Financial Statements as of December 31, 2011 and related notes thereto as filed on Form 10-K on March 30, 2012. Certain items in our Consolidated Financial Statements for the three and nine months ended September 30, 2011 have been reclassified to conform to the current presentation.

Basis of Presentation

The accompanying Consolidated Financial Statements include the financial position, results of operations and cash flows of NexCore Healthcare Capital Corp and our consolidated subsidiaries. The third-party equity interest in one consolidated subsidiary is reflected as a noncontrolling interest in the Consolidated Financial Statements. We also have a noncontrolling partnership interest in one unconsolidated joint venture, which is accounted for under the equity method. All significant intercompany amounts have been eliminated.

Principles of Consolidation

We consolidate entities deemed to be voting interest entities if we own a majority of the voting interest. The equity method of accounting is used for investments in non-controlled affiliates in which we are able to exercise significant influence but not control. We also consolidate any variable interest entities (“VIEs”) in which we are determined to be the primary beneficiary. As of September 30, 2012 and December 31, 2011, and for the three and nine months ended September 30, 2012 and 2011, no VIEs were consolidated. We provide for noncontrolling interests in consolidated subsidiaries for which our ownership is less than 100%.

A VIE is an entity in which either (a) the equity investment at risk is not sufficient to permit the entity to finance its own activities without additional financial support or (b) the group of holders of the equity investment at risk lack certain characteristics of a controlling financial interest. The primary beneficiary is the entity that has the ability to control those activities that most significantly impact the entity’s economic performance and has the obligation to absorb a majority of the expected losses or the right to receive the majority of the residual returns. We continually evaluate whether entities in which we have an interest are VIEs and whether we are the primary beneficiary of any VIEs identified in our analysis.

Use of Estimates

The preparation of the Consolidated Financial Statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurements

Fair value is defined as the exit price or price at which an asset (in its highest and best use) would be sold or a liability assumed by an informed market participant in a transaction that is not distressed and is executed in the most advantageous market. Our fair value measurements are based on the assumptions that market participants would use to price the asset or liability. As a basis for considering market participant assumptions in fair value measurements, current guidance establishes that a fair value hierarchy exists that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions based on the best information available under the circumstances (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability that are typically based on management’s own assumptions, as there is little, if any, related observable market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Our financial instruments include accounts receivable, accounts payable and accrued liabilities. The carrying values of these financial instruments as of September 30, 2012 and December 31, 2011, respectively, are considered to be representative of their fair value due to the short maturity of these instruments.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. We continually monitor our positions with, and the credit quality of, the financial institutions with which we invest.

Accounts Receivable

Accounts receivable consists of amounts due from customers. We consider accounts more than 30 days old to be past due. We estimate our allowance for doubtful accounts based on specific customer balance collection issues identified. For the three and nine months ended September 30, 2012, no bad debt expense was recorded. For the three months ended September 30, 2011, we recovered bad debt expense of $1,629 which had been recorded earlier in 2011, and no bad debt expense was recorded for the nine months ended September 30, 2011. There was no allowance for doubtful accounts as of September 30, 2012 and December 31, 2011.

Pre-Development Costs

In accordance with GAAP, as set forth in the Accounting Standards Codification (“ASC”), we have capitalized certain third-party costs related to prospective development projects that we consider likely to proceed. If we subsequently determine that the project is no longer likely to proceed or such costs are not recoverable, any related capitalized costs are expensed and recorded as “Direct costs of revenue” on the Consolidated Statement of Operations. Upon commencement of the project, any related capitalized costs are submitted for reimbursement from the owner of the project. These costs include, but are not limited to, legal fees, marketing costs, travel expenses, architectural and engineering fees, due diligence expenses and other direct costs. We do not capitalize any internal costs as pre-development costs.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation or amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, ranging from three to seven years. Leasehold improvements are amortized over the shorter of the expected life or term of the lease. Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing property and equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the Consolidated Statement of Operations.

Real Estate Held for Sale

All real estate held for sale as of December 31, 2010 was disposed of on March 25, 2011. See Note 3 for additional information.

Investment in Unconsolidated Affiliate

We account for our investment in unconsolidated affiliate under the equity method because we exercise significant influence over, but do not control, this entity. Under the equity method, this investment was initially recorded at cost and is subsequently adjusted to reflect our proportionate share of net earnings or losses of the unconsolidated affiliate, distributions received, contributions made and certain other adjustments, as appropriate. Such investment is included in “Investment in unconsolidated affiliate” in our Consolidated Balance Sheet. Distributions from these investments that are related to earnings from operations are included as operating activities and distributions that are related to capital transactions are included as investing activities in our Consolidated Statement of Cash Flows.

During the analysis of the investment, it was determined that the unconsolidated affiliate was a VIE. We determined the affiliate was a VIE based on several factors, including whether the affiliate’s total equity investment at risk upon inception was sufficient to finance the affiliate’s activities without additional subordinated financial support. We made judgments regarding the sufficiency of the equity at risk based first on a qualitative analysis, then a quantitative analysis. In a quantitative analysis, we incorporated various estimates, including estimated future cash flows, asset hold periods and discount rates, as well as estimates of the probabilities of various scenarios occurring. The determination of the appropriate accounting with respect to this VIE was based on the determination of the primary beneficiary. We determined we were not the primary beneficiary of the VIE as we do not have the ability to control those activities that most significantly impact the affiliate’s economic performance. As reconsideration events occur, we will reconsider our determination of whether an entity is a VIE and who the primary beneficiary is to determine if there is a change in the original determinations and will report such changes on a quarterly basis.

Revenue Recognition

Certain revenue arrangements require management judgments and estimates. Development fees are recognized over the life of a development project on the percentage-of-completion method where the circumstances are such that total profit can be estimated with reasonable accuracy and ultimate realization is reasonably assured. The percentage-of-completion method uses actual hours spent internally on the project compared to the total forecasted internal hours to be spent on the project as the best measure of progress. If estimates of total hours require adjustment, the impact on revenue is recognized prospectively in the period of adjustment. As of September 30,

2012 and December 31, 2011, we recorded an asset of $35,622 and $248,874, respectively, for revenue recognized in excess of billings which represents the difference between actual billed revenue and the revenue recognized using the percentage-of-completion method.

We source tenants and negotiate leases for buildings we manage and in return are paid leasing commissions and tenant consulting fees. This revenue is recognized based on each negotiated contract with the building owner or development contract and is recognized accordingly per the contracts as services are performed and certain development benchmarks are achieved, unless future contingencies exist.

Property and asset management fees are recognized monthly as services are performed, unless future obligations exist. Investor advisory and other fees are typically recognized at the culmination of a transaction such as a purchase or sale of a building.

Certain contractual arrangements for services provide for the delivery of multiple services. We evaluate revenue recognition for each service to be rendered under these arrangements using criteria according to GAAP regarding multiple-element arrangements. For services that meet the separability criteria, revenue is recognized separately. For services that do not meet these criteria, revenue is recognized on a combined basis.

In addition, in regard to development service contracts, the owner of the property will typically reimburse us for certain expenses that are incurred on behalf of the owner. We base the treatment of reimbursable expenses for financial reporting purposes upon the fee structure of the underlying contract. Contracts are accounted for on a net basis when the fee structure is comprised of at least two distinct elements, namely (i) a fixed management fee and (ii) a separate component that allows for expenses to be billed directly to the client. When accounting on a net basis, we include the fixed management fee in reported revenue and net the reimbursement against expenses. We base this accounting on the following factors, which defines us as an agent rather than a principal:

•	The property owner, with ultimate approval rights relating to the expenditures and bearing all of the economic costs of such expenditures, is determined to be the primary obligor in the arrangement;

•

Because the property owner is contractually obligated to fund all operating costs of the property from existing cash flow or direct funding from its building operating account, we bear little or no credit risk; and

•	We generally earn no margin on the reimbursement aspect of the arrangement, obtaining reimbursement only for actual costs incurred.

All of our service contracts are accounted for on a net basis.

Guaranties

A guarantor is required to recognize, at the inception of a guaranty, a liability for the fair value of the obligation undertaken in issuing the guaranty. Management continually evaluates guaranties made to determine if the guaranties meet the criteria required to record a liability. As of September 30, 2012 and December 31, 2011, respectively, our guaranties, referred to in Note 7, met the criteria to be recorded as liabilities; however, the amount was de minimus and no value has been recorded.

Earnings Per Share

Basic income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted income per share is determined by dividing the net income by the sum of (1) the weighted average number of common shares outstanding and (2) if not anti-dilutive, the effect of outstanding stock awards determined utilizing the treasury stock method.

The dilutive effect of the outstanding stock awards for the three months ended September 30, 2012 was 2,389,396. Stock awards to purchase 1,315,683 shares of our common stock (“Common Stock”) were excluded from the calculation of diluted income per share for the three months ended September 30, 2012 because their inclusion would have been anti-dilutive. The dilutive effect of the outstanding stock awards for the nine months ended September 30, 2012 was 2,367,042. Stock awards to purchase 1,247,380 shares of our Common Stock were excluded from the calculation of diluted income per share for the nine months ended September 30, 2012 because their inclusion would have been anti-dilutive.

There was no dilutive effect for the outstanding stock awards for the three and nine months ended September 30, 2011, respectively, as we reported a net loss for both periods.

Noncontrolling Interests

Noncontrolling interests are the portion of equity, or net assets, in a subsidiary that are not attributable to the controlling interest. As of September 30, 2012 and December 31, 2011, respectively, we owned 90% of the consolidated partnership, NexCore Group LP. NexCore Partners Inc owns the remaining 10%, which is classified as permanent equity in accordance with GAAP and is reflected as “Noncontrolling interests” in our Consolidated Balance Sheets. NexCore Partners Inc is wholly owned by Gregory C. Venn, Peter K. Kloepfer and Robert D. Gross, our Chief Executive Officer, Chief Investment Officer and Chief Operating Officer, respectively.

Income Taxes

Deferred income taxes are provided for under the asset and liability method. Under this method, deferred tax assets, including those related to tax loss carry forwards and credits, and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce deferred tax assets when it is more likely than not that the net deferred tax asset will not be realized.

We follow Financial Accounting Standards Board (“FASB”) issued guidance for accounting for uncertainty in income taxes, which clarifies the accounting and disclosure for uncertainty in tax positions and seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. We have analyzed our various federal and state filing positions and consider our positions more likely than not to be sustained upon examination by the applicable taxing authorities based on the technical merits of the position.

Recently Adopted Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU No. 2011-04”), which amends current guidance to result in common fair value measurement and disclosures between accounting principles generally accepted in the United States and International Financial Reporting Standards. The amendments explain how to measure fair value. They do not require additional fair value measurements and are not intended to establish valuation standards or affect valuation practices outside of financial reporting. ASU No. 2011-04 clarifies the application of certain existing fair value measurement guidance and expands the disclosures for fair value measurements that are estimated using significant unobservable inputs. The amendments in ASU No. 2011-04 are effective for interim and annual periods beginning after December 15, 2011. The adoption of the provisions of ASU No. 2011-04 did not have a material impact on our Consolidated Financial Statements.

In June 2011, the FASB issued Accounting Standards Update No. 2011-05, “Presentation of Comprehensive Income” (“ASU No. 2011-05”), which improves the comparability, consistency, and transparency of financial reporting and increases the prominence of items reported in other comprehensive income (“OCI”) by eliminating the option to present components of OCI as part of the statement of changes in stockholders’ equity. The amendments in this standard require that all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Subsequently in December 2011, the FASB issued Accounting Standards Update No. 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income” (“ASU No. 2011-12”), which indefinitely defers the requirement in ASU No. 2011-05 to present on the face of the financial statements reclassification adjustments for items that are reclassified from OCI to net income in the statement(s) where the components of net income and the components of OCI are presented. The amendments in these standards do not change the items that must be reported in OCI, when an item of OCI must be reclassified to net income, or change the option for an entity to present components of OCI gross or net of the effect of income taxes. The amendments in ASU No. 2011-05 and ASU No. 2011-12 are effective for interim and annual periods beginning after December 15, 2011 and are to be applied retrospectively. The adoption of the provisions of ASU No. 2011-05 and ASU No. 2011-12 did not have a material impact on our Consolidated Financial Statements.

NOTE 3. DISPOSITION OF REAL ESTATE ASSETS

As of December 31, 2010, we had nine non-medical properties classified as real estate held for sale totaling $7,191,821. Pursuant to the reverse merger on September 29, 2010 (the “Acquisition”) with CapTerra Financial Group, Inc. (“CapTerra”), it was determined that all non-medical real estate assets, which were all related to the legacy CapTerra business, would be disposed of by us as the surviving entity in order to continue to focus on healthcare real estate.

On March 25, 2011, we transferred our interests in the nine subsidiaries holding these real estate assets to CDA, a subsidiary of BOCO, in exchange for assuming our related party senior notes with BOCO and GDBA and the credit facility with First Citizens Bank. The transaction resulted in a loss of $13,461. All debt assumed by CDA was no longer an obligation of ours as of March 25, 2011. CDA also assumed all future contingencies related to this transaction.

NOTE 4. INVESTMENT IN UNCONSOLIDATED AFFILIATE

During September 2010, we entered into a joint venture agreement with an institutional equity partner to develop various healthcare related real estate projects. We own a 15% interest in the limited liability company through which the joint venture is being conducted (“Venture I”), which was determined to be a VIE. We are the managing member in Venture I, but our rights as managing member are subject to the rights of the institutional partner. We determined that we were not the primary beneficiary as we do not have the ability to control those activities that most significantly impact the affiliate’s economic performance, and therefore, we account for this investment under the equity method.

As of September 30, 2012, Venture I had one project under development and two completed development projects. Our investment balances of $3,267,491 and $4,514,579 as of September 30, 2012 and December 31, 2011, respectively, represents cash we contributed to Venture I to fund our portion of these development projects, adjusted by our share of results of operations and cash distributions. One completed development project began operations during the fourth quarter of 2011 and the second completed development project began operations during the third quarter of 2012. Our portion of the earnings and losses from Venture I are reflected in “Equity in earnings of unconsolidated affiliate” in our Consolidated Statements of Operations. Additionally during the nine months ended September 30, 2012, a subsidiary of Venture I refinanced its construction loan with longer-term debt and contemporaneously entered into an interest rate swap that qualifies for hedge accounting as a cash flow hedge. Our portion of earnings or losses and comprehensive income or loss recognized represents our share of operating returns after preferred return requirements are fulfilled.

The following table provides unaudited selected financial information for our unconsolidated affiliate as of September 30, 2012 and December 31, 2011, and for the three and nine months ended September 30, 2012 and 2011, respectively.

	As of September 30, 2012	As of December 31, 2011
Balance Sheets
Real estate, net of accumulated depreciation	$45,516,612	$28,895,100
Construction in progress	11,107,711	7,433,859
Total assets	58,639,036	37,631,562
Debt	38,807,584	11,961,097
Total liabilities	40,601,609	13,371,217
Partner’s capital	17,099,978	24,107,320
Accumulated other comprehensive loss	489,477	—
Retained earnings	1,426,926	153,025

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Statements of Operations
Rental revenues	$1,621,478	$—	$4,258,036	$—
Operating expenses	300,314	—	962,132	—
Depreciation expense	456,682	—	1,192,019	—
Interest expense	303,125	—	689,843	—
Net income	517,113	—	1,273,901	—
Fair value adjustment of cash flow hedge	(268,308)	—	(489,477)	—
Comprehensive income	248,805	—	784,424	—

In connection with these projects, we entered into agreements with two lenders for the projects to guarantee completion of the buildings. Additionally, a related-party company signed limited payment guaranty agreements with the lenders as detailed in Notes 7 and 10.

NOTE 5. ACCRUED LIABILITIES

	As of September 30, 2012	As of December 31, 2011
Accrued vacation	$41,114	$18,913
Accrued sick time	73,495	98,919
Accrued incentive bonus and other	163,379	1,258,921

Accrued liabilities	$277,988	$1,376,753

Compensated employee absences are recorded in accordance with ASC Topic 710. Per our employment policy, unused and vested vacation hours are paid out to employees upon termination, either voluntary or involuntary. Unused and vested sick hours are carried over to subsequent years, however are not paid out upon termination.

NOTE 6. DEBT

BOCO Line of Credit

NexCore Group LP, our consolidated subsidiary, had a revolving line of credit with BOCO which matured in July 2012. There was no outstanding balance on this line of credit as of December 31, 2011.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Guaranties

We executed project completion guaranties with U.S. Bancorp (“US Bank”) and Wells Fargo Bank, N.A. (“Wells Fargo”) on behalf of subsidiaries owned by our unconsolidated affiliate, Venture I, in connection with construction loans for three development projects. The guaranty agreements unconditionally guarantee the banks that the projects will be completed, all costs will be paid, and that each property will be free and clear of all liens prior to the release of its specific guaranty. The first project was completed and refinanced and its completion guaranty was released as of June 30, 2012. The second project was completed and operations commenced during the three months ended September 30, 2012 and the third project under development was proceeding on schedule. We believe any liabilities associated with these guaranties will be de minimus and therefore we have not recorded a corresponding liability on our Consolidated Financial Statements.

Leases

We lease our primary office space and also lease additional office space in two locations. Our primary office space lease started January 1, 2011 and expires December 31, 2017, and the two additional office space leases have terms of six months or less. In addition, we pay certain facility operating costs as a portion of rent expense. During the first quarter of 2011, we commenced improvements to the Denver office and completed these improvements during the second quarter of 2011. The landlord provided a $245,000 allowance for tenant improvements and a rent abatement that is recognized on a straight-line basis over the life of the lease.

For the three and nine months ended September 30, 2012, the amount recorded as rent expense in “Selling, general and administrative” on the Consolidated Statements of Operations was $61,181 and $181,682, respectively. For the three and nine months ended September 30, 2011, the amount recorded as rent expense in “Selling, general and administrative” on the Consolidated Statements of Operations was $68,355 and $201,231, respectively. The difference between the amount paid and the amount expensed is recorded as a deferred amount in “Deferred rent and other liabilities” in the Consolidated Balance Sheets. As of September 30, 2012 and December 31, 2011, those amounts were $381,869 and $325,508, respectively.

Future minimum lease payments under these operating leases are as follows:

Amount
Year:
Remainder of 2012	$70,825
2013	256,950
2014	271,553
2015	277,587
2016	289,656
Remaining	301,725

Total minimum lease payments	$1,468,296

Contingent Consideration

Pursuant to the Acquisition, we are required to have a specified amount of net operating loss carryforwards (“NOLs”) that are not subject to limitation or restriction under Section 382(a) of the Internal Revenue Code for state and Federal income tax purposes which will be available for use during the period from the date of the Acquisition through January 1, 2014. If the NOLs become subject to limitation under Section 382(a) we will be required to issue up to an additional 8,000,000 shares of Common Stock (the “NOL Shares”) to the seller. If required, the NOL Shares will be issued to each former NexCore Group LP partner in proportion to the amount of shares such partner received pursuant to the Acquisition. The determination of our NOLs will be based on our Federal income tax return for the year ending December 31, 2013. As of September 30, 2012, we do not consider the issuance of the NOL Shares to be probable. As such, we did not record any contingent consideration for possible issuance of these shares as of September 30, 2012 or December 31, 2011.

NOTE 8. STOCKHOLDERS’ EQUITY

Common Stock

As of September 30, 2012, we had 200,000,000 shares of Common Stock authorized, of which 49,455,841 shares were outstanding as of September 30, 2012 and December 31, 2011, respectively. As of September 30, 2012, 48,628,781 shares of Common Stock were subject to various trading restrictions implemented in connection with the Acquisition. These trading restrictions prohibited any sales or other dispositions of shares on or before September 29, 2012. Thereafter these trading restrictions permit sales of shares in limited amounts, provided that no such sale may be made at a price less than $2.00 per share (subject to equitable adjustment for any stock dividend, stock split, combination or other applicable recapitalization event) unless otherwise unanimously agreed to by our stockholders who are subject to the trading restrictions. All of these trading restrictions expire on September 29, 2014.

Additionally, our board of directors has the authority to authorize the issuance of up to 5,000,000 shares of preferred stock of any class or series. The rights and terms of such preferred stock will be determined by our board of directors. No shares of preferred stock were outstanding as of September 30, 2012 and December 31, 2011, respectively.

No shares of Common Stock were issued during the three and nine months ended September 30, 2012.

NOTE 9. EQUITY-BASED COMPENSATION

Stock Options

We may grant options to purchase our Common Stock to certain employees and directors pursuant to our Amended and Restated 2008 Equity Compensation Plan (the “Plan”). There were no options granted during the three months ended September 30, 2012. During the nine months ended September, 2012, we canceled 750,000 options and granted 1,278,000 options at an exercise price of $0.16 per share vesting over approximately three years, with a fair value of $0.01 per share. As part of the 1,278,000 options granted, the 750,000 options that were canceled were reissued. This was accounted for as a modification of terms and a modification penalty of approximately $3,200 was added to the total equity-based compensation expense to be amortized. All options issued under the Plan were valued using the Black-Scholes option pricing model. The table below sets forth the assumptions used in valuing such options.

Issuances During the Nine Months Ended September 30, 2012
Expected term of options	5.5 years
Expected volatility	54.74%
Risk-free interest rate range	1.24%-1.37%

Equity-based compensation expense related to options granted under the Plan is amortized on a straight-line basis over the service period during which the right to exercise such options fully vests. For the three and nine months ended September 30, 2012, our equity-based compensation expense related to options was $33,849 and $101,477, respectively, which was included in “Selling, general and administrative” in our Consolidated Statements of Operations. For the three and nine months ended September 30, 2011, our equity-based compensation expense related to options was $26,032 and $69,304, respectively, which was included in “Selling, general and administrative” in our Consolidated Statements of Operations. As of September 30, 2012, $228,883 of such expense remained unrecognized which reflects the unamortized portion of the value of such options issued pursuant to the Plan. No options were exercised during the three and nine months ended September 30, 2012 or 2011.

NOTE 10. RELATED PARTIES

Revenue, Direct Costs of Revenue and Accounts Receivable

Our main sources of income are fees and commissions related to client consulting and advisory services, property development, management and leasing. Revenue, direct costs of revenue and receivables associated with transactions with properties where certain of our officers have, or we have, an ownership interest in, or can significantly influence decision-making on behalf of the property, are considered related-party transactions. The amounts and balances related to these transactions for the periods presented are as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Related party:
Revenue	$2,000,916	$758,396	$3,824,844	$2,390,883
Direct costs of revenue	94,579	139,732	294,921	377,967

	September 30, 2012	December 31, 2011
Related party:
Accounts receivable	$2,142,346	$3,355,171

BOCO Investments, LLC

BOCO, a private investment company, provided financing to our predecessor company, CapTerra, and continues to provide various financial services to us. Brian L. Klemsz, who serves on our board of directors, is the Chief Investment Officer of BOCO.

NexCore Group LP, our consolidated subsidiary, had a revolving line of credit with BOCO which matured in July 2012. There was no outstanding balance on this line of credit as of December 31, 2011.

Transfer of Assets

As discussed in Note 3, on March 25, 2011, we transferred our interests in nine subsidiaries holding non-medical real estate assets to CDA, a subsidiary of BOCO, in exchange for CDA assuming our related party debt with BOCO and GDBA, and the credit facility with First Citizens Bank. The related party debt that was assumed by CDA was no longer an obligation of ours as of March 25, 2011.

Guaranties

We executed project completion guaranties with US Bank and Wells Fargo in connection with construction loans for three development projects that subsidiaries of Venture I commenced in September 2010, June 2011 and November 2011. The guaranty agreements unconditionally guarantee US Bank and Wells Fargo that the projects will be completed, all costs will be paid, and that each property will be free and clear of all liens prior to the release of its specific guaranty. As of June 30, 2012, the guaranty was released on the first completed project and we believe any amounts associated with the remaining guaranties will be de minimus and therefore we have not recorded a corresponding liability as of September 30, 2012. Additionally, an entity owned by related parties executed limited payment guaranties with US Bank and Wells Fargo related to those construction loans and the completion guaranties for which it will receive fees upon completion of the projects. Gregory C. Venn, Peter K. Kloepfer and Robert D. Gross (our Chief Executive Officer, Chief Investment Officer and Chief Operating Officer, respectively) have agreed, subject to certain limitations, to indemnify the related party entity if it is required to make payment under these limited payment guaranties.

NexCore Partners Inc

As of September 30, 2012 and December 31, 2011, respectively, we owned 90% of the consolidated partnership, NexCore Group LP. NexCore Partners Inc owns the remaining 10%, which is classified as permanent equity in accordance with GAAP and is reflected as “Noncontrolling interests” in our Consolidated Balance Sheets. NexCore Partners Inc is wholly owned by Gregory C. Venn, Peter K. Kloepfer and Robert D. Gross, our Chief Executive Officer, Chief Investment Officer and Chief Operating Officer, respectively.

NOTE 11. CONCENTRATIONS

Our leasing and property management revenue for the three and nine months ended September 30, 2012 and September 30, 2011, respectively, was primarily generated through transactions with two institutional partners who own, directly or through affiliates, a majority of the controlling interests of all but three of our managed healthcare properties. As of September 30, 2012, we managed 22 healthcare properties. Additionally, the development projects with Venture I accounted for $2,883,446, or 48% of our total revenue for the nine months ended September 30, 2012, and $1,745,136, or 42%, of our total revenue for the nine months ended September 30, 2011. As of September 30, 2012, the balance of accounts receivable from projects associated with Venture I was $1,701,053, or 59%, of our total accounts receivable balance. As of December 31, 2011, the balance of accounts receivable from projects associated with Venture I was $3,258,336, or 92%, of our total accounts receivable balance.

NOTE 12. SUBSEQUENT EVENTS

GAAP requires an entity to disclose events that occur after the balance sheet date but before financial statements are issued or are available to be issued (“subsequent events”) as well as the date through which an entity has evaluated subsequent events. There are two types of subsequent events. The first type consists of events or transactions that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements (“recognized subsequent events”). The second type consists of events that provide evidence about conditions that did not exist at the date of the balance sheet but arose subsequent to that date (“nonrecognized subsequent events”).

There were no subsequent events required to be disclosed for this Form 10-Q.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Certain provisions of our LLC agreement are intended to be consistent with Section 145 of the Delaware General Corporation Law, which provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceedings to which he is, or is threatened to be made, a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceedings, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our LLC agreement includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the company or its members;

•	for acts or omissions not in good faith or a knowing violation of law;

•	Regarding unlawful dividends and stock purchases analogous to Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper benefit.

Our LLC agreement provides that:

•	we must indemnify our directors and officers to the equivalent extent permitted by Delaware General Corporation Law;

•	we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by the Company’s board of directors; and

•

we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the extent permitted by Delaware law and may advance expenses as incurred to our other employees and agents, unless otherwise determined by the Company’s board of directors.

The indemnification provisions contained in our LLC agreement are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of members or disinterested directors or otherwise.

In addition, we will maintain insurance on behalf of our directors and executive officers and certain other persons insuring them against any liability asserted against them in their respective capacities or arising out of such status.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21.	Exhibits and Financial Statements

2.1	Amended and Restated Operating Agreement of NexCore Companies LLC (included as Annex A to the Information Statement/Prospectus forming a part of this Registration Statement).

5.1	Opinion of Kutak Rock LLP as to the legality of the securities to be issued.*

8.1	Opinion of Kutak Rock LLP as to tax matters.*

23.1	Consent of EKS&H LLLP.

23.2	Consent of Kutak Rock LLP (included in Exhibits 5.1 and 8.1)*

24.1	Powers of Attorney (included on signature page hereto)

* To be filed by amendment.

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(A)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement will be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(C) To respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(D) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(E) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(F) That every prospectus: (i) that is filed pursuant to paragraph (E) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 21st day of March, 2013.

NEXCORE COMPANIES LLC

By:	/s/ Gregory C. Venn
(Gregory C. Venn, President and Chief Executive Officer)

POWER OF ATTORNEY

The undersigned directors and officers of NexCore Companies LLC hereby constitute and appoint Gregory C. Venn and Peter K. Kloepfer and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-4 and any and all amendments thereto, including post-effective amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and thereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 21st day of March, 2013.

Signature	Title

/s/ Gregory C. Venn (Gregory C. Venn)	President, Chief Executive Officer and Director

/s/ Robert E. Lawless (Robert E. Lawless)	Chief Financial Officer (Principal Financial Officer)

/s/ Peter K. Kloepfer (Peter K. Kloepfer)	Director

/s/ Brian L. Klemsz (Brian L. Klemsz)	Director

/s/ Richard A. Bloom (Richard A. Bloom)	Director

/s/ Loren E. Snyder (Loren E. Snyder)	Director

Exhibit Index

2.1	Amended and Restated Operating Agreement of NexCore Companies LLC (included as Annex A to the Information Statement/Prospectus forming a part of this Registration Statement).

5.1	Opinion of Kutak Rock LLP as to the legality of the securities to be issued.*

8.1	Opinion of Kutak Rock LLP as to tax matters.*

23.1	Consent of EKS&H LLLP.

23.2	Consent of Kutak Rock LLP (included in Exhibits 5.1 and 8.1)*

24.1	Powers of Attorney (included on signature page hereto)

* To be filed by amendment.